Exhibit 2.1

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT MARKED WITH [***] HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 24B-2 OF THE SECURITIES EXCHANGE ACT, AS AMENDED.

CONFIDENTIAL

LICENSE AND ASSET PURCHASE AGREEMENT

DATED AS OF JANUARY 23, 2012

BETWEEN

SPECTRUM PHARMACEUTICALS CAYMAN, L.P.

AND

BAYER PHARMA AG

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(continued)

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(continued)

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EXHIBITS & SCHEDULES

Schedule 1A – Bayer’s Knowledge

Schedule 1B – Business Domain Names

Schedule 1C – Business-Specific Licensed Patents

Schedule 1D – Business-Specific Licensed Trademarks

Schedule 1F – Shared Licensed Patents

Schedule 1G – Shared Licensed Trade Dress

Schedule 1H – Shared Licensed Trademarks

Schedule 3.2(b) – Excluded Assets

Schedule 3.2(g) – Excluded Rights, Claims, Etc.

Schedule 3.3(d) – Assumed Volume Credits and Obligations

Schedule 3.3(f) – Liability Imposed by Governmental Authorities

Schedule 3.6 – Consents

Schedule 4.1 – Purchase Price

Schedule 4.3.1 – Royalty Payments

Schedule 4.3.4 – Exchange Rate

Schedule 7.3 – Authorization of Governmental Authorities (Bayer)

Schedule 7.4 – Noncontravention (Bayer)

Schedule 7.5 – Financial Information

Schedule 7.7.1 – Absence of Certain Developments

Schedule 7.8 – Assets

Schedule 7.11.1 – Business Domain Names

Schedule 7.11.2 – Licensed IP

Schedule 7.11.5 – Validity and Enforcement

Schedule 7.11.7 – Orders

Schedule 7.11.9 – Infringement and Misappropriation

Schedule 7.11.10 – Royalties

Schedule 7.11.11 – Employees and Consultants

Schedule 7.11.12 – Litigation

Schedule 7.13.1 – Compliance

Schedule 7.13.2 – Permits

Schedule 7.13.3 – Regulatory and Related Matters

Schedule 7.14 – Clinical Investigations

Schedule 7.15 – Regulatory Filings

Schedule 7.16—Recalls

Schedule 7.17 – Tax Matters

Schedule 7.18(a) – Transferred Contracts

Schedule 7.18(b) – Joint Contracts

Schedule 7.21 – Litigation; Governmental Orders

Schedule 8.3 – Authorization of Governmental Authorities (Purchaser)

Schedule 8.4 – Noncontravention (Purchaser)

Schedule 9.12 – Joint Contracts

Schedule 11.6 – Consents

Schedule 14.3A – Time for Claims (Bayer)

Schedule 14.3B – Time for Claims (Purchaser)

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Exhibit A – Transition Services Agreement

Exhibit B – Inventory Agreement

Exhibit C – Guaranty

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LICENSE AND ASSET PURCHASE AGREEMENT

This License and Asset Purchase Agreement, dated as of January 23, 2012 (the “Execution Date”) (as amended or otherwise modified, the “Agreement”), is between Spectrum Pharmaceuticals Cayman, L.P., an Exempted Limited Partnership organized under the laws of the Cayman Islands (“Purchaser”) and Bayer Pharma AG, a German aktiengesellschaft (“Bayer”).

RECITALS

WHEREAS, Bayer wishes to license certain assets of the Bayer Business (as defined herein) and to sell certain other assets of the Bayer Business, and Purchaser wishes to license certain assets of the Bayer Business and to acquire certain assets from Bayer, as specified herein, which relate to the Bayer Business, all on the terms and conditions set forth in this Agreement; and

WHEREAS, the parties also intend to execute and deliver other agreements contemporaneously with the Closing which will further the intent of the parties that Bayer shall license certain assets and sell certain assets and Purchaser shall license certain assets and acquire certain assets.

AGREEMENT

NOW THEREFORE, in consideration of the premises and mutual promises herein made, and in consideration of the representations, warranties and covenants herein contained, Purchaser and Bayer hereby agree as follows:

1. DEFINITIONS.

As used herein, the following terms will have the following meanings:

“AAA Rules” is defined in Section 16.11.1.

“Acquired Assets” is defined in Section 3.1.

“Action” means any claim, action, cause of action, chose in action or suit (whether in contract or tort or otherwise), litigation (whether at law or in equity, whether civil or criminal), controversy, assessment, arbitration, examination, audit, investigation, hearing, charge, complaint, demand, notice or proceeding to, from, by or before any Governmental Authority or arbitrator(s).

“Adjusted Expiration Date” is defined in Section 9.10.4(a).

“Affiliate” means, with respect to any Person, any other Person that, directly or indirectly, through one or more intermediaries controls, is controlled by, or is under common control with, such Person. For purposes of this definition, “control” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities or general partnership or managing member interests, by contract or otherwise. Without limiting the generality of the foregoing, a Person shall be deemed to control any other Person in which it owns, directly or indirectly, a majority of the ownership interests.

“Agreement” is defined in the Preamble.

“Allocation Schedule” is defined in Section 4.5(a).

“Ancillary Agreements” means the Transition Services Agreement, Inventory Agreement, Guaranty, Regulatory Support Agreement and Pharmacovigilance Agreement.

“Antitrust Laws” means the EC Merger Regulation, and any competition, merger control and antitrust Legal Requirement of the European Union, any applicable European Union member states and EFTA states, and any other applicable supranational, national, federal, state, provincial or local Legal Requirement designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolizing or restraining trade or lessening competition of any other country or jurisdiction, to the extent applicable to the transactions contemplated in this Agreement.

“Apportioned Taxes” is defined in Section 15.3.1.

“Assumed Liabilities” is defined in Section 3.3.

“Audited Financial Statements” is defined in Section 9.16.

“Audit Opinion” is defined in Section 9.16.

“Average Age” is defined in Section 9.10.4(a).

“Bayer” is defined in the Preamble.

“Bayer Business” means the Business to the extent conducted by Bayer and its Affiliates in the Territory prior to or as of the Closing Date, either directly or indirectly through an extension of rights that Bayer or its Affiliates’ Control to contractors (including manufacturers, distributors) or licensees.

“Bayer Indemnified Person” is defined in Section 14.2.1.

“Bayer Rebate Liability” is defined in Section 9.10.1.

“Bayer’s Knowledge” means the actual knowledge of any of the individuals holding the positions set forth on Schedule 1A.

“Biogen Agreement” means that certain Amended and Restated License Agreement between Biogen Idec (f/k/a IDEC Pharmaceuticals Corporation) and Bayer (f/k/a Schering Aktiengesellschaft) dated as of January 16, 2012.

“Biogen Consent” is defined in Section 2.5.1.

“Biogen Idec” means Biogen Idec Inc.

“Biogen IP” means intellectual property controlled by Biogen Idec and licensed by Biogen Idec to Bayer pursuant to the Biogen Agreement as set forth on schedules to the Biogen Agreement.

“Biogen Supply Agreement” is defined in Section 2.5.2.

“Books and Records” means all customer, distributor, supplier and mailing lists, drawings, notebooks, specifications and creative materials, whether written or electronically stored or however otherwise recorded, maintained or stored, including research and development reports and records, pre-clinical studies, manufacturing documents (including drug master files, batch records, Master Batch Records, deviations, OOS investigations, CAPA, material specifications, and product-specific standard operating procedures), clinical protocols, clinical studies, pre-clinical and clinical data, results and analyses used in or resulting from any pre-clinical study or clinical trial of any Licensed Product, all regulatory files (together with all correspondence associated with such regulatory files), copies of the approved label components to the extent available, all labeling decision documents, and each Licensed Product’s safety database, marketing materials, customer master files, sales records for each product by account, written and electronic training manuals and modules, speaker slide kits, sales/demand forecasts, and all files and written correspondence exclusively related to the Bayer Business and/or Licensed Product, other than Excluded Books and Records.

“Business” means the commercialization of the Licensed Products in the Territory.

“Business Day” means any weekday other than a weekday on which banks in New York, New York or Frankfurt, Germany are authorized or required to be closed.

“Business Domain Names” means the internet domain names exclusively relating to the Bayer Business, including those listed as of the Closing Date on Schedule 1B.

“Business-Specific Licensed Copyrights” means all works of authorship (including advertising, marketing and promotional materials, artwork, labeling, and other works of authorship), and all copyrights, moral rights and other rights and interests thereto throughout the Territory, whether or not registered, that are owned by Bayer or any of its Affiliates, that are exclusively related to the Licensed Products and that are used exclusively in, had been used exclusively in and are currently exclusive to, or were developed exclusively for and are currently exclusive to, the Bayer Business.

“Business-Specific Licensed IP” means the Business-Specific Licensed Copyrights, Business-Specific Licensed Know-How, Business-Specific Licensed Patents and Business-Specific Licensed Trademarks.

“Business-Specific Licensed Know-How” means Know-How owned by Bayer or any of its Affiliates that (1) is exclusively related to the inventions claimed in the Business-Specific Licensed Patents or (2) is exclusively related to the Licensed Products and is used exclusively in, had been used exclusively in and is currently exclusive to, or was developed exclusively for and is currently exclusive to, the Bayer Business, or (3) is exclusively related to the Licensed Products and was developed exclusively for and is currently exclusive to the Licensed Products.

“Business-Specific Licensed Patents” means any Patent Rights owned by Bayer or its Affiliates that are exclusively related to the Licensed Products and claim inventions that are used exclusively in, had been used exclusively in and are currently exclusive to, or were developed exclusively for and are currently exclusive to, the Bayer Business. The Business-Specific Licensed Patents include those Patent Rights set forth on Schedule 1C.

“Business-Specific Licensed Trademarks” means the trademarks and service marks, the goodwill associated therewith, and all registrations and applications relating thereto, that are owned by Bayer or any of its Affiliates, and are exclusively related to the Licensed Products and that are used exclusively in, had been used exclusively in and are currently exclusive to, or were developed exclusively for and are currently exclusive to, the Bayer Business. The Business-Specific Licensed Trademarks include those trademarks set forth on Schedule 1D.

“Chargeback Liability Shift Date” is defined in Section 9.10.2.

“Claim” is defined in Section 16.10.1.

“Closing” is defined in Section 6.1.

“Closing Date” means the date on which the Closing actually occurs.

“Confidential Disclosure Agreement” means that certain mutual Confidentiality Agreement between Spectrum Pharmaceuticals, Inc. and Bayer HealthCare Pharmaceuticals Inc. dated as of September 28, 2009.

“Confidential Information” is defined in Section 9.6.2.

“Contemplated Transactions” means, collectively, the transactions contemplated by this Agreement, including (a) the licenses of the Licensed IP, the sale of the Acquired Assets and the assignment and assumption of the Assumed Liabilities and (b) the execution, delivery and performance of the Ancillary Agreements.

“Contractual Obligation” means, with respect to any Person, any contract, agreement, plan, mortgage, lease, license, commitment, promise, undertaking, arrangement or understanding, whether written or oral and whether express or implied, or other document or instrument to which or by which such Person is a party or otherwise subject or bound or to which or by which any property, business, operation or right of such Person is subject or bound.

“Control” or “Controlled” means, with respect to any Intellectual Property right, possession by a party (including its Affiliates) of the right (whether by ownership, license or otherwise) to grant to another party a license or a sublicense under such Intellectual Property right without violating the terms of any agreement or other arrangement with any third party.

“Days of Channel Inventory” is defined in Section 9.10.1.

“Designated Countries” means Germany, France, Italy, Spain, United Kingdom, Korea, China (Hong Kong), Japan, Austria, Czech Republic, Netherlands, Sweden, Denmark, Finland, Poland, Hungary, Israel and Argentina.

“Disclosed Contract” is defined in Section 7.19.

“Dispute Escalation Notice” is defined in Section 16.10.2.

“Drug Laws” means the Federal Food, Drug, and Cosmetic Act, the Public Health Service Act, the United States anti-kickback statute, or the regulations and regulatory guidance promulgated thereunder or similar Legal Requirements of any foreign jurisdiction, including those relating to good laboratory practices, good clinical practices, adverse event reporting, good manufacturing practices, advertising and promotion, recordkeeping, and filing of reports.

“EC Merger Regulation” means Council Regulation (EC) No 139/2004 of January 20, 2004 on the control of concentrations between undertakings, as amended.

“Encumbrance” means any charge, claim, condition, equitable interest, lien, license, option, pledge, security interest, mortgage, right of way, easement, encroachment, servitude, right of first offer or first refusal, buy/sell agreement and any other restriction or covenant with respect to, or condition governing the use, construction, voting (in the case of any security or equity interest), transfer, receipt of income or exercise of any other attribute of ownership.

“Enforceable” means, with respect to any Contractual Obligation stated to be “Enforceable” by or against any Person, that such Contractual Obligation is a legal, valid and binding obligation of such Person enforceable by or against such Person in accordance with its terms, except to the extent that enforcement of the rights and remedies created thereby is subject to bankruptcy, insolvency, reorganization, moratorium and other similar laws of general application affecting the rights and remedies of creditors and to general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law).

“Excluded Assets” are defined in Section 3.2.

“Excluded Bayer Liabilities” is defined in Section 3.4.

“Excluded Books and Records” means (i) all Books and Records prepared in connection with or related to the negotiation of the transactions contemplated by this Agreement and the Ancillary Agreements, (ii) any of the foregoing that are the subject of binding confidentiality agreements with non-Affiliates of Bayer restricting their conveyance or disclosure to Purchaser; provided, however, that Bayer shall use its commercially reasonable efforts to obtain the right from such non-Affiliates either to disclose such records to Purchaser or to transfer such confidentiality agreements to Purchaser, (iii) all Books and Records relating to Non-Transferred Businesses, Excluded Assets and Excluded Bayer Liabilities, and (iv) all Books and Records relating to Tax returns and Tax records for periods or portions thereof ending on or prior to the Closing Date, (v) all Books and Records not exclusively relating to Acquired Assets and (vi) Books and Records reasonably necessary to the performance by Bayer and its Affiliates of the Ancillary Agreements.

“Excluded Intellectual Property” means Intellectual Property owned by Bayer and its Affiliates.

“Excluded Purchaser Liabilities” are defined in Section 3.5.

“Execution Date” is defined in the Preamble.

“Fuji Contract” means the Manufacturing and Distribution Agreement, dated July 8, 2008 between Bayer Yakuhn Ltd. and Fuji Film RI Pharma Co. Ltd.

“Fully Loaded Standard Cost” means, with respect to each type of Inventory, [***]. All such cost determinations for raw materials and purchased goods shall be made in accordance with Bayer’s standard accounting practices under International Financial Reporting Standards as consistently practiced by Bayer and used in the accounting reports. All such cost determinations for all other items of inventory shall be made in accordance with Bayer’s standard costs as consistently practiced by Bayer. Any amounts that must be converted to Euros shall be converted using the Bayer accounting rate as of the applicable date.

“GAAP” means generally accepted accounting principles in the United States as in effect from time to time.

“GEIA” is defined in Section 7.11.11.

“Governmental Authority” means any government or any agency, bureau, board, commission, court, department, political subdivision, tribunal, or other instrumentality of any government (including any regulatory or administrative agency), whether federal, state or local, domestic or foreign, and including any multinational authority or non-governmental authority which licenses or authorizes or may license or authorize the manufacturing, distribution, marketing or sale of a Licensed Product. The term, Governmental Authority, shall not include medical facilities or institutions of higher education including colleges or universities.

“Governmental Order” means an Order entered by or with any Governmental Authority or arbitrator(s).

“Guaranty” is defined in Section 6.2(h)(iii).

“In-License Agreement” means any Contractual Obligation entered into prior to the Closing Date under which a third party has granted Bayer or its Affiliate any Intellectual Property rights related to the Licensed Products.

“Indemnified Party” means, with respect to any Indemnity Claim, the party or Person asserting such claim under Section 14.1 or 14.2, as the case may be.

“Indemnifying Party” means, with respect to any Indemnity Claim, the Purchaser Indemnified Person or the Bayer Indemnified Person under Section 14.1 or 14.2, as the case may be, against whom such claim is asserted.

[***]: CONFIDENTIAL PORTIONS OMITTED AND FILED SEPARATELY WITH THE COMMISSION.

“Indemnity Basket” is defined in Section 14.1.2.

“Indemnity Claim” means a claim for indemnity under Section 14.1 or 14.2, as the case may be.

“Independent Auditor” is defined in Section 9.16.

“Infringement Claim” is defined in Section 10.4.1.

“Intellectual Property” means intellectual property rights of every kind and nature throughout the world, however denominated, including all rights and interests pertaining to or deriving from:

(a) Patent Rights and Know-How;

(b) trademarks, trade names, service marks, service names, brands, trade dress and logos, domain names, and the goodwill and activities associated therewith;

(c) copyrights, works of authorship, rights of privacy and publicity, moral rights, and similar proprietary rights of any kind or nature, in all media now known or hereafter created; and

(d) any and all registrations, applications, recordings, licenses, statutory rights, common-law rights and rights under Contractual Obligations relating to any of the foregoing.

“Inventory” means all raw materials, work-in-process, fill-to-pack products, packed/not released products, finished goods, purchased goods, merchandise held for resale, goods in transit (not including goods in transit to third parties), goods off premises (including materials subject to process and goods held in storage) goods on consignment and other materials and supplies used exclusively in the Bayer Business, including packaging, spare parts and stores.

“Inventory Agreement” is defined in Section 6.2(h)(ii).

“Joint Contract” is defined in Section 9.12.

“Joint Permit” is defined in Section 9.9.1.

“Know-How” means inventions, business, marketing, technical and manufacturing information, know-how and materials, including technology, software, instrumentation, specifications, devices, data, compositions, formulas, biological materials, assays, reagents, constructs, compounds, discoveries, procedures, processes, practices, protocols, methods, techniques, results of experimentation or testing, knowledge, trade secrets, skill and experience, in each case whether or not patentable or copyrightable.

“Legal Requirement” means any law, statute, standard, ordinance, code, rule, regulation, resolution or promulgation, or any Governmental Order, or any license, franchise, permit or similar right granted under any of the foregoing, or any similar provision having the force or effect of law.

“Liability” means, with respect to any Person, any liability or obligation of such Person whether known or unknown, whether asserted or unasserted, whether determined, determinable or otherwise, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, whether incurred or consequential, whether due or to become due and whether or not required to be accrued on the financial statements of such Person.

“Licensed Copyrights” means the Business-Specific Licensed Copyrights and the Shared Licensed Copyrights.

“Licensed IP” means the Business-Specific Licensed IP, the Shared Licensed IP and the Biogen IP.

“Licensed Know-How” means the Business-Specific Licensed Know-How and the Shared Licensed Know-How.

“Licensed Patents” means the Business-Specific Licensed Patents and the Shared Licensed Patents.

“Licensed Products” has the meaning set forth in the Biogen Agreement.

“Licensed Trademarks” means the Business-Specific Licensed Trademarks and the Shared Licensed Trademarks.

“Losses” means any loss, cost, Liability or expense, Tax, settlement, damage of any kind, judgment, obligation, charge, fee, fine, penalty, interest, court cost and/or administrative and reasonable attorneys’ fees, reasonable expert fees, reasonable consulting fees, and reasonable disbursements (at all levels, including appellate), but excluding all indirect corporate and administrative overhead costs. Losses shall be decreased to take into account any Tax benefit actually received by the Indemnified Parties or their Affiliates arising from the incurrence or payment of the relevant indemnified item and increased by the amount of any Tax cost actually incurred by the Indemnified Parties or their Affiliates on account of the accrual and receipt of the related indemnification payment.

“Material Adverse Effect” means any change, effect or circumstance that, individually or in the aggregate with all other changes, effects and circumstances, is or would reasonably be expected to be materially adverse to the Business as operated as of the Execution Date by Bayer or its Affiliates (including the Acquired Assets, Licensed IP and/or Assumed Liabilities), disregarding any changes, effects or circumstances to the extent they arise out of (a) a deterioration in the economy in general in the United States or any country in which the Bayer Business is conducted, (b) an outbreak or escalation of hostilities involving the United States or any member state of the European Union, the declaration by the United States or any member state of the European Union of a national emergency or war, or the occurrence of any acts of terrorism, (c) a change in Legal Requirements (d) the announcement of the Contemplated Transactions (including a loss of customers, suppliers, distributors, service providers or employees to the extent attributable thereto) or (e) any failure to promote Licensed Product.

“Material Default” is defined in Section 13.3.1.

“Maximum Indemnity Cap” is defined in Section 14.1.2.

“NDC” means National Drug Code.

“Net Sales” has the meaning set forth in the Biogen Agreement.

“Nonassigned Asset” is defined in Section 3.6.2.

“Non-Transferred Businesses” means all businesses of Bayer and its Affiliates other than the Bayer Business.

“Notice of Dispute” is defined in Section 16.10.2.

“Order” means any order, writ, judgment, injunction, decree, stipulation, ruling, determination or award.

“Ordinary Course of Business” means an action taken by any Person in the ordinary course of such Person’s business which is consistent with the past customs and practices (excluding any product promotion) of such Person given the circumstances and which is taken in the ordinary course of the normal day-to-day operations of such Person given the circumstances, but in all cases, without taking into consideration the Contemplated Transactions.

“Organizational Documents” means, with respect to any Person (other than an individual), (a) the certificate or articles of incorporation or organization and any joint venture, limited liability company, operating or partnership agreement and other similar documents adopted or filed in connection with the creation, formation or organization of such Person and (b) all by-laws and similar instruments relating to the organization or governance of such Person, in each case, as amended or supplemented.

“Out-License Agreement” means any Contractual Obligation entered into prior to the Closing Date under which Bayer or its Affiliate has granted to any third party rights with respect to the Bayer Business, including rights with respect to the Biogen Agreement, the Business-Specific Licensed IP, Business Domain Names or any Licensed Product. The Out-License Agreements in existence as of the Closing Date are identified on Schedule 7.11.2.

“Outside Date” is defined in Section 13.1(b).

“Overlap Period” is defined in Section 9.10.4(b).

“Parent” means Spectrum Pharmaceuticals, Inc., a Delaware corporation.

“Patent Rights” means (a) all patents, patent applications and similar government-issued rights (e.g., utility models) protecting inventions in any country or jurisdiction however denominated, (b) all priority applications, international applications, divisionals, continuations, substitutions, continuations-in-part of and any applications claiming priority to any of the foregoing and (c) all patents and similar government-issued rights (e.g., utility models) protecting inventions issuing on any of the foregoing applications, together with all registrations, reissues, renewals, re-examinations, confirmations, supplementary protection certificates, and extensions of any of (a), (b) or (c).

“Payment Period” is defined in Section 4.3.2.

“Permits” means, with respect to any Person, any license, franchise, permit, consent, approval, right, privilege, certificate or other similar authorization issued by, or otherwise granted or required by, any Governmental Authority to which or by which such Person is subject or bound or to which or by which any property, business, operation or right of such Person is subject or bound, including all approvals, licenses or permits required by any Governmental Authority to market, offer, sell, distribute, import and export Licensed Products.

“Permitted Encumbrance” means (a) statutory liens for current Taxes, special assessments or other governmental charges not yet due and payable, (b) mechanics’, materialmen’s, carriers’, workers’, repairers’ and similar statutory liens arising or incurred in the Ordinary Course of Business which liens are not yet due and payable, (c) deposits or pledges made in connection with, or to secure payment of, worker’s compensation, unemployment insurance, old age pension programs mandated under applicable Legal Requirements or other social security and (d) restrictions on the transfer of securities arising under federal and state securities laws.

“Person” means any individual or corporation, association, partnership, limited liability company, joint venture, joint stock or other company, business trust, trust, organization, university, college, Governmental Authority or other entity of any kind.

“Purchase Price” is defined in Section 4.1.

“Purchaser” is defined in the Preamble.

“Purchaser Indemnified Person” is defined in Section 14.1.1.

“Qualifications” is defined in Section 16.11.2.

“Qualified Assignment” is defined in Section 16.2(d).

“Rebate True Up Payment” is defined in Section 9.10.1.

“Regulatory Clearance Amendment” is defined in Section 9.3.4.

“Related Affiliates” is defined in Section 13.3.1(c).

“Released” with respect to any product means the completion of the manufacturing of such product with the release by quality operations of such product from “quarantined product” to finished goods for sale, in accordance with Bayer’s standard quality assurance and quality control procedures.

“Representative” means, with respect to any Person, any director, officer, employee, agent, consultant, advisor, or other representative of such Person, including legal counsel, accountants, and financial advisors.

“Required Antitrust Approvals” means a decision, in whatever form (including a declaration of lack of jurisdiction or a mere filing or notification, if the Closing can take place, pursuant to the applicable Antitrust Law, without a decision or the expiry of any waiting period) by any Governmental Authority under the Antitrust Laws of any of the Designated Countries or the expiry of the applicable waiting period, as applicable, under the Antitrust Laws of any of such jurisdictions, in each case authorizing or not objecting to the transactions contemplated by this Agreement and including, in each case, as applicable, any decision or consent by any such Governmental Authority setting forth conditions or obligations on either of the parties or their respective Affiliates if such conditions or obligations have been or, pursuant to Section 9.3.4 are required to be, accepted by either party.

“Retained Marks” is defined in Section 2.1.5(e).

“Retained Names and Marks” is defined in Section 2.1.5(c).

“Royalty Payments” is defined in Section 4.3.1.

“SEC Financial Statements” is defined in Section 9.16.

“Shared Licensed Copyrights” means all works of authorship (including advertising, marketing and promotional materials, artwork, labeling, and other works of authorship) and all copyrights, moral rights and other rights and interests thereto throughout the Territory, except for the Shared Licensed Trade Dress, whether or not registered, that are owned by Bayer or any of its Affiliates other than Business-Specific Licensed Copyrights that are related to the Licensed Products and that have been used in, or developed with the identified intent that it would be useful in, the Bayer Business. Shared Licensed Copyrights does not include any copyright in works of authorship developed by Bayer or its Affiliates after the Closing Date.

“Shared Licensed IP” means the Shared Licensed Copyrights, Shared Licensed Know-How, Shared Licensed Patents, Shared Licensed Trade Dress and Shared Licensed Trademarks.

“Shared Licensed Know-How” means Know-How owned by Bayer or any of its Affiliates, other than Business-Specific Licensed Know-How, that are related to the Licensed Products and that have been used in, or developed with the identified intent that it would be useful in, the Bayer Business. Shared Licensed Know-How does not include any copyright in works of authorship developed by Bayer or its Affiliates after the Closing Date.

“Shared Licensed Patents” means any Patent Rights owned by Bayer or its Affiliates, other than Business-Specific Licensed Patents that claim inventions that are related to the Licensed Products and that have been used in, or developed with the identified intent that it would be useful in, the Bayer Business. The Shared Licensed Patents include those Patent Rights set forth on Schedule 1F ,and any Patent Rights that directly or indirectly claim priority to such Patent Rights, (including continuations-in-part but only to the extent the claims in the continuations-in-part claim inventions to the subject matter that is related to the Licensed Products and that as of the Closing Date has been used in, or developed with the identified intent that it would be useful in, the Bayer Business and to the extent such inventions either (a) were disclosed and described in the Patent Rights filed prior to the Closing Date or (b) are included in Shared Licensed Know-How as such Know-How existed on the Closing Date). Shared Licensed Patents does not include any Patent Rights based on inventions made by Bayer and its Affiliates after the Closing Date.

“Shared Licensed Trade Dress” means the trade dress design that is owned by Bayer or its Affiliates, and that is used in the Bayer Business on the packaging as is shown in Schedule 1G. The trade dress consists of a convex horizontal wave, said wave (i) begins on the edge of one side of the package and proceeds to the opposite edge of said package, wherein the wave ends at the edges of the package; (ii) the edge of the wave at one edge of the package is higher than at the other edge; (iii) said wave covers mainly the lower part of the package; (iv) the lower part of the wave is in a dark color and the upper part of the wave is in a lighter color; (v) the wave is crisscrossed with a white strip design which follows the form of the wave; and wherein the trade dress does not include the wording or other symbols or marks on the package. Shared Licensed Trade Dress does not include any trade dress adopted by Bayer and its affiliates after the Closing Date.

“Shared Licensed Trademarks” means all trademarks, and all registrations and applications relating thereto, that are owned by Bayer or any of its Affiliates, other than Business-Specific Licensed Trademarks, and that are used in the Bayer Business. The Shared Licensed Trademarks include those trademarks set forth on Schedule 1H. Shared Licensed Trademarks does not include any trademark adopted by Bayer and its affiliates after the Closing Date.

“Solvent” is defined in Section 16.2(f).

“Sublicensee” means any third party to which Purchaser or its Affiliates grants, after the Closing Date, any or all of the rights licensed by Bayer to Purchaser under Section 2.1.1; provided, however, that distributors who purchase Licensed Products from Purchaser, its Affiliates or its Sublicensees in order to resell such Licensed Product shall not be considered Sublicensees.

“Tax” or “Taxes” means (a) any and all federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, withholding, social security (or similar, including FICA), unemployment, disability, real property, personal property, sales, use, transfer, registration, escheat obligation, value added, alternative or add-on minimum, estimated, or other tax of any kind or any charge of any kind in the nature of (or similar to) taxes whatsoever, including any interest, penalty, or addition thereto, whether disputed or not and (b) any liability for the payment of any amounts of the type described in clause (a) of this definition as a result of being a member of an affiliated, consolidated, combined or unitary group for any period, as a result of any tax sharing, tax allocation indemnification agreement, arrangement or understanding, or as a result of being liable for another Person’s Taxes as a transferee or successor, by contract or otherwise.

“Tax Return” means any return, declaration, report, claim for refund or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof, filed with any Governmental Authority.

“Term” means the period commencing on the Closing Date and continuing until Purchaser is no longer required to make any payments to Bayer in accordance with Section 4 hereof.

“Termination Date” is defined in Section 13.1.

“Territory” means all jurisdictions worldwide except the United States, its territories and possessions.

“Third Party Agreement” means any In-License Agreement or Out-License Agreement other than In-License Agreements and Out-License Agreements that are Transferred Contracts and other than the Biogen Agreement.

“Third Party Claim” is defined in Section 14.4.1.

“Total Consideration” is defined in Section 4.5(a).

“Transaction Expenses” is defined in Section 9.5.

“Transferred Contracts” is defined in Section 3.1(d).

“Transferred Inventory” means Inventory included within the Acquired Assets.

“Transferred Permits” is defined in Section 3.1(f).

“Transition Assets” is defined in Section 9.11.

“Transition Services Agreement” is defined in Section 6.2(h)(i).

“VAT” is defined in Section 4.3.6.

2. LICENSE OF ASSETS

2.1 Licenses and Related Provisions.

2.1.1 Licenses. Subject to Section 2.1.2, 13 and 16.2, effective at the time of, and contingent upon the occurrence of, the Closing:

(a) For the Business-Specific Licensed IP: Bayer hereby grants to Purchaser an exclusive (even as to Bayer), perpetual, irrevocable (subject to Section 13.3), transferable (as specified in Section 16.2), license, with the right to sublicense through multiple tiers as provided in Section 2.1.2(a)), under the Business-Specific Licensed Patents on a worldwide basis and under the Business-Specific Licensed IP other than Business-Specific Licensed Patents in the Territory, as it exists on the Closing Date, to research, develop, make, have made, use, sell, offer for sale, have sold, import and export Licensed Products, and to otherwise practice and exploit the Business-Specific Licensed IP, including researching, developing, making, having made, using, selling, offering for sale, having sold, importing and exporting any product for all fields of use in humans.

(b) For the Shared Licensed IP:

(i) Bayer hereby grants to Purchaser an exclusive (even as to Bayer), perpetual, irrevocable (subject to Section 13.3), transferable (as specified in Section 16.2), license, with the right to sublicense as provided in Section 2.1.2(b)), under the Shared Licensed Patents, Shared Licensed Know-How and Shared Licensed Copyrights, as they all exist on the Closing Date, solely to research, develop, make, have made, use, sell, offer for sale, have sold, import and export Licensed Products in the Territory.

(ii) Subject to the terms and conditions of Section 2.1.5, Bayer hereby grants to Purchaser a limited, non-exclusive, non-transferable license, without the right to sublicense, under the Shared Licensed Trademarks and Shared Licensed Trade Dress solely to market, distribute and sell Licensed Products in the Territory for the time period specified and as further set forth in Section 2.1.5. Notwithstanding any grant of a license to use the terms “Schering” or “Scher” alone or in combination with another term, these terms cannot, by Purchaser be used in or imported into the United States or Canada under any conditions.

(c) Subject to the terms and conditions of the Biogen Agreement, Bayer hereby grants to Purchaser an exclusive (even as to Bayer), perpetual, irrevocable (subject to Section 13.3), transferable (as specified in Section 16.2), sublicense of the license granted to Bayer under Section 5.1 of the Biogen Agreement, with the right to sublicense through multiple tiers to the extent provided in the Biogen Agreement.

2.1.2 Sublicensee Obligation.

(a) For the Business-Specific Licensed IP and, subject to the terms and conditions of the Biogen Agreement, the Biogen IP, Purchaser may grant sublicenses (including multiple tier sublicenses) without Bayer’s consent; provided, however, that (i) Purchaser will be fully responsible for the performance of such Sublicensees hereunder, (ii) each such sublicense shall permit Bayer to audit the Sublicensee on substantially the same terms as those set forth in Section 4.4 and (iii) each Sublicensee of any commercial rights shall agree to diligence requirements no less than those specified in Section 10.6 to the extent applicable to the activities to be undertaken by such Sublicensee.

(b) For the Shared Licensed Patents, Shared Licensed Know-How, and Shared Licensed Copyrights, Purchaser may grant sublicenses (i) with Bayer’s prior written consent, whose consent shall not be unreasonably withheld, (ii) without Bayer’s consent to a Purchaser Affiliate, or (iii) without Bayer’s consent only if the Shared Licensed Patents, Shared Licensed Know-How, and Shared Licensed Copyrights is sublicensed with and to no greater scope than a sublicense of the Business-Specific Licensed IP; provided, however, that in either case (A) Purchaser shall be fully responsible for the performance of such Sublicensees hereunder, (B) each such sublicense shall permit Bayer to audit the Sublicensee on substantially the same terms as those set forth in Section 4.4, (C) each Sublicensee of any commercial rights shall agree to diligence requirements no less than those specified in Section 10.6 to the extent applicable to the activities to be undertaken by such Sublicensee and (D) Purchaser provides notice to Bayer of said sublicense, including the names and contact information of each Sublicensee and the scope and purpose of the sublicense.

(c) Any sublicense granted by Purchaser to an Affiliate will automatically terminate upon termination of this Agreement.

2.1.3 Retained Rights.

(a) Bayer retains the non-exclusive, non-transferable right under the Business-Specific Licensed IP only to the extent necessary for Bayer to perform its obligations under this Agreement and the Ancillary Agreements. This retained right may be licensed by Bayer as reasonably necessary in Bayer’s sole discretion for Bayer to perform its obligations under the Ancillary Agreements, provided, however, that (i) Bayer will, or will cause its Affiliates to, be fully responsible for the performance of such sublicensees and (ii) Bayer promptly provides notice to Purchaser of each such sublicense, including the names and contact information of each sublicensee and the scope and purpose of the sublicense.

(b) For the purpose of clarity and notwithstanding anything else to the contrary in this Agreement, Bayer may use the inventions claimed in the Business-Specific Licensed Patents to the same extent as a non-licensed third party would be legally permitted to use such inventions.

(c) Bayer retains all rights to use, license and commercially exploit the Shared Licensed IP for all purposes other than the Licensed Products.

2.1.4 Third Party Agreements.

(a) Generally. Bayer covenants that it will not, and will cause its Affiliates not to, in each case, without Purchaser’s prior written consent (which consent, with regard to the Shared Licensed IP, shall not be unreasonably withheld) agree or consent to any amendment, supplement or other modification to or any termination of any existing Third Party Agreement (including all In-License Agreements) and the Biogen Agreement, or take any action under a Third Party Agreement with respect to: (i) the Business-Specific Licensed IP in the Territory licensed thereunder and (ii) the Shared Licensed IP licensed thereunder (to the extent such actions affect Purchaser’s rights in the Shared Licensed IP). Bayer will, and will cause its Affiliates, to exercise its rights relating to the Business-Specific Licensed IP in the Territory and to the Shared Licensed IP (with regard to the Shared Licensed IP, to the extent such actions affect Purchaser’s rights in the Shared Licensed IP) under any Third Party Agreement in consultation with Purchaser and in a manner that is consistent with the terms of this Agreement, and in consultation with Purchaser, take all commercially reasonable actions necessary to maintain and enforce such rights with respect to the Business-Specific Licensed IP in the Territory and to the Shared Licensed IP (with regard to the Shared Licensed IP, to the extent such actions affect Purchaser’s rights in the Shared Licensed IP) under Third Party Agreements. To the extent Bayer is unwilling or unable to maintain and enforce such rights, Bayer shall cooperate in allowing Purchaser to do so, and Purchaser’s expenses thereof shall be set-off against amounts otherwise due from Purchaser to Bayer under this Agreement. Purchaser covenants that it will not, and will cause its Affiliates not to, cause a breach in any material respect of any Third Party Agreement.

(b) Biogen Agreement. Bayer agrees to keep Purchaser fully informed of the rights that Bayer or any of its Affiliates has with respect to the Biogen IP that has been licensed to Bayer or its Affiliates under the Biogen Agreement. Bayer will, and will cause its Affiliates to, take all actions reasonably requested by Purchaser in respect of these rights, as well as provide to Purchaser all material information and copies of material correspondence and other material documents received from Biogen Idec with respect to the Biogen Agreement. Bayer will, and will cause its Affiliates to, immediately notify Purchaser of (i) any event of which Bayer is aware that affects in any material respect the rights granted to Bayer under the Biogen Agreement that are, in turn, sublicensed to Purchaser pursuant to this Agreement or (ii) receipt by Bayer of any written notice received under the Biogen Agreement, including any breach or termination of the Biogen Agreement. Bayer will, and will cause its Affiliates to, promptly furnish Purchaser with copies of all reports and other communications that Bayer or any of its Affiliates furnishes to the other parties to the Biogen Agreement that relate in any material respect to the Business or the rights granted to Purchaser under this Agreement, and to the extent any such reports or communication relate to the efforts of Purchaser under this Agreement, Bayer will, and will cause its Affiliates to, give Purchaser a reasonable opportunity to review and comment upon such reports or communications before they are transmitted to the other parties to the Biogen Agreement. Bayer agrees to provide Purchaser with copies of any and all amendments to the Biogen Agreement concurrently with each such amendment. Purchaser covenants that it will not, and will cause its Affiliates not to, cause a breach in any material respect of the Biogen Agreement. For the avoidance of doubt, a breach in a material respect of the Biogen Agreement will be deemed to occur where Purchaser or any of its Affiliates breaches or causes a breach that gives Biogen Idec a right to terminate the Biogen Agreement.

2.1.5 Trademark and Trade Dress Control.

(a) Quality Control. The quality of the Licensed Products sold by Purchaser under or in connection with the Shared Licensed Trademarks and Shared Licensed Trade Dress must be of a sufficiently high quality to be generally comparable to the quality of products sold by Bayer under the Shared Licensed Trademarks and Shared Licensed Trade Dress prior to the Closing Date. At the reasonable request of Bayer, not more frequently than annually, Purchaser will send Bayer samples of the Licensed Products sold by Purchaser under the Shared Licensed Trademarks and Shared Licensed Trade Dress. In the event that Purchaser materially breaches this Section 2.1.5 with respect to a Shared Licensed Trademark or Shared Licensed Trade Dress and fails to cure such breach within sixty (60) days after Bayer notifies Purchaser in writing of such breach, Bayer may terminate the license to such Shared Licensed Trademark and Shared Licensed Trade Dress under Section 2.1 by delivery to Purchaser of a written notice of termination. In addition to the foregoing termination rights, Bayer shall retain any other rights and remedies it has in law and/or equity with respect to a breach related to a Shared Licensed Trademark and Shared Licensed Trade Dress.

(b) Special Rights. Purchaser’s license to use the Shared Licensed Trademarks and Shared Licensed Trade Dress that are the corporate names of Bayer or any of its Affiliates or any other name, logo, trade dress, abbreviation, word or combination thereof of corporate identification is subject to the terms, conditions, and limitations set forth below. It is hereby agreed that, unless otherwise agreed in a separate agreement, Purchaser may utilize, at its sole option, the following items:

(i) Without limitation of time, Purchaser may use manuals, technical specifications, descriptive literature and catalogs and similar materials related to the Bayer Business and bearing the name or marks or trade dress of Bayer or any of its Affiliates; provided, however, that the name, marks and trade dress shall be stamped or overprinted, to the extent practical, with one or more names or marks or trade dress of Purchaser not confusingly similar thereto as soon as practicable, and in any event, no later than ninety (90) days after delivery by Bayer or its Affiliates of such materials to be used by Purchaser.

(ii) Purchaser shall, subject to applicable Legal Requirements, have a period of nine (9) months after the Closing Date within which to use the corporate names, trade dress and identification (including NDC numbers) of Bayer and its Affiliates pertaining to the Bayer Business.

(iii) Notwithstanding the foregoing, Purchaser shall, subject to applicable Legal Requirements, have the right to sell any products of the Business in the eighteen (18) month period after the Closing Date (or any written mutually agreed extension thereof) that are in bags or other containers bearing any of the corporate names or trade dress or identification (including NDC numbers) of Bayer or any of its Affiliates, so long as such products are not outdated and so long as products sold by Purchaser after eighteen (18) months following the Closing Date (or any written mutually agreed extension thereof) are not packaged in bags or other containers that bear such names, marks, trade dress or codes; provided, however, that Purchaser may continue to use the corporate names or trade dress or identification (including NDC numbers) of Bayer or its Affiliates beyond such period to the extent required by applicable Legal Requirements as a result of Bayer (or its Affiliate) manufacturing a Licensed Product or holding a Permit relating to a Licensed Product.

(iv) Notwithstanding the foregoing, Purchaser shall diligently pursue in good faith obtaining its own names, marks, (other than the Business-Specific Licensed Trademarks to which Purchaser has a perpetual license), trade dress and NDC numbers pertaining to the Business.

(c) Use of Certain Names and Marks. Notwithstanding any other provision of this Agreement to the contrary (except for the limited rights granted in Section 2.1.1(b)(ii) and the rights specified in Section 2.1.5(b)), no interest in or right to use the name “Bayer” or “Schering” or “Scher” or any other corporate indication of Bayer or its Affiliates (including any logo, trademark, trade dress, trade name or domain name containing the component “Bayer” or “Bay” or “Schering” or “Scher” or any derivation thereof, including but not limited to the logo “Bayer-Cross” consisting of the word Bayer written in the shape of a cross (with or without a circle)) as well as the Shared Licensed Trade Dress (collectively, the “Retained Names and Marks”), is being transferred pursuant to the Contemplated Transactions and the use of any Retained Names and Marks shall cease as provided in Section 2.1.5, and Purchaser promptly thereafter will remove or obliterate and cease to use all the Retained Names and Marks from its signs and unused inventory of purchase orders, invoices, sales orders, labels, letterheads, shipping documents, and other items and materials of the Business and otherwise, and will not use or put into use after the Closing Date any such items and materials that bear any Retained Names and Marks (or any name, mark, trade dress or logo confusingly similar thereto), except as provided in Section 2.1.5. Furthermore, except as contemplated by the Transition Services Agreement, Purchaser will not use the name “Bayer” as a domain or e-mail address component without undue delay after the Closing Date; provided, however, that incoming emails shall be forwarded by Bayer or its Affiliates to new email addresses for a period of ninety (90) days after the Closing Date. The parties agree that Bayer shall have no responsibility for claims by third parties arising out of, or relating to, the use of any Retained Names and Marks by Purchaser after the Closing Date. This Agreement shall not preclude Purchaser from making non-trademark use of the Retained Names and Marks for purposes of historical reference, or as required by Legal Requirements, or as reasonably necessary in connection with activities before Governmental Authorities.

(d) Use of Retained Names and Marks. Purchaser shall not change or modify the Retained Names and Marks or use the Retained Names and Marks in any modified form. The authorization set forth in Section 2.1.5 in no way provides Purchaser any rights in or authorization to use any other trademarks, service marks, trade names, trade dress which are confusingly similar to the Retained Names and Marks or other similar property or rights of Bayer or its Affiliates.

(e) Purchaser shall not at any time, (i) knowingly use any logo, trademark, trade name or domain name containing the component “Bayer” or “Bay” or “Scher” or any derivation thereof, including but not limited to the logo “Bayer-Cross” consisting of the word Bayer written in the shape of a cross (with or without a circle) as well as the Shared Licensed Trade Dress (collectively the “Retained Marks”) in any way that would impair the validity of such Retained Marks as proprietary trademarks, service marks, trade names and/or trade dress in any jurisdiction, (ii) take any action which would impair Bayer’s ownership of any Retained Marks or their legality or enforceability, (iii) register, or cause to be registered, in Purchaser’s name or the name of another, any of the Retained Marks or any other trademarks, names, logos, symbols, trade dress or designs they know to be confusingly similar to the Retained Marks, (iv) use, display, advertise or promote any trademarks, names, logos, symbols, trade dress or designs they know to be confusingly similar to any of the Retained Marks in any jurisdiction, or (v) use any of the Retained Marks as part of a corporate or trade name of any business organization. Purchaser shall not challenge the validity of the Retained Marks or Bayer’s ownership thereof in any form or manner. All goodwill deriving from the use of the Retained Marks by Purchaser pursuant to the terms of Section 2.1.5 of this Agreement or arising out of the terms of Section 2.1.5 of this Agreement shall accrue solely and exclusively to Bayer and its Affiliates.

2.1.6 No Implied Rights; Future IP. Purchaser acknowledges and agrees that:

(a) No rights or licenses of Intellectual Property rights are conveyed to Purchaser other than those expressly provided in this Agreement and the Ancillary Agreements, and except as expressly provided in this Agreement and the Ancillary Agreements, no such conveyance or license of rights will be implied or deemed to have been made.

(b) Except as provided in Section 2.5, no rights or licenses are conveyed to Purchaser with respect to any Intellectual Property rights owned or Controlled by any third party that is not an Affiliate of Bayer as of the Closing Date (regardless of whether such third party later becomes an Affiliate of Bayer).

(c) For purposes of clarity:

(i) The license granted in Section 2.1.1(a) under the Business-Specific Licensed IP is granted as the Business-Specific Licensed IP exists at the Closing Date, and does not grant any license to Purchaser with respect to a Patent Right claiming an invention made after the Closing Date, Know-How developed after the Closing Date, any copyright to a work created after the Closing Date, or any trademark adopted after the Closing Date. For further clarity, (A) the license granted by Bayer under the Business-Specific Licensed Patents does include Patent Rights filed and issued after the Closing Date (1) if such Patent Rights directly or indirectly claim priority to a Business-Specific Licensed Patent that was filed prior to the Closing Date (including continuations-in-part but only to the extent the claims in the continuations-in-part claim inventions to subject matter that is exclusively related to the Licensed Products and used exclusively in, had been used exclusively in and are as of the Closing Date exclusive to, or was developed exclusively for and is currently exclusive to, the Bayer Business and that was disclosed and described in a Business-Specific Licensed Patents that was filed prior to the Closing Date) or (2) to the extent such Patent Rights claim an invention that was contained within Business-Specific Licensed Know-How as the Business-Specific Licensed Know-How existed prior to the Closing Date; (B) the license granted under the Business-Specific Licensed Copyrights does include any registrations filed and issued after the Closing Date that relate to copyrightable works created prior to the Closing Date, and (C) the license granted under the Business-Specific Licensed Trademarks does include any applications and registrations filed and issued after the Closing Date that relate to Business-Specific Licensed Trademarks adopted prior to the Closing Date.

(ii) The license granted in Section 2.1.1(b) under the Shared Licensed IP is granted as the Shared Licensed IP exists at the Closing Date, and does not grant any license with respect to a Patent Right claiming an invention made after the Closing Date, Know-How developed after the Closing Date, any copyright to a work created after the Closing Date, or any trademark adopted after the Closing Date. For further clarity, (A) the license granted under the Shared Licensed Patents does include Patent Rights filed and issued after the Closing Date (1) if such Patent Rights directly or indirectly claim priority to a Shared Licensed Patent that was filed prior to the Closing Date (including continuations-in-part but only to the extent the claims in the continuations-in-part claim inventions to subject matter that is related to the Licensed Products and that as of the Closing Date has been used in, or disclosed with the identified intent that it would be useful in, the Bayer Business and that is disclosed and described in a Shared Licensed Patents that was filed prior to the Closing Date or (2) to the extent that such Patent Rights claim any inventions contained within Shared Licensed Know-How as the Shared Licensed Know-How existed prior to the Closing Date); and (B) the license granted under the Shared Licensed Copyrights does include any registrations filed and issued after the Closing Date that relate to copyrightable works created prior to the Closing Date.

2.2 Know-How Transfer. To enable Purchaser to exercise the rights granted under this Agreement, Bayer will promptly deliver or otherwise provide to Purchaser and its Representatives Licensed Know-How within the possession or Control of Bayer or any of its Affiliates. Additionally, on a commercially reasonable schedule and in a commercially reasonable format to be agreed upon by the parties, Bayer will deliver to Purchaser copies of documents, files, diagrams, specifications, designs, schematics, reports, records, laboratory notebooks, data, materials, prototypes, test devices, models and simulations, or other written, graphic, biologic, or other tangible material in Bayer’s or its Affiliates’ possession in any media, to the extent it discloses or embodies Licensed Know-How.

2.3 Transfer of Licensed IP. During the Term, neither Bayer nor any of its Affiliates will transfer or assign its right, title or interest in the Biogen Agreement or any Business-Specific Licensed IP in the Territory to any third party, other than in connection with an assignment of this Agreement as a whole in accordance with Section 16.2.

2.4 Covenant Not to Sue.

(a) Bayer hereby covenants that it shall not, and shall cause its Affiliates not to, sue or commence or prosecute any Action against Purchaser or any of its Affiliates, or their successors, assigns or Sublicensees, for infringement of any Patent Rights owned by Bayer or any of its Affiliates on or after the Closing Date (other than the Licensed IP), or voluntarily assist any other Person in doing any of the foregoing, but such covenant shall only apply to the extent such Patent Rights owned by Bayer are necessary for Purchaser to make, have made, use, sell, offer to sell or import Licensed Products in the Territory as such Licensed Products were made, used, sold, offered for sale, or imported as of the Closing Date.

(b) As used in this Section 2.4 the word “necessary” shall mean that there is at that time no way to make, have made, use, sell, offer to sell, import and export Licensed Products in compliance with applicable Legal Requirements without infringing the applicable Patent Rights. To the extent it is necessary for Purchaser to obtain new, additional or amended permits, approvals or Governmental Order from a Governmental Authority in order to avoid infringing the applicable Patent Rights, Bayer agrees to extend the covenant not to sue to all products sold only as long as Purchaser is as promptly as practicable preparing and pursuing actively and diligently obtaining such additional or amended permit, approval or Governmental Order.

(c) For clarity, except as expressly provided in this Section 2.4, Bayer shall be free to sue Purchaser for infringement for use of any Patent Rights of Bayer outside of the grant of rights in Section 2.1.1.

2.5 Consents to Transfer Agreements.

2.5.1 Bayer has the right under the Biogen Agreement (a) to fully sublicense to Purchaser (with a right to further sublicense) without Biogen Idec’s consent the Intellectual Property rights licensed to Bayer or its Affiliates thereunder, and (b) to require Biogen Idec to enter an exclusive license with Purchaser for the trademarks rights to ZEVALIN® and ZEVAMAB® in the Territory, a license that Biogen Idec shall not unreasonably withhold, delay or condition (the “Biogen Consent”). Bayer has provided to Purchaser a full unredacted copy of the Biogen Agreement (and any amendments thereto) and will provide the Biogen Consent.

2.5.2 Bayer has obtained the consent of Biogen Idec to assign that certain Supply Agreement, between Bayer and Biogen Idec US Corporation dated as of June 9, 1999, as amended as of December 14, 2004 and January 16, 2012 (the “Biogen Supply Agreement”), pursuant to which Biogen Idec or another entity reasonably acceptable to Purchaser will have the responsibility to supply the Licensed Products to Purchaser following the Closing. Bayer has provided to Purchaser a full unredacted copy of the amendment to the Biogen Supply Agreement.

2.5.3 Prior to the Closing Date, Bayer will seek the consent, to the extent necessary, of the entities involved in company-sponsored trials or investigator-sponsored trials or studies related to the Licensed Products to transfer Bayer’s rights under the contracts associated therewith to Purchaser, including transferring Bayer’s rights, if any, to any and all Intellectual Property arising from those trials or studies to Purchaser.

3. TRANSFER OF ASSETS

3.1 Acquired Assets.

Except as provided in Section 3.2, upon the terms and subject to the conditions of this Agreement, and in exchange for the Purchase Price and the assumption of the Assumed Liabilities by Purchaser, Bayer shall, and shall cause one or more of its Affiliates to, sell, assign, transfer, convey and deliver to Purchaser, free and clear of all Encumbrances other than Permitted Encumbrances, and Purchaser shall acquire and receive, subject to the terms and conditions of this Agreement, from Bayer and its Affiliates, at the Closing (except as provided in Sections 3.1(a) and 3.6), all of Bayer’s and its Affiliates’ right, title and interest in and to all assets used exclusively in the Bayer Business wherever located as of the Closing Date as follows (the “Acquired Assets”):

(a) Inventories. All Inventory required to be purchased by Purchaser from Bayer in accordance with the Inventory Agreement;

(b) Warranties. All rights under all covenants and warranties to the extent related to the Acquired Assets or the operation or conduct of the Bayer Business, express or implied (including manufacturers’, suppliers’ and contractors’ warranties), that have heretofore been made by any predecessors in title or any third party manufacturers, suppliers, contractors, engineers and other third parties in connection with products or services purchased by or furnished for use in connection with the Bayer Business;

(c) Books and Records. All Books and Records reasonably necessary to conduct the Bayer Business other than Excluded Books and Records;

(d) Contracts. All rights under Contractual Obligations, including those listed on Schedule 7.18(a) (collectively, but excluding any Contractual Obligation which is an Excluded Asset, the “Transferred Contracts”);

(e) Domain Names. The Business Domain Names;

(f) Permits. All Permits that are necessary for the current operation of the Bayer Business and are capable of being transferred from Bayer or its Affiliate to Purchaser or its Affiliate under applicable Legal Requirements, and all rights of Bayer or any of its Affiliates under such Permits and any and all pending applications relating to any such Permits, including those listed on Schedule 7.13.2 (the “Transferred Permits”); and

(g) Claims. All claims, causes of action, choses in action and rights of recovery arising from the operation of the Bayer Business or in respect of the Licensed Products.

3.2 Excluded Assets. Notwithstanding any provisions herein to the contrary, all right, title and interest of Bayer and its Affiliates of whatever kind and nature, real or personal, tangible or intangible, owned, leased, licensed, used or held for use or license in all assets other than Acquired Assets and all of the assets listed below even if they would otherwise be included in the definition of Acquired Assets (the “Excluded Assets”) shall be retained by Bayer and its Affiliates:

(a) the assets of the Non-Transferred Businesses;

(b) the assets of Bayer and its Affiliates that are set forth on Schedule 3.2(b);

(c) the Excluded Intellectual Property, Retained Marks and Retained Names and Marks;

(d) Joint Contracts and Joint Permits;

(e) all Contractual Obligations of insurance related to the Bayer Business;

(f) all Excluded Books and Records;

(g) all rights, Claims, credits, or rights of set-off (i) against any Person for payments owed to Bayer or its Affiliates on or before the Closing Date, (iii) against any Person to reimburse Bayer for any Loss as a result of actions of a third party on or prior to the Closing Date as shall be identified at Closing on Schedule 3.2(g), (iv) against any Person to reimburse Bayer for any Loss by Bayer or its Affiliates as a result of the actions of a third party prior to the Closing where such loss was not within the Knowledge of Bayer on the Closing Date, provided in the case of Claims under this subpart, Bayer shall notify Purchaser of such Claim prior to the formal initiation of such Claim, or (v) against third parties who have asserted or who assert after the Closing Date rights, Claims, credits or rights of set-off against Bayer or its Affiliates or against third parties with respect to which Bayer and its Affiliates may, in such events, have rights of indemnification or contribution or similar rights, relating in each case to the Acquired Assets, the Excluded Assets and the Excluded Bayer Liabilities, whether liquidated or unliquidated, fixed or contingent, including rights of indemnification, hold harmless agreements, covenants not to prosecute and other agreements;

(h) all rights and Claims, whether now existing or arising hereafter, for carryforwards or carrybacks of Losses, or for credits or refunds of any Taxes incurred in or attributable to periods ending on or before the Closing Date and the portion of any such item allocated or apportioned to Bayer or its Affiliates for any taxable period that includes (but does not end on) the Closing Date;

(i) all invoiced trade accounts receivable arising in the Ordinary Course of Business from sales of products or services of the Bayer Business on or prior to the Closing Date, including all intercompany receivables among Bayer and its Affiliates, and all receivables related to Excluded Assets;

(j) all cash, cash equivalents, money market funds and mutual funds in the bank or other depository accounts of Bayer or any of its Affiliates, including all interest and dividends receivable with respect thereto;

(k) all accounts receivable;

(l) any assets required by Bayer to perform its obligations under any Ancillary Agreements that, absent such Ancillary Agreements, would constitute Acquired Assets;

(m) the corporate names of Bayer or any of its Affiliates;

(n) all rights of Bayer under this Agreement or any Ancillary Agreement;

(o) all corporate seals, minute books, charter documents, corporate stock record books, registers of other securities, copies of original tax and financial records (the originals of which will be delivered to Purchaser as part of the Acquired Assets to the extent related to the Acquired Assets) of Bayer or any of its Affiliates, and such other books and records as pertain only to the organization, existence, share capitalization or debt financing of Bayer or any of its Affiliates;

(p) all Contractual Obligations in respect of indebtedness for borrowed money or any guarantee of the Liabilities of another Person;

(q) all prepayments, rights to refunds, rights of set off, defenses, affirmative defenses, rights of defense and rights of recoupment arising from the operation of the Bayer Business prior to the Closing or in respect of Licensed Products sold prior to the Closing; and all claims, causes of action, choses in action and rights of recovery pending or threatened in writing at or prior to the Closing Date;

(r) all land, equipment (movable and fixed), machinery, automobiles and other physical assets related to the manufacture or transportation of any Licensed Product, other than any Inventory;

(s) all Inventory other than the Transferred Inventory; and

(t) all Contractual Obligations solely between or among Bayer and any of its Affiliates or between or among Bayer’s Affiliates.

3.3 Assumed Liabilities. Purchaser shall assume the following Liabilities of Bayer or any of its Affiliates (to the extent such Liabilities would have been the Liabilities of Bayer or any of its Affiliates if the Contemplated Transactions were not consummated) (“Assumed Liabilities”):

(a) Liabilities specifically assumed by Purchaser pursuant and subject to Section 9;

(b) Liabilities arising out of Joint Contracts or Joint Permits after the Closing Date, to the extent related solely to the Bayer Business;

(c) all Liabilities for Taxes relating to, arising from or with respect to the Acquired Assets or the Business other than the Excluded Assets which are attributable to Tax periods or portions thereof commencing after the Closing Date;

(d) all Liabilities to pay or extend to customers, suppliers and distributors of, and others doing business with, the Bayer Business volume discounts, volume rebates, chargebacks and similar credits and obligations pursuant to Contractual Obligations in effect as of the Closing Date which shall be set forth on Schedule 3.3(d) to be delivered on or about the Closing Date;

(e) all Permitted Encumbrances subject to Section 3.4(j) below;

(f) all Liabilities imposed by Governmental Authorities on the Bayer Business other than the Excluded Assets, to the extent such Liabilities exist on the Closing Date, including any compliance obligations, responsibilities, conditions, or directions stated or identified by any Governmental Authority on or before the Closing Date, all of which shall be set forth on Schedule 3.3(f) to be delivered on or about the Closing Date, other than any Liabilities arising under any Governmental Order or portion of a Governmental Order entered on or before the Closing Date requiring payment of any fines, penalties or monetary obligations for alleged non-compliance with applicable Legal Requirements to any Governmental Authority;

(g) all Liabilities for governmental rebates that are attributable to sales made by Purchaser after the Closing Date of products of the Business (subject to Section 9.10);

(h) all Liabilities arising after the Closing under the Transferred Contracts, other than Liabilities arising out of any breach, default or action or omission of Bayer or any of its Affiliates occurring prior to the Closing;

(i) all Liabilities under any purchase order that constitutes a Transferred Contract for the purchase of any products or services ordered thereby which have not been delivered or performed on or prior to the Closing Date, other than Liabilities arising out of any breach, default or action or omission of Bayer or any of its Affiliates with respect to such purchase order occurring prior to the Closing;

(j) all Liabilities and obligations arising after the Closing for any reason under the Biogen Agreement other than for payment of royalties and Liabilities arising out of any breach, default or action or omission of Bayer or any of its Affiliates occurring prior to the Closing;

(k) all obligations to provide replacement Licensed Products under any warranties applicable to Licensed Products sold by the Bayer Business prior to the Closing subject to Section 3.4(h) below;

(l) all Liabilities of Purchaser or any of its Affiliates that are attributable to sales of products of the Business made by Purchaser or any of its Affiliates after the Closing including those as calculated pursuant to Section 9.10 (other than those included in the definition of Excluded Bayer Liabilities);

(m) all claims, Actions or Losses arising from products sold by Purchaser or an Affiliate after the Closing; and

(n) all Liabilities arising after Closing with respect to Acquired Assets (except with regard to the sale, distribution, or use of Licensed Product or Inventory by any Person).

3.4 Excluded Bayer Liabilities. Bayer and/or its Affiliates shall retain the following Liabilities of Bayer or any of its Affiliates that are not specifically included in the definition of Assumed Liabilities (“Excluded Bayer Liabilities”):

(a) Liabilities specifically assumed by Bayer pursuant and subject to Section 9;

(b) Liabilities arising out of the Excluded Assets, except as otherwise specified in Sections 9.9 and 9.12 hereof with respect to Joint Contracts or Joint Permits, or the Non-Transferred Businesses;

(c) all Liabilities (other than Permitted Encumbrances) (i) under purchase orders to the extent related to the Bayer Business relating to periods on or prior to the Closing Date or (ii) that relate to any Acquired Asset or the Bayer Business, in each case relating to periods on or prior to the Closing Date, other than those Liabilities for Claims or Losses specifically addressed in Section 9.

(d) all Liabilities for Taxes relating to, arising from or with respect to (i) Acquired Assets or the Bayer Business which are attributable to Tax periods or portions thereof ending on or prior to the Closing Date and (ii) Excluded Assets that are attributable to any Tax period;

(e) all Liabilities for Taxes relating to, arising from or with respect to the Excluded Assets which are attributable to any Tax period;

(f) all payables of the Bayer Business as of the Closing Date, including intercompany payables among Bayer and its Affiliates;

(g) all indebtedness of Bayer and its Affiliates;

(h) all reasonable direct costs and expenses (other than of Purchaser’s personnel) incurred by Purchaser in connection with the performance of replacement of products under any products or service warranties applicable to products Released or services provided by the Bayer Business on or before the Closing Date, which Purchaser shall invoice Bayer for;

(i) all Liabilities for governmental rebates that are attributable to sales made by Bayer or its Affiliates on or prior to the Closing Date of products of the Bayer Business subject to Section 9.10;

(j) all Liabilities of Bayer or any of its Affiliates that give rise prior to the Closing to Permitted Encumbrances on the Acquired Assets and, to the extent paid by Purchaser, shall be invoiced to Bayer;

(k) all Liabilities of Bayer or any of its Affiliates that are attributable to sales of products of the Bayer Business made by Bayer or any of its Affiliates prior to the Closing including those as calculated pursuant to Section 9.10 (other than those included in the definition of Assumed Liabilities);

(l) all claims, Actions or Losses arising from products sold by Bayer or an Affiliate prior to the Closing;

(m) all Liabilities arising prior to the Closing with respect to Acquired Assets (other than those included in the definition of Assumed Liabilities) and all Liabilities with respect to Excluded Assets except as otherwise specified in Section 9.12 with respect to Joint Contracts; and

(n) all Liabilities for payment of royalties under the Biogen Agreement;

in each case, except to the extent Bayer is entitled to indemnification therefor (as limited by the monetary and other limitations set forth in Section 14) or such Liability is otherwise expressly allocated under this Agreement or an Ancillary Agreement. Nothing in this Agreement shall be interpreted as imposing on Bayer any Liability for personal injury arising from the sale, distribution, or use of any Licensed Product or Inventory after the Closing Date except to the extent Purchaser is entitled to indemnification under this Agreement or an Ancillary Agreement or as expressly allocated to Bayer under this Agreement or an Ancillary Agreement.

3.5 Excluded Purchaser Liabilities. Purchaser and/or its Affiliates shall retain the following liabilities (“Excluded Purchaser Liabilities”):

(a) all Liabilities of Purchaser or any of its Affiliates for Taxes arising out of the operation of the Business for (i) any taxable period beginning after the Closing Date and (ii) with respect to any taxable period that begins on or before the Closing Date and ends after the Closing Date, the portion of such taxable period that begins after the Closing Date, subject to Sections 15.1 and 15.3;

(b) all Liabilities of Purchaser or any of its Affiliates that give rise on or after the Closing to Permitted Encumbrances on the Acquired Assets;

(c) all Liabilities of Purchaser or any of its Affiliates in respect of all payables of the Business to the extent arising after Closing, including intercompany payables among Purchaser and its Affiliates;

(d) all indebtedness of Purchaser or any of its Affiliates;

(e) all Liabilities that are attributable to certain sales of Licensed Products made by Purchaser or any of its Affiliates after the Closing, including those that are labeled with an NDC number of Bayer or any of its Affiliates, including those as calculated pursuant to Section 9.10; and

(f) all claims, Actions or Losses arising from products sold by Purchaser or any of its Affiliates after the Closing;

in each case, except to the extent Purchaser is entitled to indemnification therefor (as limited by the monetary and other limitations set forth in Section 14) or such Liability is otherwise expressly allocated under this Agreement or an Ancillary Agreement.

3.6 Consents.

3.6.1 This Agreement does not constitute an agreement to assign or transfer any Transferred Contract, Transferred Permit or other Acquired Asset that is not assignable or transferable without the consent of or action by another Person (other than Bayer or any of its Affiliates) or action by a Governmental Authority, which shall be set forth on Schedule 3.6, to the extent that such consent has not been given or such action has not been taken prior to the Closing; provided, however, that Bayer will, and will cause its Affiliates to, use, both prior to and after the Closing, commercially reasonable efforts to obtain, and Purchaser will assist and cooperate with Bayer in connection therewith, all necessary consents to the assignment and transfer thereof, it being understood that to the extent the foregoing requires any action by Bayer or any of its Affiliates that would affect the Business after the Closing, such action will require the prior written consent of Purchaser. Upon obtaining the requisite third party consents thereto, such Transferred Contract, Transferred Permit or other Acquired Asset will be deemed transferred and assigned to Purchaser hereunder.

3.6.2 With respect to any Transferred Contract, Transferred Permit or other Acquired Asset that is not transferred or assigned to Purchaser at the Closing by reason of Section 3.6.1 (a “Nonassigned Asset”), after the Closing and until the requisite consent is obtained and the foregoing is transferred and assigned to Purchaser, Bayer will, and will cause its Affiliates to, take commercially reasonable efforts to provide to Purchaser the benefits thereof (or substantially comparable benefits) and will enforce, at the request of and for the account of Purchaser, any rights of Bayer or any of its Affiliates arising thereunder against any Person, including the right to elect to terminate in accordance with the terms thereof upon the advice of Purchaser. If Purchaser is provided with benefits of any Nonassigned Asset, Purchaser will perform, at the direction and cost of Bayer or its Affiliate, as applicable, the obligations of Bayer or its Affiliate thereunder. Notwithstanding anything to the contrary set forth herein, to the extent that any Assumed Liability relates to any Nonassigned Asset, such Assumed Liability will not be deemed to be an Assumed Liability unless and until such Nonassigned Asset is transferred and assigned to Purchaser or Purchaser obtains the benefit of such Nonassigned Asset under this Section 3.6.2, at which point such Liability will become an Assumed Liability hereunder. The provisions of this Section 3.6 will in no way be deemed to be a waiver on the part of Purchaser of the closing condition set forth in Section 11.6.

3.7 Consent Costs. Bayer shall be solely responsible for obtaining the Biogen Consent and the consent required, if any, to assign the Fuji Contract. Subject to the foregoing, to the extent any other third party requires consideration in exchange for (a) a consent to be obtained by Bayer, as set forth on Schedule 7.4 or (b) a consent to be obtained by Purchaser, as set forth on Schedule 8.4, the payment of such consideration will be shared equally between Bayer and Purchaser except:

(i) if such consideration to a third party was explicitly set forth as a requirement for a consent in the underlying Contractual Obligation with such third party or was known by the party to the Contractual Obligation as of the Execution Date, the cost of obtaining the consent will be borne solely by the party to the underlying Contractual Obligation; and

(ii) if a third party requires a resolution of a dispute with respect to the underlying Contractual Obligation prior to providing a consent, the party to the Contractual Obligation is responsible for any and all costs associated with resolution of such dispute.

With regard to consideration paid to a third party in exchange for a consent that is to be shared equally between Bayer and Purchaser, the party to the underlying Contractual Obligation that is required to use commercially reasonable efforts to obtain such consent pursuant to Section 9.3 will control the negotiations with such third party, but may only agree to an amount of consideration to be paid to such third party with the consent of the other party hereto, which consent will not be unreasonably withheld, conditioned or delayed.

4. CONSIDERATION.

4.1 Consideration to Bayer. Upon the terms and subject to the conditions of this Agreement and in consideration of the contribution, conveyance, assignment and transfer of the Acquired Assets to Purchaser, Purchaser shall pay or deliver to Bayer, on behalf of Bayer and/or one or more of Bayer’s Affiliates, the following on the Closing Date:

(1) one or more assignment and assumption agreements and the other agreements contemplated hereby to effect the assignment to Purchaser of all Acquired Assets and assumption by Purchaser of all Assumed Liabilities, duly executed by Purchaser; and

(2) a non-refundable amount equal to the purchase price set forth in Schedule 4.1 (such amount, the “Purchase Price”) less the exclusivity fees of an amount of Euros as of the Closing Date equivalent to Two Hundred Fifty Thousand United States Dollars ($250,000) by wire transfer of immediately available funds in euros to an account designated by notice from Bayer.

4.2 Interest. Any payments due under this Agreement shall be due on such date as specified in this Agreement and, in the event such date is not a Business Day, then the next succeeding Business Day. Any failure by the Purchaser or Bayer to make a payment within ten (10) Business Days after the date when due shall obligate the Purchaser or Bayer to pay computed interest, the interest period commencing on the due date and ending on the payment date, to the other party at a rate per annum equal to the EURIBOR for one month quoted two Business Days prior to due date by the European Banking Federation plus a premium of one percent (1%). These rates are currently published by Reuters on screen <EURIBOR>. The interest rate shall be adjusted monthly. Interests shall be paid using the modified following payment convention and calculated based on the actual/360 adjusted day count convention.

4.3 Payment Provisions.

4.3.1 Royalty Payments. In accordance with the terms and conditions of this Agreement, Purchaser or its Affiliate will make royalty payments to Bayer by paying a percentage of Net Sales in the Territory of the Licensed Products, and for a period of time, all as set forth in Schedule 4.3.1 (the “Royalty Payments”).

4.3.2 Royalty Payment Reports and Payments. For as long as Purchaser is obligated to make Royalty Payments, within thirty five (35) days after the last day of each calendar quarter, Purchaser will deliver to Bayer a report of Net Sales of each Licensed Product by Purchaser, its Affiliates and Sublicensees during the preceding quarterly period (any such period, a “Payment Period”), with all Royalty Payments, if any, due for the Payment Period covered by such report being due no later than forty-five (45) days after the last day of such Payment Period.

4.3.3 Payment Method. Royalty Payments and payments for Transferred Inventory under this Agreement will be made by Purchaser or its Affiliates in Euros in each case by wire transfer to an account designated by Bayer.

4.3.4 Exchange Rate. For the purpose of computing Net Sales sold in a currency other than Euros, such currency shall be converted into Euros in accordance with Bayer’s customary and usual translation procedures set forth in Schedule 4.3.4, consistently applied.

4.3.5 Withholdings. Any income Tax or other Tax which Purchaser is required by applicable Legal Requirements to withhold or pay to a Governmental Authority with respect to monies payable under this Agreement will be deducted from the amount of such payments and paid to the relevant Governmental Authority. Any amounts actually deducted, withheld or paid pursuant to the foregoing sentence will be treated for all purposes of this Agreement as paid to the Person in respect of which such withholding, deduction or payment was made. If Purchaser or any of its Affiliates is required to make any such payment, deduction or withholding, Purchaser will notify Bayer of such requirement thirty (30) days prior to the first time any particular type of payment requires such payment, deduction or withholding, and thereafter with respect to each subsequent payment of that type, indicate the details of the payment, deduction or withholding in its report to Bayer accompanying the payment with respect to which such payment, deduction or withholding has been made. Purchaser will promptly provide (or cause to be provided) to Bayer a certificate or other documentary evidence establishing the payment to the relevant Governmental Authority of any amount withheld or deducted by Purchaser or its Affiliates. No deduction shall be made or a reduced amount shall be deducted if Purchaser or its paying Affiliate is timely furnished with the necessary documents prescribed by applicable Legal Requirement in a form reasonably satisfactory to Purchaser identifying that the payment is exempt from Tax or subject to a reduced Tax rate. Purchaser (and its Affiliates) and Bayer will reasonably cooperate in completing and filing documents required under the provisions of any applicable Tax treaty or under any other applicable Legal Requirement, in order to enable Purchaser to make such payments to Bayer without any deduction or withholding, or any reduced deduction or withholding, if possible.

4.3.6 VAT. Subject to the provisions of this Section 4.3.6, value added tax (“VAT”) applies additionally as legally owed, payable after receipt of a correct invoice, which meets all requirements according to the applicable VAT Legal Requirements. If any documents or information are required to invoice the delivery of goods or services exempt from VAT and these documents or information can only be provided by Purchaser, Purchaser shall promptly provide these documents or information referring to provisions of the applicable law. If any of these documents or information are not provided duly or are incomplete Bayer shall invoice plus VAT if required and owed by applicable VAT-law. For the avoidance of doubt, Bayer and Purchaser’s current understanding of the Legal Requirements is that VAT does not apply under current Legal Requirements to transfers to Purchaser or a Luxembourg Affiliate of Purchaser (including a Swiss branch of a Luxembourg Affiliate) in connection with the Contemplated Transactions.

4.4 Records; Audit. Purchaser will, and will cause its Affiliates to, keep and maintain for three (3) years after the relevant calendar quarter complete and accurate books and records in sufficient detail so that Net Sales and payments made hereunder can be properly calculated. No more frequently than once during each calendar year during the Term and once during the three (3) year period thereafter, Purchaser will permit independent third party auditors appointed by Bayer and with at least forty-five (45) days advance notice at any time during normal business hours, accompanied at all times, to inspect, audit and copy reasonable amounts of relevant accounts and records of Purchaser and its Affiliates and reports submitted to Purchaser and its Affiliates from Sublicensees pertaining to a Payment Period that is not earlier than thirty-six (36) months from the date of conclusion of the audit, for the sole purpose of verifying the accuracy of the calculation of payments to Bayer pursuant to this Section 4. The accounts, records and reports related to any particular period of time may only be audited one time under this Section 4.4. Bayer will cause its independent third party auditors not to provide Bayer with any copies of such accounts, records or reports and not to disclose to Bayer any information other than information relating solely to the accuracy of the accounting and payments made by Purchaser pursuant to this Section 4. Bayer will cause its independent third party auditors to promptly provide a copy of their report to Purchaser. If such audit determines that payments are due to Bayer, Purchaser will pay to Bayer any such additional amounts within ten (10) Business Days after the date on which such auditor’s written report is delivered to Purchaser and Bayer, unless such audit report is disputed by Purchaser, in which case the dispute will be resolved in accordance with Section 16.10. If such audit determines that Purchaser has overpaid any amounts to Bayer, Bayer will refund any such overpaid amounts to Purchaser within ten (10) Business Days after the date on which such auditor’s written report is delivered to Purchaser and Bayer. Any such inspection of records will be at Bayer’s expense unless such audit discloses a deficiency in the payments made by Purchaser (whether for itself or on behalf of its Affiliates) of more than five percent (5.0%) of the aggregate amount payable for the relevant period, in which case Purchaser will bear the cost of such audit. Each of the parties agrees that all information subject to review under this Section 4.4 is Purchaser’s Confidential Information that is subject to Bayer’s confidentiality and non-use obligations under Section 9.6.2, and Bayer agrees that it will cause its independent third party auditors to also retain all such information subject to the non-disclosure and non-use restrictions of Section 9.6.2 or similar (but no less stringent) obligations of confidentiality and non-use customary in the accounting industry.

4.5 Purchase Price Allocation

(a) The Purchase Price, the amount of the Assumed Liabilities, the royalty payments under Section 4.3.1 and the inventory payment under Section 5.1 (the “Total Consideration”) shall be allocated among the Acquired Assets pursuant to a written allocation schedule (the “Allocation Schedule”). Purchaser will complete a draft Allocation Schedule allocating the Total Consideration to the Acquired Assets and provide a copy to Bayer within 120 days after Closing.

(b) Bayer shall notify Purchaser within 10 days after the receipt thereof if it agrees with the draft Allocation Schedule prepared by Purchaser. The agreement shall not be unreasonably withheld. Purchaser and Bayer shall attempt to resolve any disagreement in good faith. If Purchaser and Bayer fail to reach agreement as to an alternative allocation in the 10 days following such notice, the dispute with respect to the Allocation Schedule shall be presented on the next Business Day to a nationally recognized independent accounting firm mutually chosen by Purchaser and Bayer, and if Purchaser and Bayer cannot agree, mutually chosen by their respective independent accounting firms, for a decision that shall be rendered within 5 days thereafter. The independent accounting firm’s review shall be final and binding on all parties. The fees, costs and expenses incurred in connection therewith shall be shared in equal amounts by Bayer and Purchaser; provided, however, Bayer shall bear the full amount of fees, costs and expenses if there are no material changes to the Allocation Schedule. Neither Seller nor Purchaser will file any tax return which is inconsistent with the Allocation Schedule.

5. INVENTORY

5.1 Inventory Payment. Subject to the terms and conditions of this Agreement, Purchaser will pay to Bayer an amount equal to Bayer’s Fully Loaded Standard Cost or such other amount based on Bayer’s Fully Loaded Standard Cost to be mutually agreed between the parties of all Transferred Inventory at the time such Transferred Inventory is transferred to Purchaser (such amount determined in accordance with the Inventory Agreement). It is agreed that the timing of payment and the timing of transfer of inventory title may be varied by country by mutual agreement of the parties.

6.	CLOSING

6.1 The Closing. The licenses granted in Section 2.1.1 will take effect, and the purchase and sale of the Acquired Assets and the assumption of the Assumed Liabilities (the “Closing”) will take place at the offices of Fulbright & Jaworski L.L.P. in Washington, D.C., at the end of the month that is within five (5) Business Days following the satisfaction or waiver of the conditions set forth in Sections 11 and 12 that may be satisfied or waived prior to Closing, or at such other place and on such other date as Purchaser and Bayer may agree in writing, in each case, subject to the satisfaction or waiver of the conditions set forth in Sections 11 and 12. Except as otherwise provided in Section 13, the failure to consummate the purchase and sale provided for in this Agreement on the date and time and at the place specified herein will not relieve any party to this Agreement of any obligation under this Agreement. For all purposes, the Closing shall be effective as of 11:59 pm on the Closing Date.

6.2 Closing Deliveries. The parties will take the actions set forth in this Section 6.2 at the Closing, in each case subject to satisfaction or waiver of the conditions set forth in Sections 11 and 12.

(a) Purchaser will deliver to Bayer the consideration described in Section 4.1 by wire transfer of immediately available funds to the account designated in writing to Purchaser, which account Bayer will designate not fewer than five (5) Business Days prior to the scheduled Closing Date.

(b) Bayer will, and will cause its Affiliates who own Acquired Assets to, execute one or more bills of sale, in a form reasonably acceptable to Purchaser, with respect to all tangible personal property included in the Acquired Assets to be delivered at Closing.

(c) Bayer will, and will cause its Affiliates who own Acquired Assets to, execute one or more domain name assignments in a form to be mutually agreed by the parties.

(d) Bayer, will, and will cause its Affiliates to, execute one or more agreements in a form to be mutually agreed to sublicense, in accordance with the terms and conditions of this Agreement, the Biogen Agreement to Purchaser;

(e) Bayer will deliver to Purchaser an exclusive license from Biogen Idec to Purchaser to use the ZEVALIN and ZEVAMAB trademarks in the Territory or, alternatively, if such exclusive license cannot be completed prior to Closing, an exclusive license from Bayer to use such marks pending completion of the exclusive license from Biogen Idec.

(f) Bayer will, and will cause its Affiliates to, execute one or more assignments in a form to be mutually agreed to license, in accordance with the terms and conditions of this Agreement, the Business-Specific Licensed IP.

(g) Bayer will, and will cause its Affiliates who own Acquired Assets to, and Purchaser will, execute an instrument of assignment and assumption in form and substance reasonably acceptable to the parties with respect to the Assumed Liabilities, Transferred Contracts, Transferred Permits, and other Acquired Assets and such other instruments as will be reasonably requested by Purchaser to vest in Purchaser title in and to the other Acquired Assets, in accordance with the provisions hereof.

(h) Purchaser and Bayer will, or will cause their respective Affiliates to, as appropriate, execute and deliver to each other the following:

(i) the Transition Services Agreement in substantially the form attached hereto as Exhibit A (the “Transition Services Agreement”);

(ii) the Inventory Agreement in substantially the form attached hereto as Exhibit B (the “Inventory Agreement”);

(iii) the Guaranty of Spectrum Parent in substantially the form attached hereto as Exhibit C (the “Guaranty”);

(iv) the Regulatory Support Agreement in a form to be mutually agreed by the parties (the “Regulatory Support Agreement”); and

(v) the Pharmacovigilance Agreement in a form to be mutually agreed by the parties (the “Pharmacovigilance Agreement”).

(i) The parties will deliver the various certificates, instruments and documents required of each of them under Sections 11 and 12.

(h) Bayer will, and will cause its Affiliates who own Acquired Assets that are in tangible form to deliver all such Acquired Assets to the Purchaser (except the Transferred Inventory).

7. REPRESENTATIONS AND WARRANTIES OF BAYER.

In order to induce Purchaser to enter into and perform this Agreement and to consummate the Contemplated Transactions, Bayer hereby represents and warrants to Purchaser, as of the date hereof and as of the Closing Date, as set forth below. Notwithstanding the foregoing, Bayer makes no representations and warranties with respect to Biogen Idec, the Biogen Agreement or the Biogen IP unless otherwise expressly stated and expressly referenced.

7.1 Organization. Bayer and any of its Affiliates that will be a party to any Ancillary Agreement is (a) duly organized, validly existing and, to the extent such concept is applicable in a jurisdiction, is in good standing under the laws of the jurisdiction of its organization and (b) is duly qualified to do business and, to the extent such concept is applicable in a jurisdiction, in good standing in each jurisdiction where the nature of the activities conducted by it or the character of the property owned by it make such qualification necessary, except for those jurisdictions where the failure to be so qualified does not constitute a Material Adverse Effect.

7.2 Power and Authorization. The execution, delivery and performance by Bayer and its Affiliates of this Agreement and each Ancillary Agreement to which Bayer or such Affiliate is (or will be) a party and the consummation of the Contemplated Transactions are within the power and authority of Bayer and any such Affiliate and have been duly authorized by all necessary corporate, limited liability company or other applicable entity action on the part of Bayer and any such Affiliate. This Agreement and each Ancillary Agreement to which Bayer or any of its Affiliates is (or will be) a party (a) has been (or, in the case of Ancillary Agreements to be entered into at, prior to or after the Closing, will be) duly executed and delivered by Bayer or any such Affiliate and (b) assuming the due execution and delivery by Purchaser is (or, in the case of Ancillary Agreements to be entered into at or prior to the Closing, will be) a legal, valid and binding obligation of Bayer and any such Affiliate, enforceable against Bayer and such Affiliates, as applicable, in accordance with its terms, except as enforceability may be (i) limited by any applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and (ii) subject to general principles of equity (regardless of whether that enforceability is considered in a proceeding in equity or at law). Each of Bayer and any of its Affiliates that will be a party to any Ancillary Agreement has the full power and authority necessary to own and use its assets related to the Bayer Business and carry on its relevant portion of the Bayer Business.

7.3 Authorization of Governmental Authorities. Except as disclosed on Schedule 7.3, and ignoring for this purpose the Permits and Section 3.6, no action by (including any authorization, consent or approval), or in respect of, or filing with, any Governmental Authority in any Designated Country is required for, or in connection with (a) the authorization, execution, delivery and performance by Bayer or any of its Affiliates of this Agreement and each Ancillary Agreement to which Bayer or any of its Affiliates is (or will be) a party or (b) the consummation of the Contemplated Transactions by Bayer or any of its Affiliates.

7.4 Noncontravention. Except as disclosed on Schedule 7.4, and ignoring for this purpose Section 3.6, neither the execution, delivery and performance by Bayer or any of its Affiliates of this Agreement or any Ancillary Agreement to which it is (or will be) a party nor the consummation of the Contemplated Transactions will:

(a) assuming the taking of any action by (including any authorization, consent or approval), or in respect of, or any filing with, any Governmental Authority, in each case, with respect to Permits or as disclosed on Schedule 7.3, violate any Legal Requirement applicable to Bayer or any of its Affiliates in any Designated Country;

(b) result in a breach or violation of, or default under, or in the acceleration of, or create in any party the right to accelerate, terminate, modify or cancel, any Contractual Obligation of Bayer or any of its Affiliates;

(c) require any action by (including any authorization, consent or approval) or in respect of (including notice to) any Person under any Contractual Obligation of Bayer or any of its Affiliates;

(d) result in the creation or imposition of a material Encumbrance upon, or the forfeiture of, any Acquired Asset, the Biogen Agreement, any Business-Specific Licensed IP in the Territory or Shared Licensed IP (with regard to the Shared Licensed IP, to the extent it would affect Purchaser’s rights to such Shared Licensed IP under this Agreement); or

(e) result in a breach or violation of, or default under, the Organizational Documents of Bayer or any of its Affiliates.

Bayer has received the consents set forth in Section 2.5.1 and 2.5.2 from Biogen Idec along with any necessary amendments to the Biogen Agreement and the Biogen Supply Agreement to grant the rights and licenses granted to Purchaser hereunder.

7.5 Financial Information. The financial information disclosed as set forth on Schedule 7.5 (a) was derived from the books and records of the Bayer Business, (b) has been prepared using good faith allocations of overhead and other expense items applicable to both the indicated Licensed Product and products other than the indicated Licensed Product where applicable, and (c) fairly presents, in all material respects, the results of operations of the Bayer Business and the Licensed Products as a whole for the indicated periods.

7.6 Inventory. The Transferred Inventory is usable and saleable as of the date of delivery to Purchaser in the Ordinary Course of Business.

7.7 Absence of Certain Developments.

7.7.1 Since December 31, 2011, the Bayer Business has been conducted in the Ordinary Course of Business and, except for the matters disclosed on Schedule 7.7.1 and matters in the Ordinary Course of Business:

(a) neither Bayer nor any of its Affiliates has entered into, amended, terminated or otherwise modified any Transferred Contract required to be disclosed on Schedule 7.18(a) (or any Contractual Obligation that would have qualified as such had it not been previously terminated) that, individually or in the aggregate, would have a Material Adverse Effect;

(b) there has not been any event, occurrence or development that has had, or would have, individually or in the aggregate, a Material Adverse Effect;

(c) neither Bayer nor any of its Affiliates has subjected any of the Acquired Assets or Licensed IP in the Territory to any Encumbrances except Permitted Encumbrances; or

(d) neither Bayer nor any of its Affiliates has sold, transferred, leased, subleased, licensed, sublicensed or otherwise transferred or disposed of, to any third party, any Acquired Assets or Licensed IP in the Territory.

7.8 Assets. Bayer and any of its Affiliates which holds Acquired Assets has good and marketable title to, or, in the case of property held under a lease, license or other Contractual Obligation, an Enforceable leasehold interest, license or other contractual right in, or right to use, all of the Acquired Assets. Except as disclosed on Schedule 7.8, none of the Acquired Assets is subject to any Encumbrance which is not a Permitted Encumbrance.

7.9 Real Property. There is no real property or leasehold interest in real property included in the Acquired Assets.

7.10 Litigation. There is no suit, claim, action, investigation, litigation or proceeding pending or, to the Knowledge of Bayer or its Affiliates, threatened against Bayer or its Affiliates, with respect to the Acquired Assets, the Licensed Products or the Bayer Business which (i) if adversely determined would result in a Material Adverse Effect or (ii) challenges or seeks to prevent or enjoin the transactions contemplated by this Agreement.

7.11 Intellectual Property.

7.11.1 Business Names. Schedule 7.11.1 shall identify as of the Closing Date (a) all Business Domain Names (b) any pending application for a Business Domain Name and (c) any Contractual Obligation relating to any Business Domain Name. For each such Business Domain Name or application therefor, Schedule 7.11.1 sets forth Domain Name, expiration date, owner, registrar, admin-.contact, tech-contact and search results on whether Domain Names are in use.

7.11.2 Licensed IP.

(a) Part A of Schedule 7.11.2 identifies as of the Execution Date and will be updated to identify as of the Closing Date a complete and accurate list of (i) all registered Business-Specific Licensed Trademarks and issued Business-Specific Licensed Patents in the Territory, (ii) each pending application in the Territory with respect to any Business-Specific Licensed IP specified in (i) above, and (iii) each Out-License Agreement.

(b) Part B of Schedule 7.11.2 identifies as of the Execution Date and will be updated to identify as of the Closing Date a complete and accurate list of (i) all issued Shared Licensed Patents in the Territory, and (ii) each pending application in the Territory with respect to any Shared Licensed Patents specified in (i) above.

(c) For each issued or filed Licensed Patent, Schedule 7.11.2 sets forth as of the Execution Date and will be updated to set forth as of the Closing Date, the country in the Territory, title, patent number (if issued), application number, filing date, issue date, inventors, and any continuity relationship (such as continuation, continuation-in-part, divisional) with respect to any other Patent Right. For each registered Shared Licensed Trademark, Schedule 7.11.2 sets forth as of the Execution Date and will be updated to set forth as of the Closing Date, a representative sample of the mark, and for each registered Business-Specific Licensed Trademark, Schedule 7.11.2 sets forth the mark, country of registration in the Territory, registration number (if issued), application number, filing date, issue date, and the description of goods or services covered. For each registered Licensed Copyright, Schedule 7.11.2 sets forth as of the Execution Date and will be updated to set forth as of the Closing Date, the title of the work of authorship, the country in the Territory, and the registration number and registration date if registered or the application date if filed but unregistered. For the Shared Licensed Trade Dress, Schedule 7.11.2 sets forth a representative sample of this trade dress.

7.11.3 Third Party Agreements. Other than the Third Party Agreements identified on Schedule 7.11.1 and Schedule 7.11.2, as of the Execution Date and as updated as of the Closing Date, Bayer has not granted any options, licenses, agreements, or covenants of any kind relating to the Biogen Agreement, the Business-Specific Licensed IP in the Territory or Business Domain Names. Except as provided in an Out-License Agreement identified on Schedule 7.11.2, as of the Execution Date and as updated as of the Closing Date, neither Bayer nor its Affiliates are obligated to indemnify any Person against a charge of infringement of Intellectual Property with respect to the Licensed Products. Each Third Party Agreement and its amendments (i) assuming any such Third Party Agreement and any amendments thereto are Enforceable against the third party or parties that are party to such Third Party Agreement, constitutes an Enforceable Contractual Obligation of Bayer or its Affiliates party thereto, and is in full force and effect, and subject to Schedules 7.3 and 7.4, will continue to be in full force and effect on identical terms immediately following the Closing. Bayer or its Affiliate has performed in all material respects all of its obligations under each of the Third Party Agreements and Bayer or its Affiliates are not (with or without the lapse of time or the giving of notice, or both) in breach or default in any material respect under any Third Party Agreement and, to Bayer’s Knowledge, no other party to any such Contractual Obligation is (with or without the lapse of time or the giving of notice, or both) in breach or default in any material respect thereunder. Except for required consents to assign the agreements set forth on Schedules 7.3 and 7.4, the entry into and consummation of the Contemplated Transactions will not give the counterparty to any Third Party Agreement the right to terminate such Third Party Agreement and will not give rise to any other right of such counterparty with respect to the Business-Specific Licensed IP in the Territory or Business Domain Names.

7.11.4 Title. Except as specified on Schedule 7.11.1 or Schedule 7.11.2, Bayer or its Affiliate identified on Schedule 7.11.1 or Schedule 7.11.2, as applicable, owns and possesses all rights, title, and interests in and to (a) the Business Domain Names and (b) the Business-Specific Licensed IP in the Territory necessary for Bayer and its Affiliates to grant Purchaser the licenses granted in Section 2.1.1 under the Business-Specific Licensed IP in the Territory. Except as specified on Schedule 7.11.2, Bayer or its Affiliate identified on Schedule 7.11.2, as applicable, possesses all rights, title and interests in the Shared Licensed IP necessary for Bayer and its Affiliates to grant Purchaser the licenses granted in Section 2.1.1 under the Shared Licensed IP. Assuming due execution and delivery by Biogen Idec, the Biogen Agreement is in full force and effect and there is no outstanding breach by Bayer or its Affiliates of the Biogen Agreement.

7.11.5 Validity and Enforceability. Except as specified on Schedules 7.7.1 and 7.11.5, to Bayer’s Knowledge, the registered or issued Business-Specific Licensed IP is, valid and enforceable (or, in the case of applications for Patent Rights, are pending) in the Territory.

7.11.6 Licensed IP. The Licensed IP contains all the Intellectual Property Controlled by Bayer or its Affiliates and used by Bayer or its Affiliates in the manufacture, use, sale, distribution, or importation of the Licensed Products in the Territory. Other than the Licensed IP, there is no other Intellectual Property Controlled by Bayer or its Affiliates used by Bayer or its Affiliates in the Bayer Business. For the avoidance of doubt, Bayer or its Affiliates Control the Biogen IP only to the extent provided in the Biogen Agreement in accordance with the terms and conditions of the Biogen Agreement.

7.11.7 Orders. Except as specified on Schedules 7.11.7 and 7.11.12, no Licensed IP owned by Bayer or its Affiliates is subject to any outstanding Governmental Order in the Territory, and no Action is pending or, to Bayer’s Knowledge, threatened, in the Territory that challenges the legality, validity, Enforceable nature of, use or ownership of such Licensed IP. In addition, to Bayer’s Knowledge, (a) the Biogen IP licensed to Bayer or its Affiliates is not subject to any outstanding Governmental Order in the Territory, and (b) no Action is pending or threatened in the Territory that challenges the legality, validity, Enforceable nature of, use or ownership of such Business-Specific Licensed IP and Shared Licensed IP. There is no outstanding Governmental Order in the Territory that restricts Bayer from granting to Purchaser the licenses granted in Section 2.1.1.

7.11.8 Infringement and Misappropriation. To Bayer’s Knowledge, the conduct of the Bayer Business will not interfere with, infringe upon, misappropriate (or any other terms in jurisdictions other than the United States that have similar meaning) any Intellectual Property rights of third parties.

7.11.9 Third Party Infringement and Misappropriation. Except as set forth on Schedule 7.11.9, to Bayer’s Knowledge, no third party is infringing upon or has misappropriated any Biogen IP, Business-Specific Licensed IP or Business Domain Name in the Territory, and no third party is infringing upon or has misappropriated any Shared Licensed IP (to the extent such actions affect Purchaser’s rights in the Shared Licensed IP) in the Territory.

7.11.10 Royalties. Except as disclosed on Schedule 7.11.10, there are no contracts which require the payment of royalties by Bayer or its Affiliates with respect to the sales of Licensed Products.

7.11.11 Employees and Consultants. Schedule 7.11.11 identifies each Business-Specific Licensed Patent in the Territory which names at least one inventor covered by the German Employee’s Invention Act (“GEIA”) who has not waived his or her rights according to Articles 14 and 16 of the GEIA. In each such Business-Specific Licensed Patent where Bayer decided to pursue a patent application and/or patent, Bayer has (x) properly claimed the underlying invention in such patent application or patent in compliance with Article 6(1) of the GEIA or (y) entered into a contract with such inventor wherein the rights to the invention are transferred to Bayer. In each such scheduled Business-Specific Licensed Patent where Bayer has decided not to pursue or to abandon a patent or patent application in any country, Bayer has properly informed any inventor who has not waived his right according to Article 14(2) GEIA in accordance with Article 14(2) of the GEIA. No such informed inventor has notified Bayer that he or she intends to pursue his or her rights in such invention.

7.11.12 Litigation. Except as specified on Schedule 7.11.12, to Bayer’s Knowledge, no Actions concerning the Licensed IP or Business Domain Names are currently pending or are, to Bayer’s Knowledge, threatened, in the Territory that if determined adversely to Bayer would have a Material Adverse Effect on the Contemplated Transactions or would impair in any material respect Purchaser’s rights under the licenses granted in Section 2.1.1.

7.11.13 Consents. There are no In-License Agreements other than the Biogen Agreement, and the Biogen Agreement requires consent to sublicense pursuant to the terms and conditions of the Biogen Agreement.

7.12 Intentionally Omitted.

7.13 Legal Compliance; Permits; Regulatory Matters.

7.13.1 Compliance. Except as set forth on Schedule 7.13.1, neither Bayer nor any of its Affiliates, in each case with respect to the Bayer Business, has since January 1, 2011, been in material breach or violation of, or material default under any material Legal Requirement.

7.13.2 Permits. Except as set forth on Schedule 7.13.2, Bayer and each Affiliate which conducts a portion of the Bayer Business has been duly granted in the Designated Countries all Permits under all Legal Requirements necessary for the conduct of the Bayer Business and exclusively related to the Bayer Business. Schedule 7.13.2 shall list as of the Closing Date each Permit and pending application therefor used (or intended for use in, in the case of pending applications) in the Bayer Business, including all Permits pursuant to which Bayer or any of its Affiliates is authorized or licensed to manufacture, market or sell a Licensed Product. Except as disclosed on Schedule 7.13.2 as of the Closing Date, with respect to Designated Countries, (a) such Permits are valid and in full force and effect, (b) neither Bayer nor any of its Affiliates is in material breach or violation of, or material default under, any such Permit, (c) Bayer and each Affiliate has filed all material reports, notifications and filings with, and has paid all regulatory fees to, the applicable Governmental Authority necessary to maintain all of such Permits in full force and effect, and (d) since January 1, 2011, neither Bayer nor any of its Affiliates has received written notice to the effect that a Governmental Authority was or is considering the withdrawal, suspension, termination, revocation or cancellation of any such Permit.

7.13.3 Regulatory and Related Matters. Except as disclosed on Schedule 7.13.3, since January 1, 2011, with respect to the Bayer Business and the Licensed Products, in the Designated Countries neither Bayer nor any of its Affiliates (a) has received any written notice from any Person alleging any violation of any material Legal Requirement, or (b) been the subject of a written order or a written assessment of penalty by any Governmental Authority .

7.14 Clinical Investigations. Schedule 7.14 shall list as of the Closing Date any interest or ownership rights of Bayer in, and any regulatory filings or submissions by Bayer since January 1, 2009 and still outstanding related to, the conduct of clinical investigations relating to Licensed Product.

7.15 Regulatory Filings. Except as disclosed on Schedule 7.15, to the knowledge of Bayer and each Affiliate which conducts a portion of the Bayer Business, all regulatory filings were prepared, filed and maintained in accordance with applicable Legal Requirements.

7.16 Recalls. Except as disclosed on Schedule 7.16 and except as would not have a Material Adverse Effect, since January 1, 2009, there has not been any occurrence of any product recall, market withdrawal or replacement, or post-sale warning by on behalf of Bayer concerning Licensed Product.

7.17 Tax Matters.

7.17.1 Bayer has timely filed all Tax Returns that it was required to file. All such Tax Returns were correct and complete in all respects. All Taxes owed by Bayer (whether or not shown on any Tax Return) have been paid. Bayer is currently not the beneficiary of any extension of time within which to file any Tax Return. No claim has ever been made by a U.S. or foreign Governmental Authority in a jurisdiction where Bayer does not file Tax Returns that it is or may be subject to taxation by that jurisdiction. Bayer has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

7.17.2 Bayer has withheld and paid all Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party and all Tax Returns with respect thereto have been correctly completed and timely filed.

7.17.3 Bayer does not expect any U.S. or foreign Governmental Authority to assess additional Taxes for any period for which Tax Returns have been filed. There is no dispute or claim concerning any Tax liability of Bayer that has been raised in writing by any U.S. or foreign Governmental Authority or which Bayer has knowledge based on personal contact with any agent of any U.S. or foreign Governmental Authority.

7.17.4 The Assumed Liabilities will not include a “parachute payment” within the meaning of Section 280G of the Internal Revenue Code.

7.17.5 Except as set forth on Schedule 7.17, there are no Encumbrances with respect to Taxes upon any Acquired Asset, other than for current Taxes not yet due and payable.

7.18 Contracts.

(a) Schedule 7.18(a) sets forth as of the Execution Date and will be updated to set forth as of the Closing Date each Transferred Contract described below:

(i) any Contractual Obligation (or group of related Contractual Obligations) the performance of which involves annual payments to or by Bayer and its Affiliates in the aggregate in excess of $100,000, other than any Contractual Obligation which by its terms can be terminated upon no greater than sixty (60) days’ notice without material penalty or any further obligation or Liability to Bayer or any of its Affiliates;

(ii) any licenses of Intellectual Property; and

(iii) any Contractual Obligation with any Governmental Authority.

(b) Schedule 7.18(b) sets forth as of the Execution Date and will be updated to set forth as of the Closing Date any Joint Contract in which the aggregate payments attributable to the Bayer Business exceeds $100,000 in the aggregate.

7.19 Enforceability, etc. Each Contractual Obligation required to be disclosed on Schedule 7.18 (Contracts) and which is a Transferred Contract or Joint Contract (each, a “Disclosed Contract”) is Enforceable against Bayer or its Affiliate (assuming for this purpose that such Contractual Obligation is Enforceable against the counterparties to such Contractual Obligation) and is in full force and effect, and, subject to obtaining any necessary consents disclosed in Schedule 7.3 or Schedule 7.4, will continue to be so Enforceable and in full force and effect on substantially identical terms immediately following the Closing.

7.20 Breach, etc. Neither Bayer nor any of its Affiliates nor, to Bayer’s Knowledge, any other party to any Disclosed Contract, is in material breach or material violation of, or material default under any Disclosed Contract.

7.21 Litigation; Governmental Orders. Except as disclosed on Schedule 7.21, there is no Action to which Bayer or an Affiliate is a party (either as plaintiff or defendant) or to which the Acquired Assets are subject pending, or to Bayer’s Knowledge, threatened, in each case with respect to the Bayer Business or the Licensed Products. Except as disclosed on Schedule 7.21, no Governmental Order has been issued and remains in force which is applicable to the Bayer Business or any Acquired Asset.

7.22 No Brokers. Neither Bayer nor any of its Affiliates has any Liability of any kind to, or is subject to any claim of, any broker, finder or agent in connection with the Contemplated Transactions other than those which will be borne by Bayer or an Affiliate.

8. REPRESENTATIONS AND WARRANTIES OF PURCHASER.

In order to induce Bayer to enter into and perform this Agreement and to consummate the Contemplated Transactions, Purchaser hereby represents and warrants to Bayer, as of the date hereof and as of the Closing Date, that:

8.1 Organization. Purchaser and any Affiliate of Purchaser that will be a party to any Ancillary Agreement is (a) duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and (b) is duly qualified to do business and in good standing in each jurisdiction where the nature of the activities conducted by it or the character of the property owned by it make such qualification necessary, except for those jurisdictions where the failure to be so qualified does not have a material adverse effect on Purchaser or any such Affiliate of Purchaser. Purchaser is a wholly-owned subsidiary of Spectrum Pharmaceuticals International Holdings, LLC, a wholly owned subsidiary of Parent.

8.2 Power and Authorization. The execution, delivery and performance by Purchaser and its Affiliates of this Agreement and each Ancillary Agreement to which Purchaser or such Affiliate is (or will be) a party and the consummation of the Contemplated Transactions are within the power and authority of Purchaser and any such Affiliate and have been duly authorized by all necessary corporate action on the part of Purchaser and any such Affiliate. This Agreement and each Ancillary Agreement to which Purchaser or an Affiliate is (or will be) a party (a) has been (or, in the case of Ancillary Agreements to be entered into at, prior to or after the Closing, will be) duly executed and delivered by Purchaser or its Affiliate and (b) assuming the due execution and delivery by Bayer is (or in the case of Ancillary Agreements to be entered into at, prior to or after the Closing, will be) a legal, valid and binding obligation of Purchaser or its Affiliate, enforceable against Purchaser or its Affiliate in accordance with its terms, except as that enforceability may be (i) limited by any applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and (ii) subject to general principles of equity (regardless of whether that enforceability is considered in a proceeding in equity or at law). Each of Purchaser and each Affiliate that will be a party to any Ancillary Agreement has the full power and authority necessary to own and use the Acquired Assets related to the Business that is held by it as of the Closing Date and carry on its relevant portion of Business.

8.3 Authorization of Governmental Authorities. Except as disclosed on Schedule 8.3, no action by (including any authorization, consent or approval), or in respect of, or filing with, any Governmental Authority in any Designated Country is required for, or in connection with (a) the authorization, execution, delivery and performance by Purchaser or any of its Affiliates of this Agreement and each Ancillary Agreement to which it is (or will be) a party or (b) the consummation of the Contemplated Transactions by Purchaser or any of its Affiliates.

8.4 Noncontravention. Except as disclosed on Schedule 8.4 or as would not reasonably be expected to have a material adverse effect on the ability of Purchaser and its Affiliates to consummate the Contemplated Transactions on a timely basis, neither the execution, delivery and performance by Purchaser or any of its Affiliates of this Agreement or any Ancillary Agreement to which Purchaser or any of its Affiliates is (or will be) a party nor the consummation of the Contemplated Transactions will:

(a) assuming the taking of any action by (including any authorization, consent or approval) or in respect of, or any filing with, any Governmental Authority, in each case, as disclosed on Schedule 8.3, violate any provision of any Legal Requirement applicable to Purchaser or any of its Affiliates in any Designated Country;

(b) result in a breach or violation of, or default under, any Contractual Obligation of Purchaser or any of its Affiliates;

(c) require any action by (including any authorization, consent or approval) or in respect of (including notice to), any Person under any Contractual Obligation; or

(d) result in a breach or violation of, or default under, the Organizational Documents of Purchaser or any of its Affiliates.

8.5 No Brokers. Neither Purchaser nor any of its Affiliates has any Liability of any kind to, and is not subject to any claim of, any broker, finder or agent with respect to the Contemplated Transactions other than those which will be borne by Purchaser or any of its Affiliates.

8.6 Litigation. There is no suit, claim, action, investigation, litigation or proceeding pending or, to the knowledge of Purchaser or its Affiliates, threatened against Purchaser or its Affiliates, with respect to the Acquired Assets, the Licensed Products or the Business in the Territory which (i) if adversely determined would result in a material adverse effect on Purchaser or its Affiliates or (ii) challenges or seeks to prevent or enjoin the transactions contemplated by this Agreement.

9. COVENANTS.

9.1 Closing. Bayer will, and will cause its Affiliates to, and Purchaser will, each use commercially reasonable efforts to cause all of the conditions to the consummation of the Contemplated Transactions to be satisfied as soon as practicable.

9.2 Operation of Bayer Business.

9.2.1 Conduct of Bayer Business. From the Execution Date until the Closing Date, Bayer will, and will cause its Affiliates to:

(a) conduct the Bayer Business and maintain the Books and Records of the Bayer Business in the Ordinary Course of Business; and

(b) use its commercially reasonable efforts to maintain in full force and effect all Permits held by Bayer or its Affiliates used in the Bayer Business;

(c) maintain in all material respects the Acquired Assets including all Inventory in a state of repair and condition that complies with Legal Requirements and is consistent with the conduct of the Bayer Business in the Ordinary Course of Business;

(d) comply in all material respects with all Legal Requirements and Contractual Obligations applicable to the Bayer Business.

9.2.2 Negative Covenant. From the Execution Date until the Closing Date, Bayer will not, and will cause its Affiliates not to, without the advance written consent of the Purchaser that shall not be unreasonably withheld, conditioned or delayed:

(a) take any affirmative action, or fail to take any reasonable action within its control, which would cause any changes or events listed in Section 7.7 above to occur;

(b) make any material modification to the Biogen Agreement;

(c) allow the levels of raw materials, supplies, products or other materials included in the Inventories, or products in the commercial pipeline to increase materially from the levels maintained in the Ordinary Course of Business; or

(d) enter into any compromise or settlement of any Action in the Territory involving the Bayer Business, Licensed Products, Licensed IP or the Assumed Liabilities.

9.2.3 Control of Bayer Business. Nothing contained in this Agreement shall give Purchaser, directly or indirectly, the right to control or direct Bayer’s operations prior to the Closing, to the extent such right would violate applicable Legal Requirements. Prior to the Closing, Bayer shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its operations.

9.3 Notices and Consents.

9.3.1 Bayer. Bayer will, and will cause its Affiliates to, give all notices to, make all filings with and use its commercially reasonable efforts to obtain all authorizations, consents or approvals from, any Governmental Authority or other Person that are set forth on Schedule 7.3 and Schedule 7.4.

9.3.2 Purchaser. Purchaser will give all notices to, make all filings with and use its commercially reasonable efforts to obtain all authorizations, consents or approvals from, any Governmental Authority or other Person that are set forth on Schedule 8.3 and Schedule 8.4.

9.3.3 Antitrust Laws. In addition to and without limiting the foregoing, Bayer and Purchaser will (a) take promptly all actions necessary to prepare any filings, required of any of them under the Antitrust Laws; (b) make such filings as soon as reasonably practicable; (c) use commercially reasonable efforts to comply at the earliest practicable date with any request for additional information received by any of them from any Governmental Authority with authority regarding antitrust or competition matters; and (d) reasonably cooperate with each other in connection with the preparation and making of any such filings and the clearance of the Contemplated Transactions under Antitrust Laws. Notwithstanding the foregoing, nothing in this Agreement shall require Purchaser or Bayer or any of their respective Affiliates to sell, hold separate, license or otherwise dispose of any assets or conduct their business in a specified manner, or agree or proffer to sell, hold separate, license or otherwise dispose of any assets or conduct their business in a specified manner, or permit or agree to the sale, holding separate, licensing or other disposition of, any assets of Purchaser or Bayer or any of their respective Affiliates, whether as a condition to obtaining any approval from, or to avoid potential litigation or administrative action by, a Governmental Authority or any other Person or for any other reason. Each party agrees to notify the other party promptly of any material communication from a Governmental Authority regarding the Contemplated Transactions. Without limiting the generality of the foregoing, each party shall provide to the other party (or its Representatives) upon request copies of all correspondence and written productions between such party and any Governmental Authority relating to the Contemplated Transactions. The parties may, as they deem advisable, designate any competitively sensitive materials provided to the other party under this Section 9.3.3 as “outside counsel only.” Such materials and the information contained therein shall be given only to outside counsel of the recipient and will not be disclosed by such outside counsel to employees, officers, or directors of the recipient without the advance consent of the party providing such materials. Subject to Legal Requirements, the parties will consult and cooperate with each other in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, and proposals made or submitted to any Governmental Authority regarding the Contemplated Transactions by or on behalf of any party.

9.3.4 Modifications in Response to Requirements from Governmental Authorities. Notwithstanding anything else in this Agreement, if a Governmental Authority with authority to administer or make determinations under antitrust or competition Legal Requirements requires as a condition to clearance of the Contemplated Transactions under applicable Antitrust Laws that this Agreement and/or an Ancillary Agreement be amended (a “Regulatory Clearance Amendment”) in a manner that does not (A) increase the obligations of Bayer or Purchaser hereunder or under an Ancillary Agreement or (B) result in what either Bayer or Purchaser determines, in its sole discretion exercised in good faith, is an unacceptable risk of non-compliance by Bayer or Purchaser, respectively with applicable Drug Laws, then the parties shall enter into good faith negotiations to amend this Agreement to reflect the Regulatory Clearance Amendment.

9.4 Purchaser’s Access to Premises; Information. Subject to applicable Legal Requirements, from the Execution Date until the Closing Date, Bayer will, and will cause its Affiliates to, permit Purchaser and its Representatives to have access (at reasonable times and upon reasonable notice) to all premises, properties, books, records (excluding income Tax records), purchase order records, information and estimates regarding the amounts of each Licensed Product held by wholesalers, distributors and other resellers, contracts, financial and operating data and information and documents pertaining to the Bayer Business. For the avoidance of doubt, neither Bayer nor its Affiliates will be required to create records nor to compile data that it has not otherwise created or compiled.

9.5 Transaction Expenses. Except as otherwise provided in Section 3.7, with respect to the costs and expenses (including legal, accounting, consulting, advisory and brokerage) incurred in connection with the Contemplated Transactions (such costs and expenses, the “Transaction Expenses”), each party will bear its own Transaction Expenses.

9.6 Confidentiality.

9.6.1 Existing CDA. The parties hereby agree that the Confidential Disclosure Agreement shall remain in full force and effect until the earlier of the Closing Date or the date this Agreement is terminated pursuant to Section 13.1.

9.6.2 Non-Disclosure and Non-Use.

(a) Confidential Information. Purchaser and Bayer agree that the terms and conditions of this Agreement and the Ancillary Agreements, any activities conducted in connection with or pursuant to this Agreement or the Ancillary Agreements, and information disclosed by either party in accordance with this Agreement or the Ancillary Agreements or in the course of performance under the Ancillary Agreements, including the performance and receipt of services under the Transition Services Agreement (“Confidential Information”), will be used and disclosed by the receiving party only to perform its obligations and exercise its rights under this Agreement and the Ancillary Agreements and/or to conduct the Business. Information relating to the Acquired Assets, Licensed Products (to the extent it is not Shared Licensed IP) and Business-Specific Licensed IP will be considered the Confidential Information of Purchaser. The terms and conditions of this Agreement will be considered the Confidential Information of the parties to the Agreement, as if all parties were receiving parties. Notwithstanding the foregoing, “Confidential Information” will not include:

(i) information (other than information relating to the Acquired Assets, Licensed Products (to the extent it is not Shared Licensed IP) and Business-Specific Licensed IP) that the receiving party can establish was already known by the receiving party (other than under an obligation of confidentiality) at the time of disclosure by the disclosing party;

(ii) information that the receiving party can establish was generally available to the public or otherwise part of the public domain at the time of its disclosure to the receiving party; or

(iii) information that the receiving party can establish became generally available to the public or otherwise part of the public domain after its disclosure or development, as the case may be, other than through any act or omission of the receiving party or any of its Affiliates.

(b) Authorized Disclosure and Use. Notwithstanding the foregoing provisions of Subsection (a), each party may disclose Confidential Information belonging to the other party to the extent such disclosure is reasonably necessary to:

(i) prosecute or defend an Action;

(ii) comply with applicable Legal Requirements and any stock exchange rules; or

(iii) make filings and submissions to, or correspond or communicate with, any Governmental Authority.

In the event a party deems it reasonably necessary to disclose Confidential Information belonging to the other party pursuant to clauses (i), (ii) or (iii) of this Section 9.6.2(b), the disclosing party will (unless prohibited by applicable Legal Requirements) give reasonable advance notice of such disclosure to the other party, consult with the other party with regard to the disclosure of Confidential Information and take all reasonable measures to ensure confidential treatment of such information. Each party will promptly notify the other party upon becoming aware of any misappropriation or unauthorized disclosure or use of the other party’s Confidential Information.

9.7 Publicity. The parties have agreed to the press releases announcing the transactions contemplated by this Agreement. On or after the date hereof, the parties hereto may make public disclosures regarding the transactions contemplated by this Agreement provided such disclosure is consistent with the agreed upon press release, or by the mutual written consent of Purchaser and Bayer, or other information previously publicly disclosed in compliance herewith. The provisions of this Section 9.7 will not prohibit (a) any disclosure required by any applicable Legal Requirements, or the rules of any stock market (in which case the disclosing party will provide the other parties with the opportunity to review in advance the disclosure) or (b) any disclosure made in connection with the enforcement of any right or remedy relating to this Agreement or the Contemplated Transactions.

9.8 Transfer of Certain Funds Received Post-Closing. With respect to any and all amounts received or collected by Bayer or any of its Affiliates from and after the Closing attributable to, or in respect of, the Business (other than with respect to an Excluded Asset), Bayer will provide notice of such receipt or collection to Purchaser (including information included with such payment or otherwise within Bayer’s possession with respect to such payment, including invoice and/or remittance information) and pay monthly to Purchaser any and all such amounts so received or collected by wire transfer of immediately available funds to an account specified by Purchaser or by other means acceptable to Purchaser. With respect to any and all amounts received or collected by Purchaser or any of its Affiliates from and after the Closing attributable to, or in respect of, any Excluded Asset, Purchaser will provide notice of such receipt or collection to Bayer (including information included with such payment or otherwise within Bayer’s possession with respect to such payment, including invoice and/or remittance information) and pay monthly to Bayer any and all such amounts so received or collected by wire transfer of immediately available funds to an account specified by Bayer or by other means acceptable to Bayer.

9.9 Transfer of Permits.

9.9.1 Promptly after the Execution Date, the parties will collaborate to determine a timetable and procedure for the transfer or re-issuance to Purchaser of all Permits held by Bayer or its Affiliates used in the Bayer Business. The parties shall, and shall cause their Affiliates to, use commercially reasonable efforts to (a) provide the required notices to, and/or obtain the authorizations, approvals, consents or waivers from, Governmental Authorities and third parties in order to transfer all Transferred Permits to Purchaser or its Affiliates and/or to enable Purchaser or its Affiliates to obtain its or their own substitute Permits for the Bayer Business and (b) to the extent permitted under applicable Legal Requirements and/or the issuing body of a Permit, allow Purchaser or its Affiliates to distribute, market, import and sell Licensed Products from and after the Closing while the applicable Permit remains held by Bayer or an Affiliate or until Purchaser or its Affiliates can obtain its or their own Permit. With respect to all Permits that relate in part to the Bayer Business and in part to businesses of Bayer and its Affiliates other than the Bayer Business (the “Joint Permits”), each of Purchaser and Bayer shall use commercially reasonable efforts in seeking separate Permits for each such business.

9.9.2 If a Transferred Permit is not transferred at Closing or Purchaser or its designee has not obtained a substitute Permit required to distribute, market, import and sell a Licensed Product in a country at the time of the Closing, then, in accordance with the timetable and procedure determined by the parties, at the request of Purchaser, the parties shall use commercially reasonable efforts to (a) enter into such contractual relationships with one another and/or, as appropriate, their respective Affiliates and (b) do, execute, acknowledge and deliver all such further acts and other instruments and papers as may be reasonably required or appropriate, to enable the uninterrupted marketing, distribution, importation and sale of Licensed Products after the Closing in each country in which Licensed Products were marketed, distributed or sold prior to the Closing in a manner that allows Purchaser to record the revenue from such sale immediately after Closing, and in which Purchaser has confirmed it or its Affiliate wishes to continue to market, distribute, import and sell following the expiration of the periods referred to below. Any such contractual arrangement must be consistent with applicable Legal Requirements and the applicable Permit, and not require Bayer to establish new procedures, structures or organizations than those in effect as of Closing and provide for indemnification of Bayer and, as applicable, its Affiliates.

9.9.3 Purchaser will, or will cause its Affiliates to, use commercially reasonable efforts to apply for transfers of Permits or issuances of substitute Permits as promptly as practicable following Closing and in any event, within eighteen (18) months after the Closing.

9.10 Rebates, Chargebacks, Returns and Other Adjustments. Responsibility for returns, rebates, chargebacks, cash discounts and fees for services paid to wholesalers and distributors will be allocated between Bayer and Purchaser in accordance with this Section 9.10, except as may otherwise be required by applicable Legal Requirement. Sections 9.10.1 through 9.10.4 apply to such items generated in each country where such allocation methods may reasonably be applied. In each other country where the allocation methods cannot be reasonably applied, the parties will work in good faith to determine an alternative allocation method in accordance with the principles set forth herein.

9.10.1 Rebates. All rebates calculated against periods entirely preceding the Closing date shall be the sole responsibility of Bayer. All rebates calculated against periods including or following the Closing Date will be the sole responsibility of Purchaser, except that Bayer will make a payment to Purchaser to account for the portion of the quarter in which the Closing occurred during which Bayer owned the Business and the amount of inventory in the wholesale and distribution channels at the Closing. Calculation of this payment will be based on the application of a ratio, being the number of Business Days in the calendar quarter in which the Closing occurs prior to and including the Closing Date, plus the number of days of supply of a Licensed Product held by wholesalers and distributors on the Closing Date, divided by the total number of Business Days in such calendar quarter, stated as follows:

(A+C)	=	“Bayer Rebate Liability” (expressed as %)
B

A	=	The number of Business Days from and including the first day of the applicable quarter to and including the Closing Date

B	=	The number of Business Days in the applicable calendar quarter

C	=	The number of Business Days of supply of a Licensed Product held by wholesalers and distributors on the Closing Date (the “Days of Channel Inventory”); whereby the sum of A and C shall not exceed B.

The “Rebate True Up Payment” will be equal to the product of (i) the Bayer Rebate Liability and (ii) the aggregate amount of rebates of a Licensed Product calculated against the quarter in which the Closing occurs. The Days of Channel Inventory on the Closing Date will be determined, to the extent practicable, on the basis of appropriate documentation and substantiation and, in circumstances where substantiation is not practicable, the reasonable, good faith estimate of the parties. If the parties cannot agree on the Days of Channel Inventory after an exchange of supporting documents and a meeting of the parties the matter will be resolved in accord with Section 16.10. The Rebate True Up Payment will be due and payable in Euros on the last day of the second quarter which begins after the Closing Date (for example, for a closing that occurs in the second quarter, the Rebate True Up Payment would be the last Business Day of the fourth quarter). The parties will collaborate in good faith from and after the Execution Date to the date the Rebate True Up Payment is due to determine the Days of Channel Inventory and the amount of the Rebate True Up Payment in accordance with this Section 9.10.1. This calculation must be performed separately on a Licensed Product by Licensed Product basis. Any amounts that must be converted to Euros shall be converted using the Bayer accounting rate as of the applicable date.

9.10.2 Chargebacks. The obligations of the parties for chargebacks will be allocated based on the setting of a Chargeback Liability Shift Date with chargebacks on wholesaler invoices to their customers dated before the Chargeback Liability Shift Date being the obligation of Bayer, and chargebacks on wholesaler invoices to their customer sent on or after that date being the responsibility of Purchaser. The “Chargeback Liability Shift Date” shall be the number of Business Days after the Closing Date equal to the Days of Channel Inventory on the Closing Date. Whether an invoice falls before or after the Chargeback Liability Shift Date shall be determined by reference to the date on the wholesaler invoice to its customer. This analysis will be done on an invoice-by-invoice basis for each Licensed Product. Purchaser will pay all chargebacks which become due after the Closing Date (except to the extent Bayer does so on Purchaser’s behalf under the Transition Services Agreement), and will invoice Bayer monthly for the chargebacks for which Bayer is responsible.

9.10.3 Fees for Service. If a wholesaler, distributor or retailer is entitled to a fee-for-service delivered over time (e.g. inventory management services) such fee will be pro-rated between Bayer and Purchaser based on the relative portion of such period falling before or after the Closing Date.

9.10.4 Returns. Any return from a production lot of Licensed Product, one hundred percent (100%) of which was sold by Bayer, will be the sole responsibility of Bayer. Any return from a production lot of Licensed Product, one hundred percent (100%) of which was sold by Purchaser, will be the sole responsibility of Purchaser. Any return from a production lot sold partially by Bayer and partially by Purchaser shall be shared by Bayer and Purchaser as described below.

(a) The average dating of inventory of a Licensed Product manufactured in a production lot sold partially by Bayer and partially by Purchaser at the time of sale by Bayer or an Affiliate over the year preceding the Closing Date expressed in months to expiry will be determined as of the Closing Date (the “Average Age”) and added to the Closing Date to determine an “Adjusted Expiration Date.” For example, if the Average Age is nine (9) months and Closing occurs on April 15, the Adjusted Expiration Date will be January 15 of the following year.

(b) The period extending from three (3) months before the Adjusted Expiration Date to six (6) months after the Adjusted Expiration Date will be the “Overlap Period.”

Any return of a Licensed Product prior to the Overlap Period will be the sole responsibility of Bayer. Any return of a Licensed Product after the Overlap Period will be the sole responsibility of Purchaser. Responsibility for any return of a Licensed Product during the Overlap Period will be shared equally by Bayer and Purchaser 50/50. The Average Age will be determined, to the extent practicable, on the basis of appropriate documentation and substantiation, and in circumstances where substantiation is not practicable, the reasonable, good faith estimate of the parties.

9.11 Transition Assets. To the extent Bayer or its Affiliates requires the use of any Acquired Asset to perform its obligations under any of the Ancillary Agreements (the “Transition Assets”), Bayer will inform Purchaser of such need and Purchaser will make such Transition Assets available to Bayer for this purpose for the period of time Bayer requires such Transition Assets to perform its obligations under any of the Ancillary Agreements.

9.12 Joint Contracts. With respect to any Contractual Obligations with third parties relating in part to the Bayer Business and in part to the businesses of Bayer and its Affiliates other than the Bayer Business, which shall be set forth on Schedule 9.12 (each, a “Joint Contract”), Purchaser will attempt to enter into a separate Contractual Obligation with the counterparty or counterparties to such Joint Contract with respect to the portion of such Joint Contract exclusively related to the Bayer Business on the same terms and conditions applicable to the Bayer Business. If Purchaser is unable to replace such Joint Contract with a separate Contractual Obligation the portion of a Joint Contract exclusively related to the Bayer Business, Bayer will, and will cause its Affiliates to, if permitted by the Terms of such Joint Contract, take commercially reasonable efforts (including by seeking an amendment of the Joint Contract, if necessary) to provide to Purchaser the benefits under such Joint Contract with respect to the Business, until the stated expiration of such Joint Contract, without regard to any available renewal options. In such event, the benefits and obligations under such Joint Contract exclusively related to the Business shall be for the account of Purchaser, and the remaining benefits and obligations shall be retained by Bayer and its Affiliates. Bayer and each of its Affiliates that are parties to any Joint Contract shall perform their obligations thereunder so as not to create a material default. Neither Bayer nor its Affiliates will be obligated to extend credit to Purchaser under a Joint Contract.

9.13 Books and Records. Bayer may retain copies of Books and Records that do not relate exclusively to the Acquired Assets or Assumed Liabilities or are necessary to perform its legal obligations hereunder or under the Ancillary Agreements or defend or prosecute any Claim brought by Bayer or its Affiliates against any third party or by any third party against Bayer or its Affiliates. Bayer and its Affiliates shall promptly deliver any Books and Records other than Excluded Books and Records discovered after the Closing Date. Notwithstanding the foregoing, following Closing Bayer shall provide Purchaser, upon the request of Purchaser, with copies of and reasonable access to all Excluded Books and Records other than the Books and Records referred to in clause (i) of the definition of Excluded Books and Records; provided that any such Excluded Books and Records may be redacted as necessary; and Bayer and its Affiliates shall keep confidential and not use except as permitted in this Agreement and in the Ancillary Agreements any information in (i) the Books and Records that are not Excluded Books and Records and (ii) such Excluded Books and Records that constitutes business or trade secrets relating to the Bayer Business; and provided, further, that Bayer shall ensure that all such Books and Records relating to any Taxes that may be subject to indemnification under this Agreement are retained by Bayer and its Affiliates until the applicable statute of limitations (including periods of waiver) has expired for any Tax returns filed or required to be filed covering the periods up to and including the Closing Date.

9.14 Further Assurances. From and after the Closing Date, upon the request of either Bayer or Purchaser, each of the parties hereto will, and will cause their Affiliates to, do, execute, acknowledge and deliver all such further acts, assurances, deeds, assignments, transfers, conveyances and other instruments and papers as may be reasonably required or appropriate to carry out the Contemplated Transactions. Bayer will, and will cause its Affiliates to, provide all cooperation reasonably requested by Purchaser in connection with any effort by Purchaser to establish, perfect, defend, or enforce its rights in or to the Acquired Assets, including executing further consistent assignments, transfers, pledges and releases, and causing its Representatives and agents to provide good faith testimony by affidavit, declaration, deposition or other means. Bayer will, and will cause its Affiliates to, refer all customer inquiries relating to the Bayer Business to Purchaser from and after the Closing. Bayer will, and will cause its Affiliates and its and their respective Representatives to, cooperate and assist Purchaser with an orderly transition of the Bayer Business and Acquired Assets to Purchaser. Bayer will not, and will cause its Affiliates not to, take any action that is designed or intended to have the effect of discouraging any lessor, licensor, supplier, distributor or customer of the Bayer Business or other Person with whom the Bayer Business has a relationship from maintaining the same relationship with the Business after the Closing as it maintained prior to the Closing.

9.15 Non-Competition. From and after the Closing Date, for a period of [***], or if such period is not allowable by law in a country, then for the maximum period allowable by law in such country, Bayer and its Affiliates will not, directly manufacture, offer for sale, sell, distribute, or actively assist or enable a third Person to manufacture, offer for sale, sell, distribute, [***]. If Bayer acquires a Person which is in the business of distributing, marketing or selling an [***] product for [***], it will not be deemed in violation of this Section 9.15 if it [***].

[***]: CONFIDENTIAL PORTIONS OMITTED AND FILED SEPARATELY WITH THE COMMISSION.

9.16 SEC Financial Statements. If Parent determines in good faith after consultation with Parent’s professional advisors that Parent would be required under the applicable Legal Requirements to file with the SEC audited annual financial statements of the Bayer Business (the “Audited Financial Statements”) for the periods specified by Rule 3-05 of Regulation S-X (any Audited Financial Statements, the “SEC Financial Statements”), then Parent shall provide written notice to Bayer of such determination at least seventy (70) days prior to the required filing date at the SEC, provided that such seventy day period will be reduced as necessary day for day from the required filing date at the SEC until the required data set forth on Schedule 9.16 has been received from Bayer to make such determination, and Bayer will deliver the SEC Financial Statements to Parent as soon as commercially practicable and no later than ten (10) days prior to the required filing date at the SEC. The SEC Financial Statements will be (a) prepared in accordance with the books and records of the Bayer Business, (b) prepared in accordance with Regulation S-X and GAAP, and (c) in the case of the Audited Financial Statements, accompanied by an opinion (the “Audit Opinion”) of PricewaterhouseCoopers LLP, Deloitte Touche Tohmatsu LLP, KPMG, LLP or Ernst & Young LLP (the “Independent Auditor”), which opinion complies with Regulation S-X. Bayer will use its commercially reasonable efforts to cause the Independent Auditor to provide to Parent the consents requested by Parent to permit the inclusion of the Audit Opinion with respect to the Audited Financial Statements in Parent’s reports and registration statements filed with the SEC for periods required under applicable Legal Requirements. Parent will reimburse Bayer for Bayer’s reasonable costs (which will include the cost of any external support Bayer may utilize to assist or prepare the SEC Financial Statements).

10. INTELLECTUAL PROPERTY AND OTHER COVENANTS.

10.1 Reservation of Intellectual Property. All Intellectual Property of Bayer and its Affiliates that is not Licensed IP or licensed in this Agreement is reserved and retained by Bayer and its Affiliates. Except as expressly provided in this Agreement or any other Ancillary Agreement, as of the Closing Date, no other assignments or licenses of Intellectual Property are granted whatsoever, whether expressly or by implication or by estoppel, by any party hereto.

[***]: CONFIDENTIAL PORTIONS OMITTED AND FILED SEPARATELY WITH THE COMMISSION.

10.2 Filing, Prosecution and Maintenance of Licensed Patents and Licensed Trademarks.

10.2.1 Responsibility.

(a) Business-Specific Licensed IP. From and after Closing, Purchaser, through counsel of its choosing and at its sole discretion and expense, will be responsible for and have control over filing, obtaining, prosecuting (including any interferences, reissue proceedings, re-examinations and oppositions), and maintaining throughout the Territory the Business-Specific Licensed Patents and Business-Specific Licensed Trademarks. Purchaser shall keep Bayer informed regarding the prosecution and maintenance of the Business-Specific Licensed Patents and Business-Specific Licensed Trademarks, and Bayer will cooperate with Purchaser in regard to the filing, prosecution and maintenance thereof. Purchaser may, in its sole discretion, elect not to pursue patent protection for any Business-Specific Licensed Patent or trademark registration for any Business-Specific Licensed Trademark in one or more countries in the Territory. If Purchaser intends to abandon or let go any Patent Right within the Business-Specific Licensed Patents set forth on Schedule 1C, for which Bayer would have a legal obligation under the German Law on Employee’s Inventions to provide the inventor(s) the right to pursue patent protection for such Patent Right, Purchaser shall provide Bayer written notice of such intent in sufficient time to provide the inventor(s) the opportunity to take over the prosecution and/or maintaining of such Patent Rights. If the inventor(s) take over such obligations, rights granted to Purchaser with respect to such Patent Right will revert to the inventor(s) to the extent provided under the German Law on Employee’s Inventions. Except as provided in this Section 10.2.1(a), Bayer will have no right to file, take any actions to prosecute or maintain throughout the Territory the Business-Specific Licensed Patents and Business-Specific Licensed Trademarks.

(b) Shared Licensed Patents and Shared Licensed Trademarks. From and after Closing, Bayer, through counsel of its choosing and at its sole discretion and expense, will be responsible for and have control over obtaining, prosecuting (including any interferences, reissue proceedings, re-examinations and oppositions) and maintaining throughout the Territory the Shared Licensed Patents and Shared Licensed Trademarks. Bayer shall keep Purchaser informed regarding the prosecution and maintenance of the Shared Licensed Patents to the extent that such actions affect Purchaser’s rights in the Shared Licensed Patents. Other than as provided, Bayer shall have no obligation to keep Purchaser informed regarding the prosecution and maintenance of such Shared Licensed Patent and may, in its sole discretion, elect not to pursue patent protection for any Shared Licensed Patent in one or more countries in the Territory. Purchaser will have no right to take any actions to prosecute or maintain throughout the Territory the Shared Licensed Patents or Shared Licensed Trademarks.

(c) Business-Specific Licensed Know-How. Purchaser may file in the Territory patent applications on Business-Specific Licensed Know-How. If Purchaser subsequently obtains issued patents on such applications, Purchaser shall, and hereby, grants, Bayer a non-exclusive, non-transferable, royalty-free, sublicenseable (with the Purchaser’s prior consent) right to make, have made, use, sell and commercially exploit such patents for all uses outside of Non-Hodgkin’s lymphoma.

10.2.2 Cooperation. Bayer will: (a) make its Representatives reasonably available to Purchaser (or to Purchaser’s authorized Representatives), to the extent reasonably necessary to enable Purchaser to undertake patent filings and prosecution and trademark registration of the Business-Specific Licensed Patents and Business-Specific Licensed Trademarks; (b) at the reasonable request of Purchaser, cooperate with Purchaser in gaining patent term extensions and trademark registration renewals wherever applicable to Business-Specific Licensed Patents and Business-Specific Licensed Trademarks that are subject to this Agreement; and (c) use its commercially reasonable and diligent efforts to minimize or avoid interference with the prosecution and maintenance of the Business-Specific Licensed Patents and Business-Specific Licensed Trademarks. Purchaser will reimburse Bayer for Bayer’s reasonable out-of-pocket expenses in complying with this Section 10.2.2; provided, however, that Bayer provides Purchaser with invoices or other reasonable documentation evidencing such expenses on a timely basis after the incurrence of such expense.

10.3 IP Enforcement.

10.3.1 Notification. Each party will promptly report in writing to the other party any (a) known or suspected third party infringement of any Licensed Patents, Licensed Trademarks, Shared Licensed Trade Dress or Licensed Copyrights, or (b) unauthorized use or misappropriation of any Licensed Know-How or other Confidential Information by a third party of which it becomes aware, and will provide the other party with all available evidence supporting such infringement or unauthorized use or misappropriation.

10.3.2 Right to Enforce.

(a) Purchaser will have the sole and exclusive right, but not the obligation, to take any reasonable measures it deems appropriate to stop activities in the Territory infringing the Business-Specific Licensed Patents, Business-Specific Licensed Trademarks or Business-Specific Licensed Copyrights or the use without proper authorization of any Business-Specific Licensed Know-How, including (a) initiating or prosecuting an infringement or other appropriate Action against or (b) granting adequate rights and licenses necessary for continuing such activities in the Territory to any third party who at any time has infringed, or is suspected of infringing, any Business-Specific Licensed Patents, Business-Specific Licensed Trademarks or Business-Specific Licensed Copyrights or has used or is suspected of using without proper authorization the Business-Specific Licensed Know-How. Without the written consent of Purchaser, Bayer will have no right to take any reasonable measures in the Territory to stop any infringement of the Business-Specific Licensed Patents, Business-Specific Licensed Trademarks or Business-Specific Licensed Copyrights or the use without proper authorization of the Business-Specific Licensed Know-How.

(b) Bayer will have the first right, but not the obligation, to take any reasonable measures it deems appropriate to stop activities in the Territory infringing the Shared Licensed Patents or Shared Licensed Copyrights or the use without proper authorization of any Shared Licensed Know-How, in each case in connection with a Person’s manufacture, use, sale, offering for sale, or importation of Licensed Products, including (a) initiating or prosecuting an infringement or other appropriate Action against or (b) granting adequate rights and licenses necessary for continuing such activities in the Territory to any such Person. If Bayer does not initiate any such measures within (120) days of receiving written notice from Purchaser of such activities (or within a reasonable shorter time period if a shorter period to take action is required by applicable Legal Requirements to avoid the loss of legal rights), then Purchaser will have the second right, but not the obligation, to take any reasonable measures it deems appropriate to stop such activities; provided, however, Purchaser must coordinate and consult with Bayer regarding such measures and will not take any measures, without the written permission of Bayer, which permission will not be unreasonably withheld. It shall be reasonable for Bayer to withhold such permission if Bayer reasonably believes such measures will affect the protection that any Shared Licensed IP affords Bayer; provided, however, the mere likelihood that a defendant would allege that the asserted Shared Licensed Patents or Shared Licensed Copyrights is invalid or unenforceable shall not be sufficient grounds for Bayer to withhold permission. If either party brings a suit or action under this Section 10.3.2(b), during the 120 day period, the other party will have the right, at its expense, to retain its own counsel to monitor such Action. Neither party will have the right to settle any infringement or misappropriation Action under this Section 10.3.2(b) in a manner that diminishes the rights or interests of the other party without the express written consent of such other party; provided, however that the grant by Purchaser of a sublicense under the Shared Licensed Patents or Shared Licensed Copyrights in accordance with this Agreement will not be considered to diminish the rights of Bayer, and the grant by Bayer of a license under the Shared Licensed IP that is not in conflict with the exclusive rights granted to Purchaser in Section 2.1.1 will not be considered to diminish the rights of Purchaser. In addition, (i) Purchaser will not settle any such Action in a manner that admits the invalidity or unenforceability of any Shared Licensed IP without obtaining the prior written consent of Bayer and (ii) during the 120 day period, Bayer will not settle any such Action in a manner that admits the invalidity or unenforceability of any Shared Licensed Patents or Shared Licensed Copyrights without obtaining the prior written consent of Purchaser.

(c) For clarity, all rights to enforce the Shared Licensed Trademarks or Shared Licensed Trade Dress shall be within the sole discretion of Bayer and nothing in this Section 10.3 shall be construed to grant Purchaser any rights to enforce or license any Shared Licensed Trademarks or Shared Licensed Trade Dress.

10.3.3 Procedures and Expenses. The party with the right to take action pursuant to Section 10.3.2 will have the sole right to select counsel for any Action brought by it and will pay all expenses of such Action, including attorneys’ fees and court costs. If required under applicable Legal Requirements in order for such party to initiate and/or maintain such Action, or if such party is unable to initiate or prosecute such Action solely in its own name or it is otherwise advisable to obtain an effective legal remedy, in each case, at such party’s request, the other party will join as a party to the Action and will execute and cause its Affiliates to execute all documents necessary for a party to initiate an Action to prosecute and maintain such Action. In addition, at a party’s request, the other party will provide reasonable assistance in connection with such Action and the reasonable out-of-pocket expenses of the party providing assistance shall be reimbursed by the party requesting such assistance.

10.3.4 Recoveries. If a party obtains from a third party infringer, in connection with an Action brought pursuant to Section 10.3.2, any damages, license fees, royalties or other compensation (including any amount received in settlement of such Action) with respect to Licensed Product, then any amounts recovered will first be applied to the reimbursement of each party’s reasonable costs, expenses and legal fees, including amounts one party has reimbursed to the other. The remaining balance shall be retained by Purchaser, but will be considered net sales and subject to Purchaser’s payment obligations under Section 4.3.1. The party bringing such Action pursuant to Section 10.3.2 will bear all payments awarded against or agreed to be paid by such party pursuant to such Action, including any costs or expenses incurred that exceed the amounts recovered by such party.

10.3.5 Purchaser’s rights to enforce the Biogen IP shall be as set forth for Bayer in the Biogen Agreement. For clarity and without limitation, any rights granted by Bayer in Section 10 are only granted to the extent Bayer and its Affiliates have such rights to grant.

10.4 Claimed Infringement of Third Party Rights.

10.4.1 Notice. In the event that a third party at any time provides written notice of a claim to, or brings an Action against any party, or any of such party’s respective Affiliates or sublicensees, claiming infringement of its Patent Rights or unauthorized use or misappropriation of its Know-How, based upon the development, manufacture or commercialization of Licensed Products in the Territory (“Infringement Claim”), such party will promptly notify the other party of the Infringement Claim or the commencement of such action, suit or proceeding, enclosing a copy of the Infringement Claim and all papers served. Each party agrees to make available to the other party its advice and counsel regarding the technical merits of any such claim at no cost to the other party and to offer reasonable assistance to the other party at no cost to the other party.

10.4.2 Defense of Infringement Claim; Declaratory Judgment Actions.

(a) As between Bayer and Purchaser, Purchaser will have the sole and exclusive right, but not the obligation, to control the defense of any Infringement Claim brought against Purchaser or any of its Affiliates or sublicensees arising out of the development, manufacture or commercialization of Licensed Products in the Territory. As between Bayer and Purchaser, Bayer will have the sole and exclusive right, but not the obligation, to control the defense of any Infringement Claim brought against Bayer or any of its Affiliates or licensees (other than Purchaser) arising out of the development, manufacture or commercialization of Licensed Products in the Territory. Neither party will settle any such Action in a manner that (i) admits that any Licensed Product infringes or misappropriates a third party’s Intellectual Property or (ii) agrees to any injunction or other equitable remedy binding the other party without obtaining the prior written consent of the other party, which consent will not be unreasonably withheld or delayed. In addition, if applicable prior to the initiation of an Infringement Claim, either party has the right, but not the obligation, to bring a declaratory judgment action relating to any third party Patent Right that such third party has alleged is infringed by the development, manufacture or commercialization of Licensed Products in the Territory; provided, however, neither party shall bring such declaratory judgment action without first consulting with the other party.

(b) The party controlling the defense of an Infringement Claim or bringing a declaratory judgment action will have the sole and exclusive right to select counsel for such Infringement Claim or such declaratory judgment action. The party controlling the defense of an Infringement Claim or bringing a declaratory judgment Action will keep the other party informed, and will from time to time consult with the other party regarding the status of any such Action and will upon request provide the other party with copies of all documents filed in, and all written communications relating to, any suit brought in connection with such Action. The other party will also have the right to participate and be represented in any such Action, at its own expense.

10.5 Other Infringement Resolutions. In the event of a dispute or potential dispute that has not ripened into a demand or Action of the types described in Section 10.3 and Section 10.4 (e.g., Actions seeking declaratory judgments and revocation proceedings), the same principles governing control of the resolution of the dispute, consent to settlements of the dispute, and implementation of the settlement of the dispute will apply. Each party will immediately notify the other party of any certification of which it becomes aware filed pursuant to 21 U.S.C. § 355(b)(2)(A) or § 355(j)(2)(A)(vii) or foreign equivalent statute (or any amendment or successor statute thereto) or declaratory judgment action filed by a third party claiming that a Licensed Patent is invalid or that infringement of such Licensed Patent will not arise from the development, manufacture, use or sale of any product by a third party. The provisions of Section 10.3 will thereafter apply as if such third party were an infringer or suspected infringer.

10.6 Diligence. Purchaser shall, directly and through its Affiliates and sublicensees, use commercially reasonable efforts to commercialize the Licensed Products in the Designated Countries in its approved indications. For the purposes of this Section 10.6, “commercially reasonable efforts” means, with respect to the commercialization of each Licensed Product, at any given time as the case may be, efforts reasonably used by Purchaser or its Affiliates (giving due consideration to relevant industry standards) for Purchaser’s own products (including internally developed, acquired and in-licensed products) with similar commercial potential at a similar stage in their lifecycle (assuming continuing development of such product), taking into consideration their safety, tolerability and efficacy, and the radioimmunotherapy nature of the Licensed Products, the profitability on a GAAP basis consistent with Purchaser’s publicly reported financial statements, the competitive landscape, extent of market exclusivity, patent protection, cost to develop the product, promotable claims, health economic claims, the approved indications and the regulatory and reimbursement structure involved. This Section 10.6 shall have no further force or effect with respect to the Licensed Products once Purchaser no longer has any obligation to make payments to Bayer with respect to net sales of such Licensed Product under Section 4.3.1.

11. CONDITIONS TO PURCHASER’S OBLIGATIONS AT THE CLOSING.

The obligations of Purchaser to consummate the Closing are subject to the fulfillment of each of the following conditions:

11.1 Representations and Warranties. The representations and warranties of Bayer contained in this Agreement and in any document, instrument or certificate delivered hereunder (a) that are not qualified by materiality or Material Adverse Effect will be true and correct at and as of the Execution Date and as of the Closing Date, except where the failure to be true and correct would not be reasonably expected to have a Material Adverse Effect or a material adverse effect on the ability of Bayer to consummate the Contemplated Transactions or perform its obligations under this Agreement or the Ancillary Agreements, and (b) that are qualified by materiality or Material Adverse Effect will be true and correct in all respects at and as of the Execution Date and as of the Closing Date with the same force and effect as if made as of the Execution Date, other than representations and warranties that expressly speak only as of a specific date or time, which will be true and correct to the extent described above as of such specified date or time.

11.2 Performance. Bayer will have performed and complied with, in all material respects, all agreements, obligations and covenants contained in this Agreement that are required to be performed or complied with by it at or prior to the Closing; provided, that, with respect to agreements, obligations and covenants that are qualified by materiality, Bayer will have performed such agreements, obligations and covenants, as so qualified, in all respects.

11.3 Compliance Certificate. Bayer will have delivered to Purchaser a certificate as to the matters set forth in Sections 11.1, 11.2 and 11.4 having been satisfied.

11.4 Qualifications. All Required Antitrust Approvals shall have been obtained and shall remain in force and effect and shall not have been set aside or modified, on appeal or otherwise. There shall be in effect no provision of any material applicable Legal Requirement or Governmental Order (including, without limitation, any Antitrust Law), in each case in the Designated Countries or in the European Union as a whole, prohibiting the consummation of any of the Contemplated Transactions.

11.5 Absence of Litigation. No Action brought by a Governmental Authority or third party will be pending or threatened in writing which could result in an Order nor will there be any Order in effect (except as contemplated by Section 9.3.4) (a) which would prevent consummation of any of the Contemplated Transactions, (b) which would result in any of the Contemplated Transactions being rescinded following consummation, (c) which would limit or otherwise adversely affect Purchaser’s right to own the Bayer Business or to operate all or any material portion of either the Bayer Business or the Acquired Assets or of Purchaser’s business or assets or that any of its Affiliates or (d) would compel Purchaser or any of its Affiliates to dispose of all or any material portion of either the Bayer Business or the Acquired Assets or the business or assets of Purchaser or any of its Affiliates.

11.6 Consents, etc. All actions by (including any authorization, consent or approval) or in respect of (including notice to), or filings with, any Governmental Authority or other Person that are required to consummate the Contemplated Transactions that are set forth on Schedule 11.6 will have been obtained or made, and no such authorization, consent or approval will have been revoked.

11.7 Ancillary Agreements. Each of the Ancillary Agreements to which Purchaser and/or any of its Affiliates is party will have been duly executed and delivered to Purchaser by each of the other parties thereto, and each such agreement will be in full force and effect in accordance with its terms.

12. CONDITIONS TO BAYER’S OBLIGATIONS AT THE CLOSING.

The obligations of Bayer to consummate the Closing are subject to the fulfillment of each of the following conditions:

12.1 Representations and Warranties. The representations and warranties of Purchaser contained in this Agreement and in any document, instrument or certificate delivered hereunder (a) that are not qualified by materiality will be true and correct at and as of the Execution Date and as of the Closing Date, except where the failure to be true and correct would not be reasonably expected to have a material adverse effect on the ability of Purchaser to consummate the Contemplated Transactions or perform its obligations under this Agreement or the Ancillary Agreements and (b) that are qualified by materiality will be true and correct in all respects at and as of the Execution Date with and as of the Closing Date the same force and effect as if made as of the Execution Date, other than representations and warranties that expressly speak only as of a specific date or time, which will be true and correct to the extent described above as of such specified date or time.

12.2 Performance. Purchaser will have performed and complied with, in all material respects, all agreements, obligations and covenants contained in this Agreement that are required to be performed or complied with by Purchaser at or prior to the Closing; provided, that, with respect to agreements, obligations and covenants that are qualified by materiality, Purchaser will have performed such agreements, obligations and covenants, as so qualified, in all respects.

12.3 Compliance Certificate. Purchaser will have delivered to Bayer a certificate as to the matters set forth in Sections 12.1 and 12.2.

12.4 Qualifications. All Required Antitrust Approvals shall have been obtained and shall remain in force and effect and shall not have been set aside or modified, on appeal or otherwise. There shall be in effect no provision of any material applicable Legal Requirement or Governmental Order (including, without limitation, any Antitrust Law), in each case in the Designated Countries or in the European Union as a whole, prohibiting the consummation of any of the Contemplated Transactions.

12.5 Absence of Litigation. No Action brought by a Governmental Authority or third party will be pending or threatened in writing which could result in an Order, nor will there be any Order in effect (except as contemplated by Section 9.3.4), (a) which would prevent consummation of any of the Contemplated Transactions, or (b) which would result in any of the Contemplated Transactions being rescinded following consummation (and no such Governmental Order will be in effect).

12.6 Ancillary Agreements. Each of the Ancillary Agreements to which Bayer and/or any of its Affiliates is a party will have been duly executed and delivered to Bayer by each of the other parties thereto and each such Agreement will be in full force and effect in accordance with its terms.

13.	TERMINATION.

13.1 Termination of Agreement. This Agreement may be terminated (the date on which the Agreement is terminated, the “Termination Date”) at any time prior to the Closing:

(a) by mutual written consent of Purchaser and Bayer;

(b) by either Purchaser or Bayer by providing written notice to the other at any time after the date that is six months after the Execution Date (the “Outside Date”) if the Closing has not occurred by reason of the failure of any condition set forth in Section 11, in the case of Purchaser, or Section 12, in the case of Bayer, to be satisfied (unless such failure is the result of one or more breaches or violations of, or inaccuracy in any covenant, agreement, representation or warranty of this Agreement by the party seeking to terminate the Agreement);

(c) by either Bayer or Purchaser if a final nonappealable Governmental Order permanently enjoining, restraining or otherwise prohibiting the Closing has been issued by a Governmental Authority of competent jurisdiction;

(d) by Purchaser if either (i) there has been a breach of, or inaccuracy in, any representation or warranty of Bayer contained in this Agreement as of the Execution Date (other than representations or warranties that expressly speak only as of a specific date or time, with respect to which Purchaser’s right to terminate will arise only in the event of a breach of, or inaccuracy in, such representation or warranty as of such specified date or time), or (ii) Bayer has breached or violated in any material respect any of its covenants and agreements contained in this Agreement, in the case of either (i) or (ii) which breach or violation would give rise, or could reasonably be expected to give rise, to a failure of a condition set forth in Section 11 and cannot be or has not been cured on or before the earlier of (1) five (5) Business Days before the Outside Date or (2) ninety (90) days after Purchaser notifies Bayer of such breach or violation, provided, however, that for clause (2), if the parties mutually agree on a plan for cure within such ninety (90) day period, then such date may be extended as set forth in the mutually agreed cure plan.

(e) by Bayer if either (i) there has been a breach of, or inaccuracy in, any representation or warranty of Purchaser contained in this Agreement as of the Execution Date (other than representations or warranties that expressly speak only as of a specific date or time, with respect to which Bayer’s right to terminate will arise only in the event of a breach of, or inaccuracy in, such representation or warranty as of such specified date or time), or (ii) Purchaser has breached or violated in any material respect any of its covenants and agreements contained in this Agreement, in the case of either (i) or (ii) which breach or violation would give rise, or could reasonably be expected to give rise, to a failure of the condition set forth in Section 12 and cannot be or has not been cured on or before the earlier of (1) five (5) Business Days before the Outside Date or (2) ninety (90) days after Bayer notifies Purchaser of such breach or violation, provided, however, that for clause (2), if the parties mutually agree on a plan for cure within such ninety (90) day period, then such date may be extended as set forth in the mutually agreed cure plan.

13.2 Effect of Termination. In the event of the termination of this Agreement pursuant to Section 13.1, this Agreement – other than the provisions of Sections 7.22 (No Brokers), 8.5 (No Brokers), 9.5 (Transaction Expenses), 9.6 (Confidentiality), 9.7 (Publicity), 13.2 (Effect of Termination), 14 (Indemnification), 16 (Miscellaneous) and Section 1 (to the extent any terms defined therein are used in the above listed Sections) – will then be null and void and have no further force and effect and all other rights and Liabilities of the parties hereunder will terminate without any Liability of any party to any other party, except for Liabilities arising in respect of breaches under this Agreement by any party on or prior to the Termination Date.

13.3 Termination by Bayer For Cause.

13.3.1 Material Default. After Closing, this Agreement shall automatically terminate if a Material Default as defined below in subsections (b), (c) or (d)(i) occurs. After Closing, if a Material Default as defined below in subsections (a) or (d)(ii) occurs and, in the case of (a) below, continues for a period of sixty (60) days after Bayer has delivered written notice to Purchaser stating the specific Material Default and citing this Section 13.3.1, then subject to Section 13.3.2 below, Bayer may terminate this Agreement by providing written notice to Purchaser. In the event this Agreement terminates under this Section 13.3.1, all Acquired Assets as defined in this Agreement transferred to Purchaser (to the extent such assets remain in existence and to the extent of the then right, title and interest of Purchaser or its Affiliates in such assets) and all licenses granted to Purchaser under this Agreement or any Ancillary Agreement and all other rights granted to Purchaser hereunder or thereunder shall automatically terminate and revert to Bayer and Purchaser shall, and shall cause its Affiliates to, execute all documents reasonably requested by Bayer to support such reversions. It shall be a “Material Default” by Purchaser under this Section 13.3 if any of the following occurs:

(a) Purchaser fails to timely pay any Royalty Payments under this Agreement or payments required to be made under any of the Ancillary Agreements after resolution of any disputed payments issues in accordance with the terms and conditions of any such Ancillary Agreement;

(b) the Purchaser or any of its Affiliates connected to the Business (the “Related Affiliates”) or Parent shall make an assignment for the benefit of creditors, or admit in writing its inability to pay or generally fail to pay its debts as they mature or become due, or shall petition or apply for the appointment of a trustee or other custodian, liquidator or receiver of the Purchaser or any of its Related Affiliates or Parent or of any substantial part of the assets of the Purchaser or any of its Related Affiliates or Parent or shall commence any case or other proceeding relating to the Purchaser or any of its Related Affiliates or Parent under any bankruptcy, reorganization, arrangement, insolvency, readjustment of debt, dissolution or liquidation or similar law of any jurisdiction, now or hereafter in effect, or shall take any action to authorize or in furtherance of any of the foregoing, or if any such petition or application shall be filed or any such case or other proceeding shall be commenced against the Purchaser or any of its Related Affiliates or Parent and the Purchaser or any of its Related Affiliates or Parent shall indicate its approval thereof, consent thereto or acquiescence therein;

(c) a decree or order is entered appointing any such trustee, custodian, liquidator or receiver or adjudicating the Purchaser or any of its Related Affiliates bankrupt or insolvent, or approving a petition in any such case or other proceeding, or a decree or order for relief is entered in respect of the Purchaser or any of its Related Affiliates or Parent in an involuntary case under any bankruptcy laws as now or hereafter constituted; or

(d) Purchaser breaches or causes a breach of the Biogen Agreement and (i) Biogen Idec terminates the Biogen Agreement in accordance with the terms and conditions of the Biogen Agreement as a result of such breach, or (ii) Purchaser fails to remedy such breach within thirty (30) days of notice from Bayer of its receipt of written notice thereof from Biogen Idec to Bayer.

13.3.2 Disputes Regarding Material Defaults. If Purchaser disputes in good faith the existence of a Material Default with respect to subsection 13.3.1(a) above specified in a notice provided by Bayer pursuant to Section 13.3.1 above, and provides notice to Bayer of such dispute within the sixty (60) day period following the date Bayer notifies Purchaser of the Material Default, Bayer will not have the right to terminate this Agreement unless and until the existence of such Material Default by Purchaser has been determined by a final arbitration award that is no longer subject to appeal or other review in accordance with the dispute resolution provisions of Sections 16.10 and 16.11, and Purchaser fails to cure such Material Default or satisfy the arbitration award or judicial order or judgment within twenty (20) Business Days following such determination. It is understood and acknowledged that during the pendency of such dispute, all the terms and conditions of this Agreement will remain in effect and the parties will continue to perform all of their respective obligations hereunder.

13.3.3 Expiration of Termination Clause. Sections 13.3.1(a) and (b) shall have no further force or effect once Purchaser no longer has any obligation to make Royalty Payments or payments under any Ancillary Agreements.

13.3.4 Effect of Termination. In the event of termination pursuant to Section 13.3, the Ancillary Agreements shall terminate and the covenants contained in Sections 2.5 (Consents to Transfer Agreements), 3.6 (Consents), 9.3.1 (Notices and Consents – Bayer), 9.3.2 (Notices and Consents – Purchaser), 9.4 (Purchaser’s Access to Premises; Information), 9.6 (Confidentiality), 9.9 (Transfer of Permits), 9.10 (Rebates, Chargebacks, Returns and Other Adjustments), 9.12 (Joint Contracts) and 9.14 (Further Assurances) of Bayer and its Affiliates shall become covenants of Purchaser and its Affiliates and vice versa.

14.	INDEMNIFICATION.

14.1 Indemnification by Bayer.

14.1.1 Indemnification. Subject to the limitations set forth in this Section 14, Bayer will indemnify and hold harmless Purchaser and each of its Affiliates, and the Representatives and Affiliates of each of the foregoing Persons (each, a “Purchaser Indemnified Person”), from, against and in respect of any and all Losses, incurred or suffered by the Purchaser Indemnified Persons or any of them as a result of, arising out of or directly or indirectly relating to:

(a) any breach of, or inaccuracy in, any representation or warranty made by Bayer in this Agreement;

(b) any breach or violation of any covenant or agreement of Bayer (including under this Section 14) in this Agreement;

(c) any Excluded Bayer Liability; or

(d) any fraud or intentional misrepresentation of Bayer or any of its Affiliates.

14.1.2 Monetary Limitations. Bayer will have no obligation to indemnify the Purchaser Indemnified Persons in respect of Losses arising from the breach of, or inaccuracy in, any representation or warranty pursuant to Section 14.1.1(a) or breach of any covenant or agreement to be performed prior to the Closing pursuant to Section 14.1.1(b) with respect to claims brought after the Closing, unless the aggregate amount of all such Losses incurred or suffered by the Purchaser Indemnified Persons exceeds [***] (the “Indemnity Basket”) (at which point Bayer will indemnify the Purchaser Indemnified Persons for all such Losses exceeding [***]). Further, Bayer’s aggregate liability in respect of claims for indemnification arising from the breach of, or inaccuracy in, any representation or warranty pursuant to Section 14.1.1(a) and claims brought after the Closing arising from the breach of any covenant or agreement to be performed prior to the Closing pursuant to Section 14.1.1(b), will not exceed [***] (such amount, the “Maximum Indemnity Cap”). The monetary limitations contained in this Section 14.1.2 will not apply to [***].

14.2 Indemnification by Purchaser.

14.2.1 Indemnification. Subject to the limitations set forth in this Section 14, Purchaser will indemnify and hold harmless Bayer and its Affiliates, and the Representatives and Affiliates of each of the foregoing Persons (each, a “Bayer Indemnified Person”), from, against and in respect of any and all Losses incurred or suffered by the Bayer Indemnified Persons or any of them as a result of, arising out of or relating to, directly or indirectly:

(a) any breach of, or inaccuracy in, any representation or warranty made by Purchaser in this Agreement;

(b) any breach or violation of any covenant or agreement of Purchaser (including under this Section 14) in or pursuant to this Agreement;

(c) any Assumed Liability;

(d) any Excluded Purchaser Liability; or

(e) any fraud or intentional misrepresentation of Purchaser or any of its Affiliates.

14.2.2 Monetary Limitations. Purchaser will have no obligation to indemnify the Bayer Indemnified Persons in respect to Losses arising from the breach of, or inaccuracy in, any representation or warranty pursuant to Section 14.2.1(a) and the breach of any covenant or agreement to be performed prior to the Closing pursuant to Section 14.2.1(b) with respect to claims brought after the Closing, unless and until the aggregate amount of all such Losses incurred or suffered by the Bayer Indemnified Persons exceeds the Indemnity Basket (at which point Purchaser will indemnify the Bayer Indemnified Persons for all such Losses exceeding the Indemnity Basket). Further, Purchaser’s aggregate liability in respect of claims for indemnification arising from the breach of, or inaccuracy in, any representation or warranty pursuant to Section 14.2.1(a) and claims brought after the Closing arising from the breach of any covenant or agreement to be performed prior to the Closing pursuant to Section 14.2.1(b) will not exceed the Maximum Indemnity Cap; provided, however, that the foregoing limitations will not apply to [***].

[***]: CONFIDENTIAL PORTIONS OMITTED AND FILED SEPARATELY WITH THE COMMISSION.

14.3 Time for Claims. All representations and warranties and all covenants, to the extent required to be performed prior to the Closing, set forth herein will survive the Closing for the time period set forth below, provided, however, that no claim may be made or suit instituted seeking indemnification pursuant to Section 14.1.1(a) or 14.2.1(a) of this Agreement or with respect to breach of covenants or agreements to be performed prior to the Closing pursuant to Sections 14.1.1(b) or 14.2.1(b) of this Agreement, unless the claiming party provides notice as specified in Section 16.1 within the following time periods:

(a) at any time, in the case of any breach of, or inaccuracy in, the representations and warranties set forth in Sections 7.1 (Organization), 7.2 (Power and Authorization), 7.4(e) (Breach of Organizational Documents), 7.8 (Assets), 7.11 (Intellectual Property), 7.22 (No Brokers), 8.1 (Organization), 8.2 (Power and Authorization), 8.4(d) (Breach of Organizational Documents) or 8.5 (No Brokers);

(b) at any time, in the case of any claim or suit based upon fraud or intentional misrepresentation;

(c) at any time prior to the sixtieth (60th) calendar day after the expiration of the applicable statute of limitations (taking into account any tolling periods and other extensions) in the case of any breach of, or inaccuracy in, the representations and warranties set forth in Section 7.17 (Tax Matters);

(d) at any time prior to the conclusion of the day that is three (3) months after delivery of Transferred Inventory in the case of breach of, or inaccuracy in, the representation and warranty in Section 7.6; and

(e) at any time prior to the conclusion of the day that is six (6) months after the Closing Date, in the case of any breach of, or inaccuracy in, any other representation and warranty in this Agreement or breach of any covenant, to the extent required to be performed prior to the Closing Date (other than covenants relating to Taxes, with are not subject to the limitations of this Section 14.3).

Claims for indemnification not specified with a time limitation in Section 14.3 are not subject to the limitations set forth in Section 14.3 and shall be governed by the applicable statute of limitations. No claim for Loss by Purchaser shall be deemed to have survived, and shall be deemed waived, if written notice has not been provided to Bayer within six (6) months of actual knowledge of such Loss by the Purchaser individuals set forth on Schedule 14.3A. No claim for Loss by Bayer shall be deemed to have survived, and shall be deemed waived, if written notice has not been provided to Purchaser within six (6) months of actual knowledge of such Loss by the Bayer individuals set forth on Schedule 14.3B.

For avoidance of doubt, claims will be deemed to have been made within the survival period if a reasonably complete description of the claim based upon the facts available at the time is presented by the party seeking indemnification to the Indemnifying Party within the specified time period herein.

14.4 Third Party Claims.

14.4.1 Notice of Claim. If any third party notifies an Indemnified Party with respect to any matter (a “Third Party Claim”) that may give rise to an Indemnity Claim against an Indemnifying Party under this Section 14, then the Indemnified Party will promptly give written notice to the Indemnifying Party; provided, however, that no delay on the part of the Indemnified Party in notifying the Indemnifying Party will relieve the Indemnifying Party from any obligation under this Section 14, except to the extent such delay actually and materially prejudices the Indemnifying Party.

14.4.2 Assumption of Defense, etc. The Indemnifying Party will be entitled to participate in the defense of any Third Party Claim (including a claim for Taxes) that is the subject of a notice given by the Indemnified Party pursuant to Section 14.4.1. In addition, the Indemnifying Party will have the right to defend the Indemnified Party against the Third Party Claim with counsel of its choice reasonably satisfactory to the Indemnified Party so long as (a) the Indemnifying Party gives written notice to the Indemnified Party within fifteen (15) calendar days after the Indemnified Party has given notice of the Third Party Claim that the Indemnifying Party will indemnify the Indemnified Party from and against the entirety of any and all Losses the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third Party Claim; (b) the Third Party Claim involves only money damages and does not seek an injunction or other equitable relief against the Indemnified Party; (c) the Indemnified Party has not been advised by counsel that an actual or potential conflict exists between the Indemnified Party and the Indemnifying Party in connection with the defense of the Third Party Claim; (d) the Third Party Claim does not relate to or otherwise arise in connection with Taxes or any criminal or regulatory enforcement Action; (e) settlement of an adverse judgment with respect to or the Indemnifying Party’s conduct of the defense of the Third Party Claim is not, in the good faith judgment of the Indemnified Party, reasonably likely to be materially adverse to the Indemnified Party’s reputation or continuing business interests (including its relationships with current or potential customers, suppliers or other parties material to the conduct of its business); and (f) the Indemnifying Party conducts the defense of the Third Party Claim actively and diligently. The Indemnified Party may retain separate co-counsel at its sole cost and expense and participate in the defense of the Third Party Claim; provided, however, that the Indemnifying Party will pay the fees and expenses of separate co-counsel retained by the Indemnified Party that are incurred prior to Indemnifying Party’s assumption of control of the defense of the Third Party Claim.

14.4.3 Limitations on Indemnifying Party. The Indemnifying Party will not consent to the entry of any judgment or enter into any compromise or settlement with respect to the Third Party Claim without the prior written consent of the Indemnified Party unless such judgment, compromise or settlement (a) provides for the payment by the Indemnifying Party of money as sole relief for the claimant; (b) results in the full and general release of the Purchaser Indemnified Persons or Bayer Indemnified Persons, as applicable, from all liabilities arising or relating to, or in connection with, the Third Party Claim; and (c) involves no finding or admission of any violation of Legal Requirements or the rights of any Person and no effect on any other claims that may be made against the Indemnified Party. Notwithstanding any provision to the contrary in Section 14.4.2 and 14.4.3, Bayer shall have the full and unrestricted right to defend, with counsel of its own choosing, any Action and negotiate and settle any Action initiated against it by any Governmental Authority which may in Bayer’s judgment, exercised in good faith, materially affect operations and activities of Bayer beyond the Business, even though such defense or settlement may or will also affect the Business, provided, however, that, if permitted by applicable Legal Requirements, Bayer notifies Purchaser of any such Action, keeps Purchaser apprised of material developments with respect to such Action and consults with Purchaser regarding such Action from time to time and nothing in this sentence excuses Bayer from performing its obligations under this Agreement or under the Ancillary Agreements.

14.4.4 Indemnified Party’s Control. If the Indemnifying Party does not deliver the notice contemplated by clause (a) of Section 14.4.2 within fifteen (15) calendar days after the Indemnified Party has given notice of the Third Party Claim, or otherwise at any time fails to conduct the defense of the Third Party Claim actively and diligently, the Indemnified Party may defend and may consent to the entry of any judgment or enter into any compromise or settlement with respect to, the Third Party Claim in any manner it may deem appropriate (and the Indemnified Party need not consult with, or obtain any consent from, the Indemnifying Party in connection therewith). If such notice is given on a timely basis and the Indemnifying Party conducts the defense of the Third Party Claim actively and diligently but any of the other conditions in Section 14.4.2 is or becomes unsatisfied, the Indemnified Party may defend, and may consent to the entry of any judgment or enter into any compromise or settlement with respect to, the Third Party Claim; provided, however, that the Indemnifying Party will not be bound by the entry of any such judgment consented to, or any such compromise or settlement effected, without its prior written consent (which consent will not be unreasonably withheld or delayed). In the event that the Indemnified Party conducts the defense of the Third Party Claim pursuant to this Section 14.4.4, the Indemnifying Party will (a) advance the Indemnified Party promptly and periodically for the costs of defending against the Third Party Claim (including reasonable attorneys’ fees and expenses) and (b) remain responsible for any and all other Losses that the Indemnified Party may incur or suffer resulting from, arising out of, relating to, in the nature of or caused by the Third Party Claim to the fullest extent provided in this Section 14.

14.4.5 Consent to Jurisdiction Regarding Third Party Claim. Purchaser and Bayer, each in its capacity as an Indemnifying Party, hereby consents to the non-exclusive jurisdiction of any court in which any Third Party Claim may be brought against any Indemnified Party for purposes of any claim which such Indemnified Party may have against such Indemnifying Party pursuant to this Agreement in connection with such Third Party Claim, and in furtherance thereof, the provisions of Section 16.12 are incorporated herein by reference, mutatis mutandis.

14.5 Remedies Cumulative. The rights of each Purchaser Indemnified Person and Bayer Indemnified Person under this Section 14 are cumulative, and each Purchaser Indemnified Person and Bayer Indemnified Person, as the case may be, will have the right in any particular circumstance, in its sole discretion, to enforce any provision of this Section 14 without regard to the availability of a remedy under any other provision of this Section 14. However, in no event shall either party be entitled to recover the same Loss more than once.

14.6 Exclusive Remedy. FROM AND AFTER THE CLOSING, AND EXCEPT AS SET FORTH IN SECTION 16.13, THE INDEMNIFICATION PROVISIONS PROVIDED IN THIS SECTION 14 SHALL BE THE SOLE AND EXCLUSIVE REMEDIES OF THE PARTIES FOR RESOLUTION OF THE MATTERS SPECIFIED IN SECTIONS 14.1.1 AND 14.2.1, EXCEPT FOR INDEMNIFICATION RELATED TO A PARTY’S (A) FRAUD OR (B) CRIMINAL ACTS.

14.7 Limitation of Liability. NO PARTY SHALL BE LIABLE TO ANY OTHER PARTY FOR ANY CLAIMS FOR CONSEQUENTIAL, INCIDENTAL, PUNITIVE, BUSINESS INTERRUPTION, EXEMPLARY OR INDIRECT DAMAGES, OR LOST PROFITS ARISING UNDER STATUTE, IN TORT, CONTRACT OR OTHERWISE. THE FOREGOING LIMITATION WILL NOT APPLY TO LIMIT ANY PARTY’S LIABILITY WITH RESPECT TO (A) A THIRD PARTY CLAIM, (B) FRAUD OR (C) CRIMINAL ACTS.

14.8 Insurance. Each of Bayer and Purchaser shall maintain, at its sole cost and expense, general liability insurance, including product liability coverage, with bodily injury, death and property damage limits, in such amounts and with such scope of coverage as is consistent with drug industry standards. Each of Bayer and Purchaser shall have its insurance carrier furnish to the other party certificates stating that all insurance required under this Agreement is in force. Such certificates shall indicate any deductible and self-insured retention and the effective expiration dates of the policies. All certificates are to stipulate that the other party shall be given thirty (30) days written notice of all cancellation, non-renewal or material changes in policy. Each of Bayer and Purchaser shall be named as an additional insured on all insurance policies obtained by the other party in accordance with this Section 14.8. Each of Bayer and Purchaser also agrees to waive and will use its commercially reasonable efforts to require its insurers to waive all rights of subrogation against each other’s Affiliates and Representatives on all of the foregoing coverages.

14.9 Insurance Recoveries. If an Indemnified Party has acquired insurance in compliance with Section 14.8 or otherwise, and such coverage is available to offset Losses incurred or suffered by such Indemnified Party, such Indemnified Party shall not be entitled to indemnification from the Indemnifying Party for such Losses under Section 14 to the extent such Indemnified Party has actually received cash payments from such insurers, net of any reasonably expected increase in premiums resulting therefrom. In each such instance, the Indemnified Party shall use its commercially reasonable efforts to recover for some or all of such Losses under applicable insurance policies.

14.10 Disclaimer. EACH PARTY MAKES NO REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, OTHER THAN THOSE EXPRESSLY MADE IN THIS AGREEMENT. ALL OTHER WARRANTIES, EXPRESS OR IMPLIED, INCLUDING, WITHOUT LIMITATION, THE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE, ARE HEREBY DISCLAIMED.

15.	TAX MATTERS

15.1 Certain Taxes and Fees. All transfer, documentary, sales, use, stamp, registration, excise and other similar Taxes (but excluding income Taxes), and any conveyance fees or recording charges incurred in connection with the Contemplated Transactions, will be borne by Purchaser.

15.2 Tax Record Retention; Cooperation on Tax Matters. Each of Purchaser, Bayer and their respective Affiliates will retain all Tax records relating to the Bayer Business or the Acquired Assets until the expiration of the applicable statute of limitations (including any extensions thereof). Purchaser, Bayer and their respective Affiliates will cooperate fully, as and to the extent reasonably requested by the other party, in connection with any Tax matters relating to the Bayer Business or the Acquired Assets (including by the provision of reasonably relevant records or information). The party requesting such cooperation will pay the reasonable out-of-pocket expenses of the other party.

15.3 Apportionment of Ad Valorem Taxes.

15.3.1 All personal property taxes, and similar ad valorem obligations levied with respect to the Acquired Assets for a taxable period that includes (but does not end on) the Closing Date (collectively, the “Apportioned Taxes”) will be apportioned between Bayer and Purchaser (or, as appropriate, their respective Affiliates) based on the number of days of the taxable period prior to the Closing Date and the number of days in the full taxable period. Bayer, or, as appropriate, its Affiliates, will be liable for the proportionate amount of Apportioned Taxes attributable to days before or on the Closing Date and Purchaser, or, as appropriate, its Affiliates, will be liable for the proportionate amount attributable to days after the Closing Date.

15.3.2 Apportioned Taxes will be timely paid, and all applicable filings, reports and returns will be filed as provided by applicable Legal Requirements. The paying party will be entitled to reimbursement from the non-paying party in accordance with Section 15.3.1. Upon payment of Apportioned Taxes, the paying party will present a statement to the non-paying party setting forth the amount of the reimbursement to which the paying party is entitled hereunder together with such supporting evidence as is reasonably necessary to calculate the amount to be reimbursed. The non-paying party will reimburse the paying party no later than sixty (60) Business Days after the presentation of the statement. Any payment not made within that time will bear interest from the payment due date until, but excluding, the date of the payment at an annual rate equal to the Prime Rate as published in The Wall Street Journal, East Coast Edition, in effect from time to time during the applicable period. Such interest will be payable at the same time as the payment to which it relates and will be calculated daily on the basis of a year of 365 days without compounding.

15.4 Assignment of Agreement. The parties agree that if a party’s assignment of this Agreement or any of its rights, interests or obligations hereunder (or any other designation of another person to perform any payment obligation of the party) creates any additional Tax obligations or Tax Liabilities for the non-assigning party or its Affiliates (including any new or increased Tax withholding obligation by the assigning party or any of its Affiliates on payments made under this Agreement), the assigning party will reimburse the non-assigning party or its Affiliates for any such additional Tax obligations or Liabilities created by the assignment, and shall gross-up the non-assigning party or its Affiliate for additional Taxes resulting from reimbursements, until the non-assigning party or its Affiliates is made whole. In the case of a new or increased Tax withholding obligation, the assigning party shall pay to the non-assigning party or its Affiliate the full amount of the payment that would have been due prior to the new or increased withholding obligation, and the assigning party shall nevertheless be responsible to withhold and pay the amount to required by applicable Legal Requirements to the appropriate Governmental Authority. The reimbursement, gross-up and payment obligations pursuant to this Section 15.4 will be reduced by any Tax benefit actually received by the non-assigning party or its Affiliates (whether in the year of payment or a future period).

16. MISCELLANEOUS

16.1 Notices. All notices, requests, demands, claims and other communications required or permitted to be delivered, given or otherwise provided under this Agreement must be in writing and must be delivered, given or otherwise provided:

(a) by hand (in which case, it will be effective upon delivery);

(b) by facsimile (in which case, it will be effective upon receipt of confirmation of good transmission); or

(c) by overnight delivery by a nationally recognized courier service (in which case, it will be effective on the Business Day after being deposited with such courier service);

in each case, to the address (or facsimile number) listed below:

•	If to Bayer, to it at:

Bayer Pharma AG Berlin 13342 Germany

Telephone number:	+49 30 468 192922
Facsimile number:	+49 30 468 192172
Attention:	President and Chairman of the Board of
Management

•	with a copy to:

Bayer Pharma AG Berlin 13342 Germany

Telephone number:	+49 30-468-16924
Facsimile number:	+49 30 468 96924
Attention:	General Counsel

•	with a copy to:

Fulbright & Jaworski L.L.P.

801 Pennsylvania Avenue, NW

Washington, DC 20004

Telephone number:	202-662-0200
Facsimile number:	202-662-4643
Attention:	Marilyn Mooney, Esq.

•	If to Purchaser, to it at:

Spectrum Pharmaceuticals, Inc.

11500 South Eastern Ave. Suite 240

Henderson, NV 89052

Telephone number:	(702) 835-6300
Facsimile number:	(702) 260-7405
Attention:	Legal Department

•	with a copy to:

Stradling Yocca Carlson & Rauth

660, Newport Center Dr, Suite 1600

Newport Beach, CA 92660

Telephone number:	(949) 725-4000
Facsimile number:	(949) 725-4100
Attention:	Shivbir S. Grewal, Esq.

Each of the parties to this Agreement may specify different address or facsimile number by giving notice in accordance with this Section 16.1 to each of the other parties hereto.

16.2 Succession and Assignment. Subject to the subsections below, this Agreement will be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, each of which such successors and permitted assigns will be deemed to be a party hereto for all purposes hereof.

(a) No party may assign, delegate or otherwise transfer either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other parties.

(b) Notwithstanding subsection (a), each party, upon providing the other parties written notice, may, without the consent of the other parties, (i) assign, license, or sublicense any or all of its rights and interests hereunder to one or more of its Affiliates and/or designate one or more of its Affiliates to be a purchaser of some or all of the Acquired Assets, an assumer of some or all of the Assumed Liabilities, or licensee or sublicensee of some or all of the Licensed IP; (ii) designate one or more of its Affiliates to perform its obligations hereunder, in each case, so long as the assigning, licensing, or sublicensing party is not relieved of any Liability hereunder and so long as any such Affiliate remains such party’s Affiliate; provided, however, that such Affiliate assignee(s), licensee(s), or sublicensee(s) provide the other parties with written acknowledgement of and agreement to the assigning, licensing, or sublicensing party’s obligations under the Agreement that were assigned, licensed, or sublicensed to it.

(c) Notwithstanding subsection (a), each party (or its permitted successive assignees or transferees hereunder), upon providing the other parties prior written notice, may, without the consent of the other parties, assign or transfer this Agreement as a whole to an entity that succeeds to all or substantially all of the business or assets of such party or, in the case of Purchaser, substantially all of the Licensed Products, in each case, so long as the assigning party is not relieved of any Liability hereunder and such assignment is a Qualified Assignment.

(d) For the purposes of this Agreement, a “Qualified Assignment” means any transaction that:

(i) is made in compliance with applicable Legal Requirements, including securities, tax and corporation laws;

(ii) includes the assignee’s written acknowledgement of and agreement to all of the assigning party’s obligations under this Agreement;

(iii) is made to an assignee that is, and will be after giving effect to the relevant assignment, Solvent;

(iv) is made to an assignee that is not subject at the time of such assignment to any order, decree or petition providing for (A) the winding-up or liquidation of such Person, (B) the appointment of a receiver over the whole or part of the assets of such Person or (C) the bankruptcy or administration of such Person;

(v) is not a voidable fraudulent conveyance; and

(vi) has been made in compliance with Section 15.4.

(e) Notwithstanding subsections (d)(i) through (v) above, each party may at any time assign its rights, interests and obligations provided for hereunder to any Person (i) by merger or (ii) with the prior written consent of the other parties.

(f) For purposes of this Section 16.2, “Solvent” means, with respect to any Person as on any date of determination, that as of such date (i) the value of the assets of such Person is greater than the total amount of liabilities (including contingent and unliquidated liabilities) of such Person, (ii) such Person is able to pay all liabilities of such Person as such liabilities mature and (iii) such Person does not have unreasonably small capital. In computing the amount of contingent or unliquidated liabilities at any time, such liabilities shall be computed at the amount that, in light of all the facts and circumstances existing at such time, represent the amount that can reasonably be expected to become an actual or matured liability. In computing the value of the assets of a Person, the value shall be determined in the context of current facts and circumstances affecting such Person.

16.3 Amendments and Waivers. No amendment or waiver of any provision of this Agreement will be valid and binding unless it is in writing and signed, in the case of an amendment, by each party hereto, or in the case of a waiver, by the party against whom the waiver is to be effective. No waiver by any party of any breach or violation or default under or inaccuracy in any representation, warranty, agreement or covenant hereunder, whether intentional or not, will be deemed to extend to any prior or subsequent breach, violation, default of, or inaccuracy in, any such representation, warranty, agreement or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence. No delay or omission on the part of any party in exercising any right, power or remedy under this Agreement will operate as a waiver thereof.

16.4 Entire Agreement. This Agreement, together with the other Ancillary Agreements and any documents, instruments and certificates explicitly referred to herein, constitutes the entire agreement among the parties hereto with respect to the subject matter hereof and supersedes any and all prior discussions, negotiations, proposals, undertakings, understandings and agreements, whether written or oral, with respect thereto.

16.5 Counterparts. This Agreement may be executed in any number of counterparts, each of which will be deemed an original, but all of which together will constitute but one and the same instrument. This Agreement will become effective when duly executed by each party hereto.

16.6 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction will not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. In the event that any provision hereof would, under applicable Legal Requirements, be invalid or unenforceable in any respect, each party hereto intends that such provision will be construed by modifying or limiting it so as to be valid and enforceable to the maximum extent compatible with, and possible under, applicable Legal Requirements.

16.7 Headings. The headings contained in this Agreement are for convenience purposes only and will not in any way affect the meaning or interpretation hereof.

16.8 Construction. The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the parties and no presumption or burden of proof will arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement. The parties intend that each representation, warranty and covenant contained herein will have independent significance. If any party has breached or violated, or if there is an inaccuracy in, any representation, warranty, agreement or covenant contained herein in any respect, the fact that there exists another representation, warranty, agreement or covenant relating to the same subject matter (regardless of the relative levels of specificity) which the party has not breached or violated, or in respect of which there is not an inaccuracy, will not detract from or mitigate the fact that the party has breached or violated, or there is an inaccuracy in, the first representation, warranty, agreement or covenant. Provisions in this Agreement relating to jurisdiction, venue, governing law or other aspects of dispute resolution that expressly refer to the negotiation or performance of this Agreement are not intended to alter the application of principles under New York law relating to the construction or interpretation of contracts.

16.9 Governing Law. Except as otherwise expressly provided for in this Agreement, this Agreement, the rights of the parties and all Actions arising in whole or in part under or in connection with this Agreement or the negotiation or performance hereof will be governed by and construed in accordance with the domestic substantive laws of the State of New York, without giving effect to any choice or conflict of law provision or rule that would cause the application of the laws of any other jurisdiction.

16.10 Dispute Resolution.

16.10.1 Prior to initiating arbitration, Purchaser and Bayer will negotiate in good faith to resolve, pursuant to the procedures described in Section 16.10.2, any dispute, controversy, difference or Action asserted by a Bayer Indemnified Person against Purchaser or by a Purchaser Indemnified Person against Bayer arising out of or related to this Agreement or the negotiation or performance hereof (a “Claim”), including any Claim for indemnification pursuant to Section 14 hereof, but excluding any Claim for indemnification between the parties governed by Section 14.4.5. Notwithstanding the foregoing, either party may apply to any court having jurisdiction pursuant to Section 16.12 without negotiating to resolve the Claim pursuant to Section 16.10.2 with respect to any Action seeking preliminary or emergency injunctive relief in accordance with Section 16.11.11 or any Action seeking equitable relief to enforce Section 9.6 or as contemplated by Section 16.13.

16.10.2 Bayer or Purchaser may give the other party written notice of a Claim not resolved in the normal course of business (“Notice of Dispute”). Within ten (10) Business Days after delivery of such Notice of Dispute, executives of Bayer and Purchaser who have authority to settle the Claim shall agree to meet at a mutually acceptable time and place, and thereafter as often as they reasonably deem necessary, to consult and negotiate with each other in good faith and, recognizing their mutual interests, attempt to reach a just and equitable solution satisfactory to such parties. If the Claim has not been resolved within thirty (30) days of the first meeting of such executives (or, if the parties are unable to mutually agree upon an acceptable time and place to meet, within thirty (30) days of the disputing party’s Notice of Dispute), Purchaser or Bayer may, by notice to the other party (“Dispute Escalation Notice”), refer the Claim to the respective officers of the parties designated below.

For Bayer: President and Chairman of the Board of Management

For Purchaser: Chief Executive Officer

Such officers shall negotiate in good faith to resolve the Claim in a manner satisfactory to Purchaser and Bayer within thirty (30) days of the Dispute Escalation Notice. In the event the Claim is not resolved within such thirty (30) day period, either party may initiate arbitration pursuant to Section 16.11.

16.11 Arbitration.

16.11.1 Subject to Sections 16.10.1 and 16.10.2, any Claim required pursuant to Section 16.10.1 to be negotiated pursuant to Section 16.10.2, or any other claim or dispute that the parties agree in writing to arbitrate, shall be settled by arbitration administered by the American Arbitration Association in accordance with the then current Commercial Rules of the American Arbitration Association including the Procedures for Large, Complex Commercial Disputes (including the Optional Rules for Emergency Measures of Protection) (“AAA Rules”), except that any such arbitration must be conducted in accordance with the remainder of this Section 16.11. Except as expressly limited by Section 16.11.7, the arbitrators shall have the authority to grant any equitable and legal remedies that would be available in any judicial proceeding instituted to resolve a disputed matter.

16.11.2 Number and Selection of Arbitrators. The number of arbitrators shall be three (3), who shall be selected as follows: each of Bayer, on the one hand, and Purchaser on the other hand, shall choose one (1) arbitrator within ten (10) Business Days of either initiating or receiving notice of an arbitration (as the case may be), and those party-appointed arbitrators shall unanimously select one (1) chairman arbitrator within ten (10) Business Days of the appointment of the last party-appointed arbitrator, who shall be a lawyer admitted to practice for at least fifteen (15) years, and who is experienced with disputes in asset purchase agreements and Intellectual Property licenses in the pharmaceutical field transactions (“Qualifications”). If the party-appointed arbitrators are unable to agree upon the selection of the third arbitrator within ten (10) Business Days of the appointment of the last party appointed arbitrator, such chairman arbitrator shall be selected by the AAA within ten (10) Business Days and shall have Qualifications.

16.11.3 Place and Language of Arbitration. The place of arbitration shall be New York, New York, at a suitable venue to be agreed by the parties and arbitrators within twenty (20) Business Days of the appointment of the chairman arbitrator. The proceedings shall be conducted in the English language.

16.11.4 Binding Decision. The decision and award of the arbitral tribunal shall be made by majority decision and shall be final, nonappealable and binding on the parties hereto and their successors and assigns. The arbitral award shall be accompanied by a reasoned opinion.

16.11.5 Allocation of Costs. The decision and award of the arbitral tribunal shall include a decision regarding the allocation of costs relating to any such arbitration. For purposes of this subsection, “costs” shall include reasonable attorneys’ fees and reasonable experts’ fees actually incurred with respect to the arbitration proceeding.

16.11.6 Interest. The arbitral award may include both pre-and post-award interest, at a rate to be determined by the arbitral tribunal.

16.11.7 Limitation of Damages. The arbitral tribunal shall be empowered to award damages only to the extent of actual damages suffered, and only to the extent consistent with Section 14.7.

16.11.8 Period for Arbitration.

(a) The arbitration shall be completed no later than one (1) year after the selection of the chairman arbitrator, unless the chairman arbitrator determines, at the request of any party or on his or her own initiative, that such time period should be extended, in which case such time period may not be extended beyond an additional six (6) months.

(b) Notwithstanding any provision of the AAA Rules: (i) each of Purchaser and Bayer shall be permitted to serve up to twenty (20) interrogatories, and to take at least five (5) depositions of the other party, in addition to exchange of documents, exhibits and information as provided for in the AAA Rules, on dates and locations to be mutually agreed upon (or, failing such agreement, as the chairman arbitrator shall select after hearing from the parties); (ii) any documents not in English that are produced by a party shall be accompanied by a translation into English, which translation shall not be binding upon the other party or the arbitrators; (iii) each of Purchaser and Bayer covenant and agree that it shall produce documents, information, and deposition and hearing witnesses, as required by this Section 16.11.8 and as otherwise required by the AAA Rules; and (iv) subpoenas to non-parties, for production of documents and/or for testimony, shall be issued at the request of a party, up to ten (10) subpoenas per party. The parties will make their respective employees, and will use commercially reasonable efforts to make their former employees, available for depositions and hearing testimony as requested by the other parties.

16.11.9 Enforcement of Judgment. Judgment on the arbitral award may be entered in any court having jurisdiction thereof.

16.11.10 Confidentiality. Except as required by Legal Requirements or as required for recognition and enforcement of the arbitral decision and award, neither a party nor an arbitrator may disclose the existence, content or results of any arbitration hereunder without the prior written consent of the parties. Any documents submitted to the arbitrators shall be kept confidential and shall not be disclosed, except that any such documents may be disclosed in connection with any Action to collect the award, or if any such documents are discoverable or admissible in any Action in court contemplated by this Agreement.

16.11.11 Enforcement; Interim Measures; Equitable Relief. Notwithstanding the provisions of Section 16.11, each party may apply to any court having jurisdiction pursuant to Section 16.12.1 (a) to enforce the arbitration provisions of this Agreement, (b) to seek provisional injunctive relief so as to maintain the status quo (including, but not limited to, maintaining the confidentiality of any arbitration proceedings and non-public information) until the final arbitration award is rendered and is finally judicially confirmed if challenged judicially, or the dispute is otherwise resolved, or (c) to seek equitable relief to enforce Section 9.6 or as contemplated by Section 16.13.

16.12 Jurisdiction; Venue; Service of Process.

16.12.1 Jurisdiction. Subject to the provisions of Sections 14.4.5, 16.10.1, 16.11 and 16.13, each party to this Agreement, by its execution hereof, unless otherwise prohibited by applicable Legal Requirements (a) hereby irrevocably submits to the exclusive jurisdiction of the state courts of the State of New York in the Borough of Manhattan and to the United States District Court for the Southern District of New York for the purpose of any Action between the parties arising in whole or in part under or in connection with this Agreement or the negotiation or performance hereof, (b) hereby waives and agrees not to assert, by way of motion, as a defense or otherwise, in any such Action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that any such Action brought in one of the above-named courts should be dismissed on grounds of forum non conveniens, should be transferred or removed to any court other than one of the above-named courts, or should be stayed by reason of the pendency of some other proceeding in any court other than one of the above-named courts, or that this Agreement or the subject matter hereof may not be enforced in or by such court and (c) to the extent that an Action can be commenced in a court and not an arbitration, agrees not to commence any such Action in any court other than before one of the above-named courts. Notwithstanding the previous sentence, a party may commence any Action in a court other than the above-named courts (i) for the purpose of enforcing an order or judgment issued by one of the above-named courts and (ii) for the purposes of asserting a cross-claim, counterclaim, third party action or similar forms of action for indemnification under this Agreement in any Action commenced by the other parties (subject to this Section 16.12.1), by any third party, or by any Governmental Authority.

16.12.2 Venue. Each party waives any claim and will not assert that venue should properly lie in any other location within the selected jurisdiction.

16.12.3 Service of Process. Each party hereby (a) consents to service of process in and commencement of any arbitration as permitted under the AAA Rules; (b) consents to service of process in any Action between the parties arising in whole or in part under or in connection with this Agreement in any manner permitted by New York law, (c) agrees that service of process made in accordance with clause (a) or (b) or made pursuant to Section 16.1, will constitute good and valid service of process in any Action and (d) waives and agrees not to assert (by way of motion, as a defense, or otherwise) in any Action any claim that service of process made in accordance with clause (a), (b) or (c) does not constitute good and valid service of process.

16.13 Specific Performance. Each of the parties acknowledges and agrees that the other parties would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached or violated. Accordingly, each of the parties agrees that, without posting a bond or other undertaking, the other parties may seek an injunction or injunctions to prevent breaches or violations of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any Action instituted in any court specified in Section 16.12.1 or in an arbitration proceeding pursuant to Section 16.11. An Action for specific performance as provided herein shall not preclude a party from pursuing any other remedy to which such party may be entitled, at law or in equity, in accordance with the terms of this Agreement. Each party further agrees that, in the event of any Action for specific performance in respect of such breach or violation, it will not assert that the defense that a remedy at law would be adequate provided, however, each party also agrees that any party can assert any other defense it may have other than the defense of adequate remedy at law. The provisions of this Section 16.13 shall not apply to any Action based upon any Section of this Agreement where the remedy sought is the payment of money.

16.14 Waiver of Jury Trial. TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW THAT CANNOT BE WAIVED, THE PARTIES HEREBY WAIVE, AND COVENANT THAT THEY WILL NOT ASSERT (WHETHER AS PLAINTIFF, DEFENDANT OR OTHERWISE), ANY RIGHT TO TRIAL BY JURY IN ANY ACTION ARISING IN WHOLE OR IN PART UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE NEGOTIATION OR PERFORMANCE HEREOF OR ANY OF THE CONTEMPLATED TRANSACTIONS, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE. THE PARTIES AGREE THAT ANY OF THEM MAY FILE A COPY OF THIS PARAGRAPH WITH ANY COURT AS WRITTEN EVIDENCE OF THE KNOWING, VOLUNTARY AND BARGAINED-FOR AGREEMENT AMONG THE PARTIES IRREVOCABLY TO WAIVE ITS RIGHT TO TRIAL BY JURY IN ANY PROCEEDING WHATSOEVER BETWEEN THEM RELATING TO THIS AGREEMENT OR ANY OF THE CONTEMPLATED TRANSACTIONS AND THAT ANY SUCH TRIAL WILL INSTEAD BE TRIED IN A COURT OF COMPETENT JURISDICTION BY A JUDGE SITTING WITHOUT A JURY.

16.15 Certain Rules of Construction. Except as otherwise explicitly specified to the contrary, (a) references to a Section, Exhibit or Schedule means a Section of, or Schedule or Exhibit to, this Agreement, unless another agreement is specified, (b) the word “including” will be construed as “including without limitation,” (c) references to a particular statute or regulation include all rules and regulations thereunder and any predecessor or successor statute, rules or regulation, in each case as amended or otherwise modified from time to time, (d) words in the singular or plural form include the plural and singular form, respectively, (e) references to a particular Person include such Person’s successors and assigns to the extent not prohibited by this Agreement and (f) the words “shall” and “will” will have the same meaning.

16.16 Third Party Beneficiaries. Except as specifically provided herein, all rights, benefits and remedies under this Agreement are solely intended for the benefit of Purchaser and Bayer, and no third party shall have any rights whatsoever to (i) enforce any obligation contained in this Agreement; (ii) seek a benefit or remedy for any breach of this Agreement; or (iii) take any other action relating to this Agreement under any legal theory, including but not limited to, actions in contract, tort (including but not limited to negligence, gross negligence and strict liability), or as a defense, setoff or counterclaim to any action or claim brought or made by the parties.

[Remainder of Page is Intentionally Blank.]

IN WITNESS WHEREOF, the undersigned have executed and delivered this Agreement as of the date first above written.

BAYER PHARMA AG

By:	/s/ E. Gardyan-Eisenlohr
Name: E. Gardyan-Eisenlohr
Title: General Counsel

By:	/s/ Andreas Fibig
Name: Andreas Fibig
Title: President & Chairman of the Board of Management

SPECTRUM PHARMACEUTICALS CAYMAN, L.P.

By:	/s/ Rajesh C. Shrotiya
Name: Rajesh C. Shrotiya, M.D.
Title: Chief Executive Officer and President

Exhibits and schedules to this agreement which do not contain information material to an investment decision or to understanding the terms of this agreement, and which are not otherwise required to be disclosed at this time, have been omitted pursuant to Item 601(b)(2) of Regulation S-K. The registrant undertakes to furnish supplemental copies of any of the omitted exhibits or schedules upon request of the Securities and Exchange Commission.

Schedule 4.1

Purchase Price

Nineteen Million Euros (€ 19,000,000)

Schedule 4.3.1

Royalty Payments

Royalty Rate

[***] of Net Sales provided that the royalty rate on Net Sales in countries where Bayer had no prior sales, including but not limited to [***], shall be the royalty rate payable to [***] under the [***] as then in effect, but in no event in excess of [***].

Royalty Term

Purchaser shall pay royalties hereunder with respect to Net Sales in each country in the Licensed Territory through [***] or [***] years from the [***] in such country, whichever is longer. For avoidance of doubt, no royalty shall be payable for sales in the United States of America and the date of first commercial sale of the Licensed Product in a country shall be the date on which the Licensed Product was first deemed sold for purposes of the [***].

Terms not otherwise defined in this Schedule 4.3.1 shall be as defined in the [***].

[***]: CONFIDENTIAL PORTIONS OMITTED AND FILED SEPARATELY WITH THE COMMISSION.

EXHIBIT A

TRANSITION SERVICES AGREEMENT

This Transition Services Agreement is made and entered into as of April 1, 2012 (this “Agreement”), by and among Bayer Pharma AG (“Bayer”) and such Affiliates of Bayer as listed on Exhibit A as may hereafter execute Exhibit B which is attached hereto, and Spectrum Pharmaceuticals Cayman, L.P., a Cayman Islands Exempted Limited Partnership (“Spectrum”) and such Affiliates of Spectrum as listed on Exhibit A as may hereafter execute Exhibit B which is attached hereto. This Agreement shall be effective as of the Closing Date under the License and Asset Purchase Agreement entered into by Bayer and Spectrum as of January 23, 2012 (the “License Agreement”). Capitalized terms used and not otherwise defined herein shall have the meanings ascribed to such terms in the License Agreement. Bayer and Spectrum and their Affiliates that execute Exhibit B are sometimes referred to herein collectively as the “Parties,” and individually each of Bayer and Spectrum or their Affiliates that execute Exhibit B may be referred to herein as a “Party.”

WITNESSETH:

WHEREAS, Bayer is engaged in the manufacture and distribution of certain drug products (“Products”) within and as part of its overall healthcare business;

WHEREAS, Bayer and Spectrum have entered into the License Agreement, which concerns the license of certain technologies and the sale of certain related assets in its Bayer Business to Spectrum;

WHEREAS, it is intended that each Bayer Affiliate and Spectrum Affiliate listed on Exhibit A shall become a party to this Agreement and that until that occurs Bayer and Spectrum shall provide certain guarantees as set out in Section 3.34; and

WHEREAS, in order to assist Spectrum in its efforts to fully utilize the licenses and the acquired assets as they were utilized on the date of execution of the License Agreement and in order to assist Spectrum in its efforts to effect an orderly transition of these licenses and assets into Spectrum’s other business lines, Bayer has agreed to provide or cause to be provided to Spectrum, for the consideration specified herein, the services described herein, beginning on the date hereof and continuing for the periods of time set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, the Parties agree, intending to be legally bound, as follows:

ARTICLE I.

SERVICES TO BE PROVIDED

1.1 Services to be Provided. From the Closing Date until [***] after the Closing Date, Bayer shall make available to Spectrum all services that have historically been provided by Bayer or an Affiliate (including, subject to Section 3.32(b), through the use of suppliers, contractors and subcontractors) to its Bayer Business to the extent such services can be provided in accordance with all applicable Legal Requirements and without violation of any contracts Bayer may have with third parties (collectively “Services”); provided, however, that Services shall not include any service required to be provided to Spectrum under another Ancillary Agreement or any promotional services. Such Services are set forth at Schedule 1.1. Whether or not Spectrum uses the entire package of Services offered by Bayer as described above shall have no effect on the price to be paid for such Services until [***] after the Closing Date.

[***]: CONFIDENTIAL PORTIONS OMITTED AND FILED SEPARATELY WITH THE COMMISSION.

1.2 Compensation for Services. Spectrum shall pay to Bayer [***], payable in [***] on or before the [***] after the Closing Date as compensation for the Services. In addition, [***] as indicated in [***], a [***] will be invoiced to Spectrum [***] upon receipt of invoice. Such invoice will also contain the cost of any radioactive component and its associated delivery cost where delivered by a Bayer affiliate to customers of Product. Costs of [***] will be additionally charged to Spectrum without markup if, despite [***] to Spectrum, Bayer incurs charges for services rendered, or has a contractual installment obligation, after the Closing Date. In the event a Spectrum Affiliate pays a local Bayer Affiliate in local currency for any Services, then Bayer shall promptly repay to Spectrum in dollars such amount based on exchange rates set forth in Section 4.3.4 of the License Agreement and in effect, as applicable, as of the [***] after the Closing Date.

ARTICLE II.

ADDITIONAL SERVICES

2.1 Additional Services.

(a) Subject to the terms and conditions of this Agreement, between the Execution Date and sixty (60) days after the Closing Date, Spectrum and Bayer will negotiate in good faith to determine what Services Spectrum desires to be extended beyond [***] after the Closing Date to a date no more than [***] after the Closing Date to ensure a smooth continuity of the Bayer Business (“Additional Services”). Each Additional Service and the term of each Additional Service will be identified on a Schedule attached hereto as Schedule 2.1 on or before a date sixty (60) days after the Closing Date. Any Additional Services that Spectrum desires to extend beyond [***] after the Closing Date are, notwithstanding anything in this Agreement to the contrary, subject to mutual written agreement of Spectrum and Bayer as to the scope and terms of such Additional Services. The term of the Additional Services may vary, but in no case will the term of any Additional Service continue more than [***] after the Closing Date except as expressly set forth in the Inventory Agreement with respect to Inventory and unless the Parties hereto agree to such extension.

[***]: CONFIDENTIAL PORTIONS OMITTED AND FILED SEPARATELY WITH THE COMMISSION.

(b) Bayer shall provide such Additional Service upon the terms of the Agreement in exchange for a fee determined pursuant to Section 2.2.

Notwithstanding anything to the contrary herein, Bayer shall not be obligated hereunder to perform or fund the creation of all or part of an information technology system for Spectrum or a physical information technology separation of operations related to the licenses and assets.

2.2 Direct Costs. The fees payable for the Additional Services will reflect Bayer’s Direct Costs for providing the Additional Services plus [***]. To the extent practicable, each invoice for the Additional Services will be broken down by country and nature of the service provided. “Direct Costs” in connection with an Additional Service is defined herein to mean [***]. All documented out-of-pocket costs (not taken into account in the prior sentence) incurred in the provision of such Additional Service [***]. For avoidance of doubt, Spectrum acknowledges that the Direct Costs for the Additional Services are subject to [***], over the term the Additional Services are provided.

ARTICLE III.

MISCELLANEOUS PROVISIONS APPLICABLE TO SERVICES AND ADDITIONAL SERVICES

3.1 Audit. Spectrum shall have the right through its Representatives, during business hours, (a) to audit Bayer’s and its Affiliates’ books and records related to and reasonably necessary to evaluate or verify (i) their provision of the Additional Services, solely as to the invoiced volume of such Additional Services, the payment of which is based on volume, and (ii) any costs incurred in providing those Additional Services for which fees payable to Bayer are based on Bayer’s Direct Costs (b) to inspect and copy, at Spectrum’s cost, the records that Bayer is required to maintain in accordance with Section 3.3 and underlying source documentation; provided that (x) Spectrum may only exercise the rights in subsections (a) and (b) above once and no more than three years after termination of this Agreement, (y) Spectrum shall provide Bayer at least forty-five (45) days advance written notice of its intent to conduct such audit and inspection, and (z) Spectrum and Bayer shall (and Bayer shall cause any Affiliates to) cooperate as reasonably needed in order to complete any such audit and inspection as promptly as reasonably possible under the circumstances. Any such audit and inspection will be at Spectrum’s expense unless it discloses an excess in the payments made by Spectrum of more than [***] of the aggregate amount payable during the term of this Agreement, in which case Bayer will bear the cost of such audit.

3.2 Standard of Performance. Unless otherwise agreed by the Parties in writing with respect to an Additional Service, each Service and Additional Service must be provided in a manner substantially equivalent in volume, scope and manner as it was provided to the Bayer Business in the twelve (12) month period immediately preceding the Execution Date, with a level of quality, degree of care and skill, diligence and timeliness that is not materially less than that with which such service had been performed for the normal ongoing operations of the Bayer Business during the twelve-month period immediately preceding the Closing. In connection with its provision of Services or Additional Services, in no event shall Bayer or any of its Affiliates be required to (x) make modifications to its existing assets, equipment, rights or properties systems other than in the ordinary course of business, (y) unless funded by Spectrum, acquire additional assets, equipment, rights or properties other than in its ordinary course of business, or (z) hire additional personnel or provide additional training to existing personnel other than in the ordinary course of business other than to replace the personnel that are no longer able to provide services under this Agreement for any reason.

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3.3 Operational Reporting; Maintenance of Information.

(a) With respect to each Service and Additional Service, Bayer shall provide to Spectrum, on a quarterly basis, copies of the reports, statements, activity summaries, or other forms, in each such case as otherwise used by Bayer or its Affiliates in their normal course of business to document and report on the activity, use of resources, problems encountered, procedural changes and the like related to providing such Service and Additional Service in the preceding quarter (the “Service Reports”). The Service Reports include the reports described on Schedule 3.3 delivered within the applicable timeframe set forth on Schedule 3.3.

(b) Bayer shall provide to Spectrum periodic operating reports with metrics for Additional Services in forms to be mutually agreed upon by the Parties as promptly as reasonably possible after the date hereof or, for each Additional Service implemented after the date hereof, as promptly as reasonably possible after such Additional Services is identified. During the term of this Agreement, Bayer shall maintain complete and accurate records of the Additional Services provided, amounts billed and payments made hereunder. Bayer shall keep copies of all information necessary to verify the accuracy of the invoiced volume of Additional Services, the payment of which is based on volume, and Direct Costs for which Bayer has sought reimbursement hereunder. All such records shall be available for inspection at the location where such records are routinely kept by Bayer in connection with any audit by Spectrum pursuant to Section 3.1.

(c) Notwithstanding anything to the contrary in Section 3.3(a) above, so long as Bayer or its Affiliates are providing sales services under this Agreement, Bayer agrees to provide reports of Net Sales of Licensed Products for accounting purposes on a monthly basis.

3.4 Cooperation. Spectrum shall make available on a timely basis to Bayer and to its employees, representatives, Affiliates and third party providers (collectively, “Representatives”), the information reasonably requested by Bayer to enable Bayer and its Representatives to provide the Services and the Additional Services. Spectrum shall give Bayer and its Representatives reasonable access, during normal business hours and at such other times as are reasonably required and subject to such reasonable restrictions as Spectrum may from time to time prescribe, to Spectrum’s premises to the extent reasonably necessary to enable Bayer and its Representatives to provide the Services and the Additional Services. Bayer shall provide, and shall cause its Affiliates to provide, as appropriate, Spectrum and its Representatives reasonable access, during normal business hours and at such other times as are reasonably required and subject to such reasonable restrictions as Bayer may from time to time prescribe, to Bayer’s Representatives, books, records, offices, and properties directly related to Bayer’s support of the licensed technology and the assets sold to Spectrum and reasonably required to permit Spectrum to develop and provide its own stand-alone services to replace the Services and the Additional Services.

3.5 Payment Terms. Bayer shall submit to Spectrum an invoice setting forth the monthly fees for the Additional Services provided during the preceding calendar month, and any other amounts to which Bayer is entitled to compensation or reimbursement hereunder, together with reasonable supporting detail for any charges included in such invoice. To the extent practicable, each invoice for the Additional Services will be broken down by country and nature of the service provided. The foregoing shall not limit Bayer’s right to submit corrective invoices in the event there are unbilled amounts owing for Additional Services, or amounts to which Bayer is entitled to compensation or reimbursement hereunder which were not previously invoiced. Payment of all amounts owed by Spectrum shall be remitted on or before [***] days from the date the invoice therefor is received by Spectrum; provided, however, that if Spectrum in good faith disputes the validity or amount of any charge on such invoice, then Spectrum shall (A) promptly provide Bayer with written notice of such disputed item, which notice shall specifically identify the disputed item and explain the reason for such dispute, and (B) remit when due any undisputed amount. In the event of any such dispute, Bayer’s and Spectrum’s Contract Managers shall promptly discuss and attempt to resolve any differences in good faith. To the extent that agreement is reached within thirty (30) days of such dispute arising, Spectrum shall promptly pay (or Bayer shall promptly refund) such amount, if any, as shall be so agreed, together with interest accruing thereon since the date such payment was due or made, as applicable, [***], except to the extent any disputed charges are solely due to the manifest error of Bayer. To the extent no such agreement is reached within such thirty (30) day period, the dispute shall be resolved in accordance with Section 3.25 hereof. No such dispute shall affect the obligation of Bayer to continue to provide or cause to be provided the Additional Services in accordance with this Agreement, provided that Spectrum exercises good faith efforts to resolve such dispute on a timely basis. All invoices shall be issued and paid in U.S. dollars.

3.6 Compliance with Licenses and Permits. Bayer shall perform, and shall cause its Affiliates to perform, all Services and Additional Services in compliance with all permits and licenses of any Governmental Authority having jurisdiction over the matter or matters in question and any applicable Legal Requirements (as defined in the License Agreement) and will, at its expense, maintain all permits and licenses it currently holds (that are not transferred to Spectrum under the License Agreement) which are necessary to perform such Services and Additional Services. If additional permits or licenses (or new permits or licenses in the case of replacing permits and licenses transferred to Spectrum under the License Agreement) become necessary for Bayer solely to provide any Services or Additional Services Bayer shall promptly inform Spectrum of the need for such permit or license and Bayer’s total cost for obtaining same. Spectrum shall promptly elect whether to bear such cost. Bayer may suspend the Service or Additional Service during the time such permit or license is not held by Bayer. If Spectrum elects not to bear such costs Bayer, in its sole discretion, may discontinue the Service or Additional Services as the case may be.

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3.7 Confidentiality.

(a) Confidentiality Obligations. All information provided by one Party to the other Party in connection with this Agreement shall be maintained in strict confidence by the receiving Party pursuant to Section 9.6 of the License Agreement with all information relating to Spectrum, Business-Specific Licensed IP or the Business, other than Shared Licensed IP, treated as Confidential Information of Spectrum for this purpose and all information relating to Bayer or Shared Licensed IP treated as Confidential Information of Bayer for this purpose.

(b) Applicability to Third Party Providers. In the event either Party uses a third party provider as provided in this Agreement, such Party will be bound by this Section 3.7 to the same extent as the Party retaining such third party provider, and each Party is responsible to the other Party for the compliance with this Section 3.7 of all third party providers retained by it.

3.8 Primary Points of Contact.

(a) Appointment and Responsibilities. Each Party shall appoint an individual to act as the primary point of operational contact for the administration and operation of this Agreement, as follows:

(i)	The individual appointed by Spectrum as the primary point of operational contact pursuant to this Section 3.8(a)(i) shall initially be [***] (the “Spectrum Contract Manager”). The Spectrum Contract Manager will have overall responsibility for: (a) coordinating, on behalf of Spectrum, all activities undertaken by Spectrum hereunder and the performance of Spectrum obligations hereunder, (b) coordinating the performance of the Services and the Additional Services with Bayer, (c) acting as a day-to-day contact with the Bayer Contract Manager (as defined below), and (d) making available to Bayer the data, facilities, resources, and other support services from Spectrum required for Bayer to be able to perform the Services and the Additional Services in accordance with the terms of this Agreement. Spectrum may subsequently replace the Spectrum Contract Manager from time to time upon written notice to Bayer. Spectrum shall use commercially reasonable efforts to provide at least fourteen (14) days prior written notice of any such change.

(ii)	The individual appointed by Bayer as the primary point of operational contact pursuant to this Section 3.8(a)(ii) shall initially be [***] (the “Bayer Contract Manager”). The Bayer Contract Manager will have overall responsibility for: (a) coordinating, on behalf of Bayer, all activities undertaken by Bayer hereunder and the performance of the Bayer obligations hereunder, (b) coordinating the performance of the Services and the Additional Services with Spectrum, (c) acting as a day-to-day contact with the Spectrum Contract Manager, and (d) providing Spectrum with service performance information and communicating with the Spectrum Contract Manager regarding Service and Additional Service requirements and management. Bayer may subsequently replace the Bayer Contract Manager from time to time upon written notice to Spectrum. Bayer shall use commercially reasonable efforts to provide at least fourteen (14) days prior written notice of any such change.

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(b) Review Meetings; Service Managers. The Bayer Contract Manager and the Spectrum Contract Manager (together, the “Contract Managers”) will establish after Closing a schedule of meetings or teleconferences to occur weekly, unless otherwise agreed, to review the Services and the Additional Services being provided under this Agreement, and to discuss any problems that are unresolved and any details concerning their expected resolution. If one Party appoints a service manager with a particular area of responsibility for a portion of the transaction activities, at the request of such Party, the other Party shall use its commercially reasonable efforts to appoint a suitable counterpart.

3.9 Term. Unless sooner terminated pursuant to Section 3.10 below or expressly set forth in the Inventory Agreement with respect to Inventory, this Agreement will terminate on the first anniversary of the Closing except to the extent the Parties otherwise agree.

3.10 Termination. If either Party commits a material breach or violation of any material provision of this Agreement, and such breach or violation is not cured within sixty (60) days after receiving written notice thereof from the other Party, the non-breaching Party may, at its option, terminate this Agreement by written notice to the breaching Party. A breach of this Agreement by either Party that remains uncured for more than sixty (60) days after receiving written notice thereof from the other Party shall amount to a breach of the License Agreement or any other Ancillary Agreement. If the allegedly breaching Party disputes the existence of such breach (other than a dispute regarding whether or not a service is a Service required to be made available by Bayer to Spectrum during the ninety (90) days after the Closing Date), this Agreement may not be terminated by the non-breaching Party (except with respect to the Service or Additional Service to which the dispute relates) until the existence of such breach is resolved in accordance with Sections 3.25, 3.26 and or 3.27, as applicable; provided, however, if Spectrum’s breach is the failure to pay when due any amount hereunder after a ten business day notice and cure period, Bayer may immediately stop providing the Services or Additional Services while the breach continues, and if Bayer’s breach is the failure to provide a Service or an Additional Service after a ten business day notice and cure period, Spectrum may immediately stop paying for that Service or Additional Service, as applicable, while the breach continues. Notwithstanding the foregoing, this Agreement shall automatically terminate upon a termination of the License Agreement. In the event of the expiration or termination of this Agreement pursuant to this Section 3.10, this Agreement will have no further force and effect and all other rights and Liabilities of the parties hereunder will terminate without any Liability of any party to any other party, except for Liabilities arising in respect of breaches under this Agreement by any party on or prior to the termination date.

3.11 Indemnification. Spectrum hereby agrees to save, defend and hold Bayer and its Affiliates and its or their directors, officers, managers and employees, and each of the heirs, executors, successors and assigns of any of the foregoing (together, the “Bayer Group”) harmless from and against any and all Losses arising from or relating to (a) any material breach by Spectrum of its obligations under this Agreement, (b) any claim, suit or action asserted by any person or entity unaffiliated with the Bayer Group (i) in connection with the Services and Additional Services provided hereunder unless and then only to the extent that the claim, suit or action is related to a material breach of this Agreement by Bayer, or any Affiliate of Bayer or third party providing Services or Additional Services hereunder or (ii) related to the use, sale or delivery of a Licensed Product to any third party except to the extent Spectrum is entitled to indemnification therefor or Liability is otherwise expressly allocated under this Agreement, the License Agreement or another Ancillary Agreement. Bayer hereby agrees to save, defend and hold Spectrum and its Affiliates and its or their directors, officers, managers and employees, and each of the heirs, executors, successors and assigns of any of the foregoing (together, the “Spectrum Group”) harmless from and against any and all Losses arising from or relating to (a) any material breach by Bayer of its obligations under this Agreement or (b) any claim, suit or action asserted by any person or entity unaffiliated with the Spectrum Group to the extent based upon the gross negligence, willful misconduct or criminal act by Bayer or any Affiliate or third party providing Services or Additional Services hereunder on its behalf in connection with the Services and Additional Services provided hereunder. Neither Party must indemnify the other Party for any Losses to the extent such Losses arises out of the other Party’s breach, gross negligence or willful misconduct. Any Losses hereunder shall be counted toward the amounts set forth in Sections 14.1.2 and 14.2.2 of the License Agreement.

3.12 Third Party Claims.

(a) Notice of Claim. If any third party notifies an Indemnified Party with respect to any matter (a “Third Party Claim”) that may give rise to an Indemnified Claim against an Indemnifying Party under this Section 3.12, then the Indemnified Party will promptly give written notice to the Indemnifying Party; provided, however, that no delay on the part of the Indemnified Party in notifying the Indemnifying Party will relieve the Indemnifying Party from any obligation under this Section 3.12, except to the extent such delay actually and materially prejudices the Indemnifying Party.

(b) Assumption of Defense, etc. The Indemnifying Party will be entitled to participate in the defense of any Third Party Claim (including a claim for Taxes) that is the subject of a notice given by the Indemnified Party pursuant to Section 3.12(a). In addition, the Indemnifying Party will have the right to defend the Indemnified Party against the Third Party Claim with counsel of its choice reasonably satisfactory to the Indemnified Party so long as (i) the Indemnifying Party gives written notice to the Indemnified Party within fifteen (15) calendar days after the Indemnified Party has given notice of the Third Party Claim that the Indemnifying Party will indemnify the Indemnified Party from and against the entirety of any and all Losses the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third Party Claim; (ii) the Third Party Claim involves only money damages and does not seek an injunction or other equitable relief against the Indemnified Party; (iii) the Indemnified Party has not been advised by counsel that an actual or potential conflict exists between the Indemnified Party and the Indemnifying Party in connection with the defense of the Third Party Claim; (iv) the Third Party Claim does not relate to or otherwise arise in connection with Taxes or any criminal or regulatory enforcement Action; (v) settlement of an adverse judgment with respect to or the Indemnifying Party’s conduct of the defense of the Third Party Claim is not, in the good faith judgment of the Indemnified Party, reasonably likely to be materially adverse to the Indemnified Party’s reputation or continuing business interests (including its relationships with current or potential customers, suppliers or other parties material to the conduct of its business); and (vi) the Indemnifying Party conducts the defense of the Third Party Claim actively and diligently. The Indemnified Party may retain separate co-counsel at its sole cost and expense and participate in the defense of the Third Party Claim; provided, however, that the Indemnifying Party will pay the fees and expenses of separate co-counsel retained by the Indemnified Party that are incurred prior to Indemnifying Party’s assumption of control of the defense of the Third Party Claim.

(c) Limitations on Indemnifying Party. The Indemnifying Party will not consent to the entry of any judgment or enter into any compromise or settlement with respect to the Third Party Claim without the prior written consent of the Indemnified Party unless such judgment, compromise or settlement (i) provides for the payment by the Indemnifying Party of money as sole relief for the claimant; (ii) results in the full and general release of the Spectrum Group or Bayer Group, as applicable, from all liabilities arising or relating to, or in connection with, the Third Party Claim; and (iii) involves no finding or admission of any violation of Legal Requirements or the rights of any Person and no effect on any other claims that may be made against the Indemnified Party. Notwithstanding any provision to the contrary in Section 3.12(a) and 3.12(b), Bayer shall have the full and unrestricted right to defend, with counsel of its own choosing, any Action and negotiate and settle any Action initiated against it by any Governmental Authority which may in Bayer’s judgment, exercised in good faith, materially affect operations and activities of Bayer beyond the Business, even though such defense or settlement may or will also affect the Business, provided, however, that, if permitted by applicable Legal Requirements, Bayer notifies Spectrum of any such Action, keeps Spectrum apprised of material developments with respect to such Action and consults with Spectrum regarding such Action from time to time and nothing in this sentence excuses Bayer from performing its obligations under this Agreement, the License Agreement or the other the Ancillary Agreements.

(d) Indemnified Party’s Control. If the Indemnifying Party does not deliver the notice contemplated by clause (i) of Section 3.12(b) within fifteen (15) calendar days after the Indemnified Party has given notice of the Third Party Claim, or otherwise at any time fails to conduct the defense of the Third Party Claim actively and diligently, the Indemnified Party may defend and may consent to the entry of any judgment or enter into any compromise or settlement with respect to, the Third Party Claim in any manner it may deem appropriate (and the Indemnified Party need not consult with, or obtain any consent from, the Indemnifying Party in connection therewith). If such notice is given on a timely basis and the Indemnifying Party conducts the defense of the Third Party Claim actively and diligently but any of the other conditions in Section 3.12(b) is or becomes unsatisfied, the Indemnified Party may defend, and may consent to the entry of any judgment or enter into any compromise or settlement with respect to, the Third Party Claim; provided, however, that the Indemnifying Party will not be bound by the entry of any such judgment consented to, or any such compromise or settlement effected, without its prior written consent (which consent will not be unreasonably withheld or delayed). In the event that the Indemnified Party conducts the defense of the Third Party Claim pursuant to this Section 3.12(d), the Indemnifying Party will (a) advance the Indemnified Party promptly and periodically for the costs of defending against the Third Party Claim (including reasonable attorneys’ fees and expenses) and (b) remain responsible for any and all other Losses that the Indemnified Party may incur or suffer resulting from, arising out of, relating to, in the nature of or caused by the Third Party Claim to the fullest extent provided in this Section 3.12.

(e) Consent to Jurisdiction Regarding Third Party Claim. Spectrum and Bayer, each in its capacity as an Indemnifying Party, hereby consents to the non-exclusive jurisdiction of any court in which any Third Party Claim may be brought against any Indemnified Party for purposes of any claim which such Indemnified Party may have against such Indemnifying Party pursuant to this Agreement in connection with such Third Party Claim, and in furtherance thereof, the provisions of Section 3.26 are incorporated herein by reference, mutatis mutandis.

3.13 Exclusive Remedies. FROM AND AFTER THE CLOSING, AND EXCEPT AS SET FORTH IN SECTION 3.27, THE INDEMNIFICATION PROVISIONS PROVIDED IN SECTION 3.11 SHALL BE THE SOLE AND EXCLUSIVE REMEDIES OF THE PARTIES FOR RESOLUTION OF THE MATTERS SPECIFIED IN SECTION 3.11, EXCEPT FOR INDEMNIFICATION RELATED TO A PARTY’S (A) FRAUD OR (B) CRIMINAL ACTS.

3.14 Limitation of Liability. NEITHER PARTY SHALL BE LIABLE TO THE OTHER FOR ANY CLAIMS FOR CONSEQUENTIAL, INCIDENTAL, PUNITIVE, BUSINESS INTERRUPTION, EXEMPLARY OR INDIRECT DAMAGES, ARISING UNDER STATUTE, IN TORT OR CONTRACT. THE FOREGOING LIMITATION WILL NOT APPLY TO LIMIT EITHER PARTY’S LIABILITY WITH RESPECT TO (A) A THIRD PARTY CLAIM, (B) FRAUD OR (C) GROSS NEGLIGENCE, WILLFUL MISCONDUCT OR CRIMINAL ACTS. NEITHER PARTY SHALL HAVE ANY LIABILITY FOR LOST PROFITS EXCEPT TO THE EXTENT EXPRESSLY PROVIDED UNDER THE LICENSE AGREEMENT.

3.15 Disclaimer. EACH PARTY MAKES NO REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, OTHER THAN THOSE EXPRESSLY MADE IN THIS AGREEMENT. ALL OTHER WARRANTIES, EXPRESS OR IMPLIED, INCLUDING, WITHOUT LIMITATION, THE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE, ARE HEREBY DISCLAIMED.

3.16 Time for Claims. Claims for indemnification shall be governed by the applicable statute of limitations. No claim for Loss by Purchaser shall be deemed to have survived, and shall be deemed waived, if written notice has not been provided to Bayer within six (6) months of actual knowledge of such Loss by the Purchaser individuals set forth on Schedule 3.16A. No claim for Loss by Bayer shall be deemed to have survived, and shall be deemed waived, if written notice has not been provided to Purchaser within six (6) months of actual knowledge of such Loss by the Bayer individuals set forth on Schedule 3.16B. For avoidance of doubt, claims will be deemed to have been made within the survival period if a reasonably complete description of the claim based upon the facts available at the time is presented by the party seeking indemnification to the Indemnifying Party within the specified time period herein.

3.17 Inconsistency. To the extent the terms of the License Agreement are inconsistent with the terms of this Agreement, the terms of this Agreement shall control with respect to the Services and Additional Services provided hereunder. If the License Agreement contains terms applicable to the Parties’ under this Agreement, and this Agreement does not address such terms, the terms set forth in the License Agreement shall control.

3.18 Relationship of Parties. In providing the Services and the Additional Services, each Person doing so is acting as and shall be considered an independent contractor to Spectrum and its Affiliates. Nothing herein contained shall be deemed or construed by Bayer, Spectrum or any other Person as creating the relationship of principal and agent, partnership, joint employers or joint venture between the Parties. All employees and Representatives of Bayer or its Affiliates or third party providers, as applicable, shall remain for all purposes (including compensation and employee benefits) employees or Representatives solely of Bayer or its Affiliates or third party providers, as applicable, and shall not be construed as employees or Representatives of Spectrum of its Affiliates. In performing their respective duties hereunder, all such employees and Representatives of Bayer or its Affiliates or third party providers, as applicable, shall be under the sole direction, control and supervision of Bayer or its Affiliates or third party providers, as applicable (and not of Spectrum or its Affiliates), and Bayer or its Affiliates or third party providers, as applicable, shall have the sole right to exercise all authority with respect to the employment (including termination of employment), assignment, terms and conditions and compensation of such employees and Representatives. Bayer is not authorized to, and none of Bayer’s or its Affiliates’ or third party providers’ employees or Representatives shall at any time attempt to, (i) act on behalf of Spectrum or its Affiliates other than as specifically authorized by Spectrum in writing, or (ii) bind Spectrum or its Affiliates in any manner whatsoever to any obligations. None of Bayer, its Affiliates or third party providers or their respective employees or Representatives shall represent that they are or hold themselves out to be an officer, employee or Representative of Spectrum.

3.19 Entire Agreement; Amendment; Waiver. This Agreement, the License Agreement and the other agreements referenced therein constitute the entire understanding between the Parties with respect to the subject matter hereof and supersede all prior discussions, negotiations, proposals, undertakings, understandings and agreements, whether written or oral, relating to such subject matter. No provision of this Agreement shall be deemed waived, amended, supplemented or modified by any Party, unless such waiver, amendment, supplement or modification is in writing and signed by the authorized representative of the Party against whom it is sought to enforce such waiver, amendment, supplement or modification. No delay of or omission in the exercise of any right, power or remedy accruing to either Party as a result of any breach or default by the other Party under this Agreement shall impair any such right, power or remedy, nor shall it be construed as a waiver of or acquiescence in any such breach or default, or of any similar breach or default occurring later; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default occurring before or after that waiver.

3.20 Headings. The article, section and paragraph headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

3.21 Counterparts. This Agreement may be executed in any number of counterparts, each of which will be deemed an original, but all of which together will constitute the whole agreement. Executed signatures to this Agreement may be delivered by any standard electronic means and any such electronically delivered signatures shall be construed as manually executed signatures. This Agreement will become effective when duly executed by each Party hereto.

3.22 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction will not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. In the event that any provision hereof would, under applicable Legal Requirements, be invalid or unenforceable in any respect, each Party hereto intends that such provision will be construed by modifying or limiting it so as to be valid and enforceable to the maximum extent compatible with, and possible under, applicable Legal Requirements.

3.23 Setoff. No party shall have any right of setoff with respect to amounts it has an obligation to pay hereunder.

3.24 Notices. All notices, requests, demands, claims and other communications required or permitted to be delivered, given or otherwise provided under this Agreement must be in writing and must be delivered, given or otherwise provided:

(a) by hand (in which case, it will be effective upon delivery);

(b) by facsimile (in which case, it will be effective upon receipt of confirmation of good transmission); or

(c) by overnight delivery by a nationally recognized courier service (in which case, it will be effective on the Business Day after being deposited with such courier service);

in each case, to the address (or facsimile number) listed below:

(a) if to Spectrum, to:

Spectrum Pharmaceuticals Cayman, L.P.

c/o Spectrum Pharmaceuticals, Inc.

11500 South Eastern Ave. Suite 240

Henderson, NV 89052

Telephone number: (702) 835-6300

Facsimile number: (702) 260-7405

Attention: Legal Department

with a copy to:	Stradling Yocca Carlson & Rauth 660, Newport Center Dr, Suite 1600 Newport Beach, CA 92660 Telephonenumber: (949) 725-4000 Facsimilenumber: (949) 725-4100 Attention: ShivbirS. Grewal, Esq.

(b) if to Bayer, to:	Bayer Pharma AG Berlin 13342 Germany Telephone number: +49 30 468 192922 Facsimile number: +49 30 468 192172 Attention: President and Chairman of the Board of Management

with a copy to:	Bayer Pharma AG Berlin 13342 Germany Telephone number: +49 30-468-16924 Facsimile number: +49 30 468 96924 Attention: General Counsel

with a copy to:	Fulbright & Jaworski L.L.P. 801 Pennsylvania Avenue, NW Washington, DC 20004 Telephone number: 202-662-0200 Facsimile number: 202-662-4643 Attention: Marilyn Mooney, Esq.

Each of the Parties to this Agreement may specify different address or facsimile number by giving notice in accordance with this Section 3.24 to each of the other Parties hereto.

3.25 Dispute Resolution. Except for any Action seeking preliminary or emergency injunctive relief in accordance with this Agreement or any Action seeking equitable relief as contemplated by Section 3.27, any Action asserted by a member of the Bayer Group against a member of the Spectrum Group or by a member of the Spectrum Group against a member of the Bayer Group (a “Claim”) arising out of or related to the Agreement, including without limitation any Claim for indemnification pursuant to Section 3.11 hereof, will be negotiated and resolved pursuant to the procedures described in Sections 16.10 and Section 16.11 of the License Agreement, which Sections are incorporated in this Agreement by this reference mutatis mutandis.

3.26 Jurisdiction; Venue; Service of Process.

(a) Jurisdiction. Subject to the provisions of Section 3.25, each Party to this Agreement, by its execution hereof, unless otherwise prohibited by applicable Legal Requirements (a) hereby irrevocably submits to the exclusive jurisdiction of the state courts of the State of New York in the Borough of Manhattan and to the United States District Court for the Southern District of New York for the purpose of any Action between the parties arising in whole or in part under or in connection with this Agreement or the negotiation or performance hereof, (b) hereby waives and agrees not to assert, by way of motion, as a defense or otherwise, in any such Action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that any such Action brought in one of the above-named courts should be dismissed on grounds of forum non conveniens, should be transferred or removed to any court other than one of the above-named courts, or should be stayed by reason of the pendency of some other proceeding in any court other than one of the above-named courts, or that this Agreement or the subject matter hereof may not be enforced in or by such court and (c) to the extent that an Action can be commenced in a court and not an arbitration, agrees not to commence any such Action in any court other than before one of the above-named courts. Notwithstanding the previous sentence, a party may commence any Action in a court other than the above-named courts (i) for the purpose of enforcing an order or judgment issued by one of the above-named courts and (ii) for the purposes of asserting a cross-claim, counterclaim, third party action or similar forms of action for indemnification under this Agreement in any Action commenced by the other Party, by any third party, or by any Governmental Authority.

(b) Venue. Each Party waives any claim and will not assert that venue should properly lie in any other location within the selected jurisdiction.

(c) Service of Process. Each Party hereby (a) consents to service of process in and commencement of any arbitration as permitted under the AAA Rules; (b) consents to service of process in any Action between the Parties arising in whole or in part under or in connection with this Agreement in any manner permitted by New York law, (c) agrees that service of process made in accordance with clause (a) or (b) or made pursuant to Section 3.24, will constitute good and valid service of process in any Action and (d) waives and agrees not to assert (by way of motion, as a defense, or otherwise) in any Action any claim that service of process made in accordance with clause (a), (b) or (c) does not constitute good and valid service of process.

3.27 Specific Performance. Each of the Parties acknowledges and agrees that the other parties would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached or violated. Accordingly, each of the Parties agrees that, without posting a bond or other undertaking, the other Parties may seek an injunction or injunctions to prevent breaches or violations of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any Action instituted in any court specified in Section 3.26 or in an arbitration proceeding pursuant to Section 3.25. An Action for specific performance as provided herein shall not preclude a Party from pursuing any other remedy to which such Party may be entitled, at law or in equity, in accordance with the terms of this Agreement. Each Party further agrees that, in the event of any Action for specific performance in respect of such breach or violation, it will not assert that the defense that a remedy at law would be adequate provided, however, each Party also agrees that any Party can assert any other defense it may have other than the defense of adequate remedy at law. The provisions of this Section 3.27 shall not apply to any Action based upon any Section of this Agreement where the remedy sought is the payment of money.

3.28 Waiver of Jury Trial. TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW THAT CANNOT BE WAIVED, THE PARTIES HEREBY WAIVE, AND COVENANT THAT THEY WILL NOT ASSERT (WHETHER AS PLAINTIFF, DEFENDANT OR OTHERWISE), ANY RIGHT TO TRIAL BY JURY IN ANY ACTION ARISING IN WHOLE OR IN PART UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY OF THE CONTEMPLATED TRANSACTIONS, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE. THE PARTIES AGREE THAT ANY OF THEM MAY FILE A COPY OF THIS PARAGRAPH WITH ANY COURT AS WRITTEN EVIDENCE OF THE KNOWING, VOLUNTARY AND BARGAINED-FOR AGREEMENT AMONG THE PARTIES IRREVOCABLY TO WAIVE ITS RIGHT TO TRIAL BY JURY IN ANY PROCEEDING WHATSOEVER BETWEEN THEM RELATING TO THIS AGREEMENT OR ANY OF THE CONTEMPLATED TRANSACTIONS AND THAT ANY SUCH TRIAL WILL INSTEAD BE TRIED IN A COURT OF COMPETENT JURISDICTION BY A JUDGE SITTING WITHOUT A JURY.

3.29 Certain Rules of Construction. Except as otherwise explicitly specified to the contrary, (a) references to a Section, Article, Exhibit or Schedule means a Section or Article of, or Schedule or Exhibit to this Agreement, unless another agreement is specified, (b) the word “including” will be construed as “including without limitation,” (c) references to a particular statute or regulation include all rules and regulations thereunder and any predecessor or successor statute, rules or regulation, in each case as amended or otherwise modified from time to time, (d) words in the singular or plural form include the plural and singular form, respectively, (e) references to a particular Person include such Person’s successors and assigns to the extent not prohibited by this Agreement and (f) the words “shall” and “will” will have the same meaning.

3.30 Governing Law. Except as otherwise expressly provided for in this Agreement, this Agreement, the rights of the parties and all Actions arising in whole or in part under or in connection with this Agreement or the negotiation or performance hereof, will be governed by and construed in accordance with the domestic substantive laws of the State of New York, without giving effect to any choice or conflict of law provision or rule that would cause the application of the laws of any other jurisdiction.

3.31 Third Party Beneficiaries. Except as specifically provided herein, all rights, benefits and remedies under this Agreement are solely intended for the benefit of Spectrum and Bayer and no third party shall have any rights whatsoever to (i) enforce any obligation contained in this Agreement; (ii) seek a benefit or remedy for any breach of this Agreement; or (iii) take any other action relating to this Agreement under any legal theory, including but not limited to, actions in contract, tort (including but not limited to negligence, gross negligence and strict liability), or as a defense, setoff or counterclaim to any action or claim brought or made by the parties.

3.32 Assignment. Subject to subsections (a) through (f) below, this Agreement will be binding upon and inure to the benefit of the Parties hereto and their respective successors and permitted assigns, each of which such successors and permitted assigns will be deemed to be a Party hereto for all purposes hereof.

(a) No Party may assign, delegate or otherwise transfer this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other parties.

(b) Notwithstanding subsection (a), each Party, upon providing the other Party written notice, may without the consent of the other Party, (i) assign any or all of its rights and interests hereunder to one or more of its Affiliates, or (ii) designate one or more of its Affiliates to perform its obligations hereunder, in each case, so long as the assigning Party is not relieved of any Liability hereunder and so long as any such Affiliate remains such Party’s Affiliate; provided, however, that such Affiliate assignee(s) provide the other Party with written acknowledgement of and agreement to the assigning party’s obligations under the Agreement that were assigned to it.

(c) Notwithstanding subsection (a), each Party (or its permitted successive assignees or transferees hereunder), upon providing the other Party prior written notice, may without the consent of the other Party, assign or transfer this Agreement as a whole to an entity that succeeds to all or substantially all of the business or assets of such party or in the case of Spectrum, substantially all of the Licensed Products, in each case, so long as the assigning Party is not relieved of any Liability hereunder and such assignment is a Qualified Assignment.

(d) For the purposes of this Agreement, a “Qualified Assignment” means any transaction that (i) is made in compliance with applicable Legal Requirements, including securities, tax and corporation laws; (ii) includes the assignee’s written acknowledgement of and agreement to all of the assigning Party’s obligations under the Agreement; (iii) is made to an assignee that is, and will be after giving effect to the relevant assignment will be, Solvent; (iv) is made to an assignee that is not subject at the time of such assignment to any order, decree or petition providing for (A) the winding-up or liquidation of such Person, (B) the appointment of a receiver over the whole or part of the assets of such Person or (C) the bankruptcy or administration of such Person; and (v) is not a voidable fraudulent conveyance.

(e) Notwithstanding subsections (d)(i) through (v) above, (i) each party may at any time assign its rights, interests and obligations provided for hereunder to any Person by merger or (ii) with the prior written consent of the other Party.

(f) For purposes of this Section 3.32, “Solvent” means, with respect to any Person as on any date of determination, that as of such date, (i) the value of the assets of such Person is greater than the total amount of liabilities (including contingent and unliquidated liabilities) of such Person, (ii) such Person is able to pay all liabilities of such Person as such liabilities mature and (iii) such Person does not have unreasonably small capital. In computing the amount of contingent or unliquidated liabilities at any time, such liabilities shall be computed at the amount that, in light of all the facts and circumstances existing at such time, represent the amount that can reasonably be expected to become an actual or matured liability. In computing the value of the assets of a Person, the value shall be determined in the context of current facts and circumstances affecting such Person.

3.33 Force Majeure.

(a) For the purpose of this Agreement, “Force Majeure” shall mean only (i) acts of God, acts of the public enemy, insurrections, riots, war, sabotage or natural disasters, (ii) strike, work-stoppage or other labor dispute and failure of suppliers, contractors or subcontractors; (iii) explosions, fires, flood damage, or loss of electric power not resulting from the negligence of the Party invoking Force Majeure; (iv) regulatory actions not attributable to any violation of law on the part of Spectrum or Bayer, as the case may be, including regulatory actions applicable to suppliers, contractors and subcontractors, any of (i), (ii), (iii) or (iv) of which, in the case of Spectrum, prevents Spectrum from performing its obligations (including the obligation to pay solely in the event of a banking moratorium) under this Agreement, or, any of (i), (ii) (iii) or (iv) of which, in the case of Bayer, prevents Bayer from performing its obligations under this Agreement; provided that nothing in clause (iv) shall excuse Spectrum or Bayer from complying with Legal Requirements or excuse Spectrum or Bayer from remedying those matters which were capable of remedy by Spectrum or Bayer as appropriate through the application of commercially reasonable efforts prior to the occurrence of the events identified in (iv). The Party experiencing the Force Majeure shall be excused from the performance of each of its obligations under this Agreement upon a Force Majeure, but only to the extent performance of any such obligation is necessarily prevented, hindered or delayed thereby and only during the continuance of any such Force Majeure, and shall have no liability for damages arising from non-performance of any obligation excused by a Force Majeure. The Party suffering such Force Majeure shall invoke this provision by promptly notifying the other Party in writing of the nature and estimated duration of the suspension period, as well as the extent to which it will be unable to fulfill its obligations under this Agreement. Each Party shall be relieved of performance of its obligations under this Agreement during the time when it is prevented from performing by the failure of the other Party to perform its obligations because of any event of Force Majeure.

(b) In the event that Bayer or any of its Affiliates providing any Service or Additional Service suffers a Force Majeure with respect to such Service or Additional Service, Bayer or such Affiliate shall use commercially reasonable efforts to find and utilize alternative facilities, personnel, and resources in continuing to provide such Service or Additional Service. For the avoidance of doubt, (i) this provision shall not require Bayer and its Affiliates to provide such Service or Additional Service where it has previously been performed by an independent third party provider but shall require Bayer and its Affiliates to use commercially reasonable efforts to cause such independent third party providers to commence performance of such Services or Additional Services, and (ii) in no event shall Bayer or any of its Affiliates be required to acquire additional assets, equipment, rights or properties other than in its ordinary course of business.

3.34 Guarantees. Bayer hereby agrees to (i) cause each Bayer Affiliate listed on Exhibit A promptly on or after the date first written above to duly execute and deliver an original copy of Exhibit B to Spectrum and (ii) prior to the time any such Affiliate becomes a party to this Agreement by executing and delivering Exhibit B to Spectrum, cause each such Affiliate to take any and all actions required by such Affiliate under this Agreement, as if such Affiliate was a party hereto. Spectrum hereby agrees to (i) cause each Spectrum Affiliate listed on Exhibit A promptly on or after the date first written above to duly execute and deliver an original copy of Exhibit B to Bayer and (ii) prior to the time any such Affiliate becomes a party to this Agreement by executing and delivering Exhibit B to Bayer, cause each such Affiliate to take any and all actions required by such Affiliate under this Agreement, as if such Affiliate was a party hereto.

* * *

[Signature page follows]

IN WITNESS WHEREOF, the Parties have caused this Transition Services Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first written above.

BAYER PHARMA AG

By:	/s/ Steffen Schröeder
Name:	Steffen Schröeder
Title:	Legal Counsel

By:	/s/ Sven Hauser
Name:	Sven Hauser
Title:	Vice President BHC BH BPA FO

SPECTRUM PHARMACEUTICALS CAYMAN, L.P.

By:	/s/ Abraham N. Oler
Name:	Abraham N. Oler
Title:	Vice President of Operations

Exhibits and schedules to this agreement which do not contain information material to an investment decision or to understanding the terms of this agreement, and which are not otherwise required to be disclosed at this time, have been omitted pursuant to Item 601(b)(2) of Regulation S-K. The registrant undertakes to furnish supplemental copies of any of the omitted exhibits or schedules upon request of the Securities and Exchange Commission.

EXHIBIT B

INVENTORY AGREEMENT

This Inventory Agreement is dated as of April 1, 2012 by and between Spectrum Pharmaceuticals Cayman, L.P. (the “Purchaser”) and Bayer Pharma AG (“Bayer”). Terms capitalized but not defined in this Inventory Agreement are used as defined in the License and Asset Purchase Agreement (the “License Agreement”), dated as of January 23, 2012, between the Purchaser and Bayer.

1. Transfer and Sale of Inventory. Bayer’s and its Affiliates’ rights, title and interest (referred to as “legal title”) in all Inventory intended for sale in the Territory will [***]. In case of physical cross border transfer this is subject to Bayer’s approval which shall not be unreasonably withheld or delayed.

From and after the Closing, Bayer shall sell on behalf of the Purchaser as ordered or directed by the Purchaser any finished goods Inventory in existence at the Closing Date or manufactured thereafter from unfinished goods Inventory existing at the Closing Date, in each case with a minimum shelf life extending to at least [***] (the “Qualified Inventory”) and will use commercially reasonable efforts to sell on behalf of the Purchaser finished goods Inventory that is useable and saleable in the Ordinary Course of Business. Bayer will remit to Purchaser any amounts actually collected by Bayer and its Affiliates (a) from customers (excluding VAT) of the Business with respect to net sales made by Bayer and its Affiliates after the Closing or (b) from Purchaser or its Affiliates at the Turnover Date (defined below). Such remittance shall be made monthly by wire transfer of immediately available funds to an account specified by Purchaser. Bayer may deduct from such payments (with such deductions being taken in the month of the sale, not the month of the collection) the following amounts:

a)	with respect to any Inventory that is so sold, [***];

b)	all Direct Costs (as defined in the Transition Services Agreement) incurred in making the sale of such Inventory (plus [***]) that would otherwise be due and payable to Bayer by Purchaser under the Transition Services Agreement;

c)	any applicable withholding taxes (Section 4.3.5 of the License Agreement applies mutatis mutandis); and

Any costs deducted by Bayer under this paragraph shall not be included in costs Bayer seeks to recover under the Transition Services Agreement.

2. Supplied Inventory. Prior to the Turnover Date, Purchaser will, from time to time, supply additional Inventory to Bayer after the Closing (such Inventory, whether or not labeled or packaged, the “Supplied Inventory”), at no charge such that Bayer or Bayer Affiliate may satisfy its obligations under the Transition Services Agreement and hereunder. In the case of Supplied Inventory supplied by Purchaser prior to the Turnover Date for a country, legal title to Supplied Inventory that would otherwise be obtained by Purchaser and which is designated by Purchaser as being intended for sale in the Territory will [***]. However, Purchaser shall pay actual direct costs of transportation of the product to the designated country. Thereafter, Bayer will remit to Purchaser any cash payments received from any customer when received from such customer for the sale of such product after deducting any amounts provided in b), c) and d) above. For the avoidance of doubt, Bayer shall not be required to sell Supplied Inventory before usable and saleable Qualified Inventory. On the Closing Date and prior to the applicable Turnover Date, Bayer will, and will cause its Affiliates to, keep Purchaser reasonably informed in accordance with the reporting requirements under the Transition Services Agreement of the amount of Inventory they hold that is intended for sale, no less frequently than monthly, and within ten business days after receipt of a written request from Purchaser.

[***]: CONFIDENTIAL PORTIONS OMITTED AND FILED SEPARATELY WITH THE COMMISSION.

3. Turnover Date. Within [***] of the date Purchaser has obtained any authorizations from Governmental Authorities reasonably necessary to sell Licensed Product in a given country but no later than [***] after the Closing Date (the “Turnover Date”) Bayer will, and will cause its Affiliates to, sell to Purchaser or its designated Affiliate (a) all Qualified Inventory, (b) all finished Supplied Inventory (c) Inventory not constituting finished goods in existence at the Closing Date with a minimum shelf life of [***] after the Turnover Date , (the “Other Inventory”) and (d) all Inventory that Purchaser otherwise agrees to purchase, in each case, then held by Bayer or an Affiliate in any such country free and clear of any Encumbrances, other than Permitted Encumbrances, and Purchaser shall purchase such Inventory at the amounts provided in Exhibit B subject to (c) above. Bayer shall, and shall cause its Affiliates, promptly to destroy all Inventory not transferred to Purchaser, unless otherwise agreed in writing. For the avoidance of doubt, all unfinished Supplied Inventory shall be returned to Purchaser at Purchaser’s expense.

4. License Agreement. To ensure that the intent of the parties as set forth in the License Agreement is properly implemented:

•

Paragraphs (e) and (f) in the definition of “Excluded Purchaser Liabilities” will include all Liabilities that are attributable to sales of all Licensed Products and Inventory, including those sales made by Bayer or an Affiliate of Bayer after the Closing for the benefit of Purchaser pursuant to the Transition Services Agreement, the License Agreement, or this Agreement excluding Liabilities Bayer must indemnify a Purchaser Indemnified Person for under the License Agreement or this Agreement;

•

In the event that Bayer is determined by a taxing authority to be liable for income tax, or tax in lieu of income tax such as gross receipts tax, and Bayer and/or its Affiliates did not actually receive the income or gross receipts on which such tax was based, and such tax would not have arisen but for the this Inventory Agreement, then Purchaser shall promptly reimburse Bayer for such tax. Notwithstanding the foregoing, Purchaser shall not reimburse Bayer in connection for any transfer pricing adjustments imposed by taxing authorities that arise from Bayer’s internal transfer pricing.

[***]: CONFIDENTIAL PORTIONS OMITTED AND FILED SEPARATELY WITH THE COMMISSION.

•

All sales of Inventory and Supplied Inventory billed by either Purchaser or Bayer or any of their Affiliates shall be counted for purposes of calculating Net Sales (adjusted as set forth in the definition of “Net Sales”) in the License Agreement.

•

Any Licensed Product sold by Bayer or its Affiliates on behalf of Purchaser or its Affiliates shall be deemed sold by Purchaser. Any returns of such Licensed Product shall be handled in accordance with Section 9.10.4 of the License Agreement.

•

Bayer will maintain adequate insurance coverage of the Inventory in Bayer’s possession for any casualty losses until the Turnover Date. In the case of any casualty or other insured loss of Inventory for which Purchaser has paid Bayer, Bayer will remit to Purchaser any insurance proceeds it receives in respect thereof.

5. Compliance. Bayer and Purchaser acknowledge that, any sales activities conducted after the Closing must comply with Legal Requirements applicable to Purchaser and Bayer.

6. Allocation of Risks Regarding Inventory Sales. This Inventory Agreement is being executed by Bayer as an accommodation for Purchaser and its Affiliates. As a result Purchaser has agreed that, except as set forth below, [***] under the License Agreement, the Ancillary Agreements or otherwise, associated with or arising from Bayer’s and Purchaser’s or their Affiliates’ conduct hereunder with respect to Inventory sales as if Purchaser or its Affiliates had taken legal and physical possession of all Inventory on the Closing Date (or Supplied Inventory prior to the Turnover Date upon delivery of such Inventory to the specified location) and had thereafter sold or otherwise transferred that Licensed Product in its own name excluding Liabilities Bayer must indemnify a Purchaser Indemnified Person for under the License Agreement or this Agreement. The risks and liabilities assumed by Purchaser under this Agreement include but are not limited to risks of [***]. For avoidance of doubt, except as expressly set forth below, the Parties agree that any Liabilities or Loss arising from sales of Licensed Product to third parties by Bayer or any Affiliate of Bayer under the terms of this Inventory Agreement shall be treated as sales by Purchaser for purposes of the License Agreement and all Ancillary Agreements Liabilities Bayer must indemnify a Purchaser Indemnified Person for under the License Agreement or this Agreement. Except as set forth below, Purchaser shall fully indemnify and hold harmless each Bayer Indemnified Person from Bayer’s performance of the activities specified in this Inventory Agreement with respect to Inventory sales. Nothing set forth herein will be deemed to waive Purchaser’s rights to indemnification from Bayer under the License Agreement or an Ancillary Agreement; provided, however, that any Purchaser claim for indemnification from Bayer shall not arise merely because Bayer now acts in the capacity of seller of Licensed Product in accordance with the terms of this Agreement. Further, nothing set forth herein shall require Purchaser to indemnify Bayer for its or its Affiliate’s breach of this Agreement for Bayer’s or its Affiliate’s gross negligence, willful misconduct or criminal act in performance of its obligations under this Agreement.

[***]: CONFIDENTIAL PORTIONS OMITTED AND FILED SEPARATELY WITH THE COMMISSION.

7. Regulatory Matters. Nothing in this Inventory Agreement shall be deemed to restrict or prevent Bayer from taking any action it regards as reasonably necessary to comply with all applicable Legal Requirements, provided that Bayer promptly notifies Purchaser in writing, of such actions. Bayer will not be required to make any filing, present any request, nor to undertake any action or to omit to take any action under this Inventory Agreement with respect to any Governmental Authority in any country, that in Bayer’s judgment, exercised in good faith, would likely have the effect of damaging Bayer’s or Bayer’s Affiliates’ existing or future business reputation or commercial interests in any country.

8. Services to be Provided. Subject to the terms and conditions set forth in this Agreement, during the term of this Agreement, Bayer shall provide to Purchaser the labeling, packaging and shipping services (the “Services”) described in the Transition Services Agreement.

9. Packaging and Labeling.

(a) The Licensed Products shall incorporate the same form and content of all packaging and labeling materials, including all consumer warnings and instructions necessary for each of the Licensed Products in each of the relevant countries, as Bayer was using for each of the Licensed Products prior to the Closing Date.

(b) Purchaser shall bear full legal responsibility for ensuring that the form and content of the specifications for packaging, labeling, consumer warnings and instructions comply with all applicable Legal Requirements and for ensuring the adequacy, appropriateness and safety of the content of the packaging and labeling materials, packaging design, and packaging construction for the users intended, except to the extent otherwise expressly provided in the License Agreement or Ancillary Agreements.

10. Shipments.

(a) All shipments of unpackaged Supplied Inventory to Bayer shall contain the applicable certificates for the necessary batch release by Bayer, issued by the manufacturer.

(b) All packaged Licensed Products shall be delivered to Purchaser FCA (Incoterms) Bayer’s packaging and labeling facility in Velten, Germany at the time that such Licensed Products leave Bayer’s packaging and labeling facility in the hands of the carrier. Notwithstanding such delivery, Bayer will, as a service to Purchaser (to be charged in accordance with this Agreement), arrange for shipment of the Licensed Products at the time and destination specified.

11. Specifications. Purchaser represents and warrants to Bayer that the unpackaged Supplied Inventory delivered to Bayer shall have been manufactured, processed, stored, tested, processed, and otherwise handled at all times in compliance with current Good Manufacturing Practices (“cGMPs”) and other applicable regulations, the Supplied Inventory specifications and the Supplied Inventory standard operating procedures. Purchaser shall maintain, until the later of that period of time required under Legal Requirements or three years all records as are necessary and appropriate to demonstrate compliance with the foregoing sentence. Bayer shall store, package, and otherwise handle the Supplied Inventory at all times in compliance with current cGMPs and other applicable regulations, and the applicable Supplied Inventory specifications and the applicable Supplied Inventory standard operating procedures. Bayer shall maintain, until the later of that period of time required under Legal Requirements or three years all records as necessary and appropriate to demonstrate compliance with the foregoing sentence.

12. Risk of Loss. Risk of loss for unpackaged Supplied Inventory in transit to Bayer shall lie with the Purchaser. Risk of loss for the Supplied Inventory due to casualty, spoilage, loss, theft, fire, damage or destruction after shipment is delivered to Bayer at the Bayer packaging and labeling facility in Velten, Germany shall be borne by Bayer. For clarity, Bayer shall be responsible for the replacement cost of any such lost Supplied Inventory for which Bayer bears the risk of loss less up to five percent of replacement costs attributable to product losses arising in the ordinary course of labeling and packaging activities. Risk of loss for the packaged Supplied Inventory shall lie with Purchaser after the Supplied Inventory leaves Bayer’s packaging and labeling facilities. In accordance with current practice, Bayer will acquire title to the quantity of unpackaged Supplied Inventory as necessary to perform the Services hereunder, and title shall pass back to Purchaser on delivery of the packaged Supplied Inventory as described above.

13. Compliance with Regulations. Bayer shall perform, and shall cause its Affiliates to perform all Services in compliance with all permits and licenses of any Governmental Authority having jurisdiction over the matter or matters in question and any applicable Legal Requirements and will, at its expense, maintain all permits and licenses it currently holds (that are not transferred to Purchaser under the License Agreement) which are necessary to perform such Services. If additional permits or licenses (or new permits or licenses in the case of replacing permits and licenses transferred to Purchaser under the License Agreement) become necessary for Bayer solely to provide any Services, Bayer shall promptly inform Purchaser of the need for such permit or license and Bayer’s total cost for obtaining same. Purchaser shall promptly elect whether to bear such cost. Bayer may suspend the Service during the time such permit or license is not held by Bayer. If Purchaser elects not to bear such costs Bayer, in its sole discretion, may discontinue the Services. Purchaser shall comply with all applicable Legal Requirements and Regulatory Approvals. Subject to the terms and conditions of the License Agreement, Purchaser is solely responsible for obtaining all necessary Regulatory Approvals with respect to the packaged Licensed Products. Bayer is assuming no additional responsibility or obligation relating to compliance with regulatory requirements as a consequence of performing the Services under this Agreement. “Regulatory Approvals” shall mean all licenses, approvals, permissions, or consents of any Governmental Authority required for the manufacture, processing, inspection, testing, packaging, storage, transport, distribution or sale of the Licensed Products.

14. Termination. If either Party commits a material breach or violation of any material provision of this Agreement, and such breach or violation is not cured within sixty (60) days after receiving written notice thereof from the other Party, the non-breaching Party may, at its option, terminate this Agreement by written notice to the breaching Party. If the allegedly breaching Party disputes the existence of such breach, this Agreement may not be terminated by the non-breaching Party (except with respect to the Service to which the dispute relates) until the existence of such breach is resolved in accordance with the terms and conditions of the License Agreement; provided, however, if Purchaser’s breach is the failure to pay when due any amount hereunder after a ten business day notice and cure period, Bayer may immediately stop providing the Services while the breach continues, and if Bayer’s breach is the failure to provide the Services after a ten (10) business day notice and cure period, Purchaser may immediately stop paying for that Service while the breach continues.

15. Indemnification with Respect to Services. Purchaser hereby agrees to save, defend and hold each Bayer Indemnified Person harmless from and against any and all Losses arising from or relating to (a) any material breach by Purchaser of its obligations with respect to Services under this Agreement, (b) any claim, suit or action asserted by any person or entity unaffiliated with Bayer or its Affiliates (i) in connection with the Services provided hereunder unless and then only to the extent that the claim, suit or action is related to a material breach of this Agreement by Bayer, or any Affiliate of Bayer or third party providing Services hereunder or (ii) related to the use, sale or delivery of any Product to any third party except to the extent Purchaser is entitled to indemnification therefor or Liability is otherwise expressly allocated under this Agreement, the License Agreement or another Ancillary Agreement.

Bayer hereby agrees to save, defend and hold each Purchaser Indemnified Person harmless from and against any and all Losses arising from or relating to (a) any material breach by Bayer of its obligations with respect to Services under this Agreement or (b) any claim, suit or action asserted by any person or entity unaffiliated with the Purchaser to the extent based upon the gross negligence, willful misconduct, intentional tort or criminal act by Bayer or any Affiliate in connection with the Services provided hereunder. For the avoidance of doubt, neither Party must indemnify the other Party for any Losses to the extent such Losses arises out of the other Party’s breach, gross negligence or willful misconduct.

Any Losses hereunder shall be counted toward the amounts set forth in Sections 14.1.2 and 14.2.2 of the License Agreement.

16. Third Party Claims.

(a) Notice of Claim. If any third party notifies an Indemnified Party with respect to any matter (a “Third Party Claim”) that may give rise to an Indemnified Claim against an Indemnifying Party under Section 15, then the Indemnified Party will promptly give written notice to the Indemnifying Party; provided, however, that no delay on the part of the Indemnified Party in notifying the Indemnifying Party will relieve the Indemnifying Party from any obligation under Section 15, except to the extent such delay actually and materially prejudices the Indemnifying Party.

(b) Assumption of Defense, etc. The Indemnifying Party will be entitled to participate in the defense of any Third Party Claim (including a claim for Taxes) that is the subject of a notice given by the Indemnified Party pursuant to Section 16(a). In addition, the Indemnifying Party will have the right to defend the Indemnified Party against the Third Party Claim with counsel of its choice reasonably satisfactory to the Indemnified Party so long as (i) the Indemnifying Party gives written notice to the Indemnified Party within fifteen (15) calendar days after the Indemnified Party has given notice of the Third Party Claim that the Indemnifying Party will indemnify the Indemnified Party from and against the entirety of any and all Losses the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third Party Claim; (ii) the Third Party Claim involves only money damages and does not seek an injunction or other equitable relief against the Indemnified Party; (iii) the Indemnified Party has not been advised by counsel that an actual or potential conflict exists between the Indemnified Party and the Indemnifying Party in connection with the defense of the Third Party Claim; (iv) the Third Party Claim does not relate to or otherwise arise in connection with Taxes or any criminal or regulatory enforcement Action; (v) settlement of an adverse judgment with respect to or the Indemnifying Party’s conduct of the defense of the Third Party Claim is not, in the good faith judgment of the Indemnified Party, reasonably likely to be materially adverse to the Indemnified Party’s reputation or continuing business interests (including its relationships with current or potential customers, suppliers or other parties material to the conduct of its business); and (vi) the Indemnifying Party conducts the defense of the Third Party Claim actively and diligently. The Indemnified Party may retain separate co-counsel at its sole cost and expense and participate in the defense of the Third Party Claim; provided, however, that the Indemnifying Party will pay the fees and expenses of separate co-counsel retained by the Indemnified Party that are incurred prior to Indemnifying Party’s assumption of control of the defense of the Third Party Claim.

(c) Limitations on Indemnifying Party. The Indemnifying Party will not consent to the entry of any judgment or enter into any compromise or settlement with respect to the Third Party Claim without the prior written consent of the Indemnified Party unless such judgment, compromise or settlement (i) provides for the payment by the Indemnifying Party of money as sole relief for the claimant; (ii) results in the full and general release of each Indemnified Party from all liabilities arising or relating to, or in connection with, the Third Party Claim; and (iii) involves no finding or admission of any violation of Legal Requirements or the rights of any Person and no effect on any other claims that may be made against the Indemnified Party. Notwithstanding any provision to the contrary in Section 16(a) and 16(b), Bayer shall have the full and unrestricted right to defend, with counsel of its own choosing, any Action and negotiate and settle any Action initiated against it by any Governmental Authority which may in Bayer’s judgment, exercised in good faith, materially affect operations and activities of Bayer beyond the Business, even though such defense or settlement may or will also affect the Business, provided, however, that, if permitted by applicable Legal Requirements, Bayer notifies Spectrum of any such Action, keeps Spectrum apprised of material developments with respect to such Action and consults with Spectrum regarding such Action from time to time and nothing in this sentence excuses Bayer from performing its obligations under this Agreement, the License Agreement or the other the Ancillary Agreements.

(d) Indemnified Party’s Control. If the Indemnifying Party does not deliver the notice contemplated by clause (i) of Section 16(b) within fifteen (15) calendar days after the Indemnified Party has given notice of the Third Party Claim, or otherwise at any time fails to conduct the defense of the Third Party Claim actively and diligently, the Indemnified Party may defend and may consent to the entry of any judgment or enter into any compromise or settlement with respect to, the Third Party Claim in any manner it may deem appropriate (and the Indemnified Party need not consult with, or obtain any consent from, the Indemnifying Party in connection therewith). If such notice is given on a timely basis and the Indemnifying Party conducts the defense of the Third Party Claim actively and diligently but any of the other conditions in Section 16(b) is or becomes unsatisfied, the Indemnified Party may defend, and may consent to the entry of any judgment or enter into any compromise or settlement with respect to, the Third Party Claim; provided, however, that the Indemnifying Party will not be bound by the entry of any such judgment consented to, or any such compromise or settlement effected, without its prior written consent (which consent will not be unreasonably withheld or delayed). In the event that the Indemnified Party conducts the defense of the Third Party Claim pursuant to this Section 16(d), the Indemnifying Party will (a) advance the Indemnified Party promptly and periodically for the costs of defending against the Third Party Claim (including reasonable attorneys’ fees and expenses) and (b) remain responsible for any and all other Losses that the Indemnified Party may incur or suffer resulting from, arising out of, relating to, in the nature of or caused by the Third Party Claim to the fullest extent provided hereunder.

(e) Consent to Jurisdiction Regarding Third Party Claim. Spectrum and Bayer, each in its capacity as an Indemnifying Party, hereby consents to the non-exclusive jurisdiction of any court in which any Third Party Claim may be brought against any Indemnified Party for purposes of any claim which such Indemnified Party may have against such Indemnifying Party pursuant to this Agreement in connection with such Third Party Claim, and in furtherance thereof, the provisions of Section 16.12 of the License Agreement are incorporated herein by reference, mutatis mutandis.

17. Exclusive Remedies. FROM AND AFTER THE CLOSING, AND EXCEPT AS SET FORTH IN SECTION 16.13 OF THE LICENSE AGREEMENT, THE INDEMNIFICATION PROVISIONS PROVIDED HEREIN SHALL BE THE SOLE AND EXCLUSIVE REMEDIES OF THE PARTIES FOR RESOLUTION OF THE MATTERS SPECIFIED IN SECTION 15, EXCEPT FOR INDEMNIFICATION RELATED TO A PARTY’S (A) FRAUD OR (B) CRIMINAL ACTS.

18. Limitation of Liability. NEITHER PARTY SHALL BE LIABLE TO THE OTHER FOR ANY CLAIMS FOR CONSEQUENTIAL, INCIDENTAL, PUNITIVE, BUSINESS INTERRUPTION, EXEMPLARY OR INDIRECT DAMAGES, ARISING UNDER STATUTE, IN TORT OR CONTRACT. THE FOREGOING LIMITATION WILL NOT APPLY TO LIMIT EITHER PARTY’S LIABILITY WITH RESPECT TO (A) A THIRD PARTY CLAIM, (B) FRAUD OR (C) GROSS NEGLIGENCE, WILLFUL MISCONDUCT OR CRIMINAL ACTS. NEITHER PARTY SHALL HAVE ANY LIABILITY FOR LOST PROFITS EXCEPT TO THE EXTENT EXPRESSLY PROVIDED UNDER THE LICENSE AGREEMENT.

19. Disclaimer. EACH PARTY MAKES NO REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, OTHER THAN THOSE EXPRESSLY MADE IN THIS AGREEMENT. ALL OTHER WARRANTIES, EXPRESS OR IMPLIED, INCLUDING, WITHOUT LIMITATION, THE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE, ARE HEREBY DISCLAIMED.

20. Time for Claims. Claims for indemnification shall be governed by the applicable statute of limitations. No claim for Loss by Purchaser shall be deemed to have survived, and shall be deemed waived, if written notice has not been provided to Bayer within six (6) months of actual knowledge of such Loss by the Purchaser individuals set forth on Schedule 20A. No claim for Loss by Bayer shall be deemed to have survived, and shall be deemed waived, if written notice has not been provided to Purchaser within six (6) months of actual knowledge of such Loss by the Bayer individuals set forth on Schedule 20B. For avoidance of doubt, claims will be deemed to have been made within the survival period if a reasonably complete description of the claim based upon the facts available at the time is presented by the party seeking indemnification to the Indemnifying Party within the specified time period herein.

21. Term. The obligations of Bayer and its Affiliates to sell Licensed Products as described above shall terminate as of the Turnover Date.

22. Miscellaneous.

A breach of this Inventory Agreement that remains uncured for more than sixty (60) days after receiving written notice thereof from the other Party shall be treated as a breach of the License Agreement.

This Inventory Agreement will automatically terminate upon termination of the License Agreement or the Transition Services Agreement.

In the event of the expiration or termination of this Agreement, this Agreement will have no further force and effect and all other rights and Liabilities of the parties hereunder will terminate without any Liability of any party to any other party, except for Liabilities arising in respect of breaches under this Agreement by any party arising on or prior to the termination date.

Section 16 of the License Agreement shall apply to this Inventory Agreement.

Except as otherwise provided herein, the terms and conditions of the Transition Services Agreement shall apply to this Inventory Agreement.

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IN WITNESS WHEREOF, the Parties have caused this Inventory Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first written above.

BAYER PHARMA AG

By:	/s/ Steffen Schröeder
Name:	Steffen Schröeder
Title:	Legal Counsel

By:	/s/ Sven Hauser
Name:	Sven Hauser
Title:	Vice President BHC BH BPA FO

SPECTRUM PHARMACEUTICALS CAYMAN, L.P.

By:	/s/ Abraham N. Oler
Name:	Abraham N. Oler
Title:	Vice President of Operations

Exhibits and schedules to this agreement which do not contain information material to an investment decision or to understanding the terms of this agreement, and which are not otherwise required to be disclosed at this time, have been omitted pursuant to Item 601(b)(2) of Regulation S-K. The registrant undertakes to furnish supplemental copies of any of the omitted exhibits or schedules upon request of the Securities and Exchange Commission.